Exhibit 2.1

EXECUTION COPY

TRANSACTION AGREEMENT AND PLAN OF MERGER

among

VIDARA THERAPEUTICS HOLDINGS LLC,

VIDARA THERAPEUTICS INTERNATIONAL LTD.,

HORIZON PHARMA, INC.,

HAMILTON HOLDINGS (USA), INC.

and

HAMILTON MERGER SUB, INC.

Dated as of March 18, 2014

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(continued)

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(continued)

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(continued)

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(continued)

SCHEDULE 1 – REORGANIZATION STEPS

SCHEDULE 2 – ILLUSTRATIVE WORKING CAPITAL

EXHIBIT A – REGISTRATION RIGHTS AGREEMENT

EXHIBIT B – TEMPORARY ESCROW AGREEMENT

EXHIBIT C – MEMORANDUM AND ARTICLES OF ASSOCIATION

BUYER DISCLOSURE SCHEDULE

VIDARA DISCLOSURE SCHEDULE

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TRANSACTION AGREEMENT AND PLAN OF MERGER

This TRANSACTION AGREEMENT AND PLAN OF MERGER is made as of March 18, 2014, by and among VIDARA THERAPEUTICS HOLDINGS LLC, a Delaware limited liability company (“Holdings”), VIDARA THERAPEUTICS INTERNATIONAL LTD., an Irish private limited company (“Vidara”), HAMILTON HOLDINGS (USA), INC., a Delaware corporation and an indirect wholly-owned subsidiary of Vidara (“U.S. HoldCo”), HAMILTON MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of U.S. HoldCo (“Merger Sub”), and HORIZON PHARMA, INC., a Delaware corporation (“Buyer”). Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, Holdings is the sole shareholder of each of Vidara and Vidara Therapeutics, Inc., a Delaware corporation (“Vidara U.S.”);

WHEREAS, Holdings and Buyer desire to combine the business of Buyer with the business of Vidara and its Subsidiaries, and Vidara U.S., upon the terms and subject to the conditions set forth in this Agreement, through (a) effectuation by the Vidara Companies prior to the Closing (as defined below) of the restructuring described in Schedule 1 hereto (the “Reorganization”), and (b) the merger of Merger Sub with and into Buyer (the “Merger”), with Buyer as the surviving corporation in the Merger as a wholly-owned, indirect subsidiary of Vidara (as such, the “Surviving Corporation”) (the steps outlined in clauses (a) and (b), including the Reorganization and the Merger, and the other transactions contemplated by this Agreement, being collectively referred to as the “Transactions”) in connection with which Vidara will recapitalize, change its name to Horizon Pharma plc and become a NASDAQ listed company;

WHEREAS, as a result of the Merger, at the Effective Time, the Buyer Common Stock will be converted into Vidara Ordinary Shares, as more fully described in this Agreement;

WHEREAS, (a) the board of directors of Buyer has determined that the Merger and this Agreement are advisable, fair to and in the best interests of its stockholders and has approved and adopted this Agreement and approved the Merger, (b) the Board of Managers of Holdings and Members of Holdings holding in excess of seventy-five percent (75%) of the outstanding Series A Preferred Units of Holdings have approved the Merger and the other transactions contemplated by this Agreement, (c) the board of directors of Vidara has determined that the Transactions and this Agreement are advisable, fair to and in the best interests of Vidara’s shareholders and has approved the Transactions and approved and adopted this Agreement, (d) the board of directors of Merger Sub has determined that the Merger and this Agreement are advisable, fair to and in the best interests of its stockholders and has approved the Merger and approved and adopted this Agreement and plan of merger and the Merger described herein, and (e) Vidara, which will be the ultimate parent company of U.S. HoldCo and Merger Sub following completion of the Reorganization, has approved and adopted this Agreement and the Merger;

WHEREAS, in order to induce the Parties to enter into this Agreement and to consummate the Transactions, in connection with the execution of this Agreement, (a) Vidara will be entering into a Registration Rights Agreement with Holdings and the Members of Holdings (the “Vidara Rights Parties”) substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), and (b) certain employees of the Vidara Companies have entered into Retention Agreements with Vidara (or one of its Subsidiaries) and Buyer to be effective as of the Closing; and

WHEREAS, concurrently herewith, certain Buyer Stockholders have entered into voting agreements with Buyer and Holdings pursuant to which they have agreed to vote their Buyer Shares in favor of the Merger (the “Voting Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“Acceleration Letter” shall have the meaning set forth in Section 7.7.

“Action” shall mean any claim, action, suit, audit, assessment, arbitration or proceeding by or before any Governmental Authority.

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person, through one or more intermediaries or otherwise; provided, however, that such Person shall be deemed an Affiliate for only so long as such control exists. For purposes of this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Agreement, including the Disclosure Schedules and all other exhibits and schedules hereto, as it and they may be amended from time to time.

“Alternative Financing” shall have the meaning set forth in Section 5.20(a).

“Antitrust Law” shall have the meaning set forth in Section 5.9(b).

“Automatic Resale Registration Statement” shall have the meaning set forth in Section 7.7.

“Bribery Act” shall mean the United Kingdom Bribery Act 2010.

“Bribery Legislation” shall mean all and any of the following: the United States Foreign Corrupt Practices Act of 1977; the U.S. Travel Act as set forth in 18 U.S. Code § 1952; the U.S. Domestic Bribery Statute as set forth in 18 U.S. Code § 201; the Organization For Economic Co-

operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which the Vidara Companies or Buyer operates, including, but not limited to the Republic of Ireland, as applicable.

“Business” shall mean the business of the Vidara Companies as presently conducted.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in Ireland or the State of New York are authorized or required by law or other action of a Governmental Authority to close.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer 401(k) Plan” shall have the meaning set forth in Section 5.11(f).

“Buyer Alternative Proposal” shall mean any bona fide proposal or bona fide offer made by any Person for (i) the acquisition of the Buyer by merger, tender offer or other business combination transaction; (ii) the acquisition, lease or license by any person of any assets (including equity securities of Subsidiaries of Buyer) or businesses that constitute or contribute 25% or more of Buyer’s and its Subsidiaries’ consolidated revenue, net income or assets and measured, in the case of assets, by either book value or fair market value; or (iii) any other merger, business combination, consolidation, share exchange, recapitalization or similar transaction involving the Buyer as a result of which the holders of Buyer Shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof, in each case, provided that the consummation of the transactions contemplated by such proposal or offer are conditioned on the termination of the Transactions.

“Buyer Average Share Price” shall mean, in respect of a particular period, the average closing price of Buyer’s common stock on NASDAQ over such period.

“Buyer Benefit Plan” shall mean each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Buyer or any of its Subsidiaries.

“Buyer Board” shall mean the board of directors of the Buyer.

“Buyer Book Entry Shares” shall have the meaning set forth in Section 2.9(b).

“Buyer Capitalization Date” shall have the meaning set forth in Section 4.2(a).

“Buyer Certificate and By-Laws” shall have the meaning set forth in Section 4.1(b).

“Buyer Certificates” shall have the meaning set forth in Section 2.9(b).

“Buyer Change of Recommendation” shall have the meaning set forth in Section 5.7(c).

“Buyer Common Stock” shall have the meaning set forth in Section 4.2(a).

“Buyer Designated Contacts” shall have the meaning set forth in Section 5.1(b).

“Buyer Disclosure Schedule” shall mean the Disclosure Schedule delivered by Buyer to Holdings on the date of this Agreement.

“Buyer Financial Advisor” shall mean Citigroup Global Markets Inc.

“Buyer Financial Statements” shall have the meaning set forth in Section 4.5(b).

“Buyer Fundamental Representations” shall mean the representations and warranties of Buyer contained in Sections 4.1(a), 4.2, 4.3, 4.15, 4.17 and 4.18.

“Buyer Material Adverse Effect” shall mean a change, event or occurrence that has, or that would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of Buyer and its Subsidiaries, taken as a whole or (b) the ability of Buyer to perform, in a timely manner, any of its material covenants or material obligations required to be performed at or prior to the Effective Time under this Agreement or any Related Agreement or to consummate the Transactions; provided, that in determining whether there has been a Buyer Material Adverse Effect under clause (a) above, any change, event or occurrence principally attributable to, arising out of, or resulting from any of the following shall be disregarded: (i) general economic, business, industry or credit, financial or capital market conditions (whether in the United States or internationally), including conditions affecting generally the industries served by Buyer and its Subsidiaries; (ii) the taking of any action specifically required by this Agreement or the Related Agreements; (iii) the announcement of this Agreement or pendency of the Merger; (iv) the taking of any action with the written approval of Holdings; (v) pandemics, earthquakes, tornados, hurricanes, floods and acts of God; (vi) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof; (vii) any changes in applicable Laws, regulations or accounting rules, including GAAP or interpretations thereof, or any changes in the interpretation or enforcement of any of the foregoing; or (viii) the failure by Buyer or any of its Subsidiaries to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (provided that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Buyer Material Adverse Effect); provided, further, that any change, event or occurrence referred to in clauses (i), (v), (vi), or (vii) immediately above shall be taken into account in determining whether a Buyer Material Adverse Effect has occurred to the extent that such change, event or occurrence has a disproportionate effect on Buyer and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Buyer and its Subsidiaries conduct their businesses.

“Buyer Material Contracts” shall have the meaning set forth in Section 4.7(a).

“Buyer Options” shall mean options to acquire Buyer Shares granted pursuant to the Buyer Share Plans.

“Buyer Proxy Statement” shall have the meaning set forth in Section 5.15(a).

“Buyer Recommendation” shall mean the recommendation of the Buyer Board that the Buyer Stockholders vote in favor of the approval of this Agreement and the approval of the Merger.

“Buyer Reserve Capitalization Date” shall have the meaning set forth in Section 4.2(a).

“Buyer SEC Reports” shall have the meaning set forth in Section 4.5(a).

“Buyer Share Award” shall mean any share awards of Buyer granted under the Buyer Share Plans other than Buyer Options.

“Buyer Share Plans” shall mean Buyer’s 2005 Stock Plan, 2011 Equity Incentive Plan (including all amendments to the 2011 Equity Incentive Plan approved by the Buyer Board prior to the execution of this Agreement), 2011 Employee Stock Purchase Plan and any other equity plans that have been approved by the Buyer Board and the Buyer Stockholders prior to the Effective Time in accordance with this Agreement.

“Buyer Shares” shall have the meaning set forth in Section 4.2(a).

“Buyer Stockholders” shall mean the holders of Buyer Shares.

“Buyer Stockholder Approval” shall have the meaning set forth in Section 5.16(a).

“Buyer Stockholder Meeting” shall have the meaning set forth in Section 5.16(a).

“Buyer Superior Proposal” shall mean an unsolicited written bona fide Buyer Alternative Proposal made by any Person that the Buyer Board determines in good faith (after consultation with Buyer’s financial advisors and outside legal counsel) is (i) likely to be consummated in accordance with its terms, (ii) more favorable from a financial point of view to the Buyer Stockholders than the transactions contemplated by this Agreement, taking into account the long term value of the strategic combination contemplated by this Agreement and any revisions to the terms of the transaction contemplated by this Agreement proposed by Holdings in respect of such Buyer Alternative Proposal (in accordance with Section 5.7 to this Agreement), and (iii) fully financed, in each case, taking into account the Person making the Buyer Alternative Proposal and all of the financial, regulatory, legal and other aspects of such proposal (it being understood that, for purposes of the definition of Buyer Superior Proposal, references to “25%” and “75%” in the definition of Buyer Alternative Proposal shall be deemed to refer to “80%” and “20%”, respectively).

“Buyer Warrants” shall have the meaning set forth in Section 4.2(a).

“Cash” shall mean the aggregate amount of cash, cash equivalents, marketable securities and instruments and deposits of the Vidara Companies, including checks and payments in transit but excluding any checks, drafts and wires that have been sent but not yet deducted from cash.

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Change in Circumstance” shall mean any material event, material development or material change in circumstances with respect to Buyer that (a) was neither known to the Buyer Board nor reasonably foreseeable as of or prior to the date of this Agreement nor known by an executive officer of Buyer nor reasonably foreseeable as of or prior to the date of this Agreement and (b) does not relate to (i) any Buyer Alternative Proposal, (ii) any events, developments, or changes in circumstance relating to Holdings or any of the Vidara Companies, or (iii) changes after the date of this Agreement in the market price or trading volume of the Buyer Shares (however, the underlying reasons for such events may constitute such material event, material development or material change in circumstances).

“Closing” shall mean the consummation of the transactions contemplated herein.

“Closing Cash” shall mean, as of 12:01 am (Eastern Time) on the Closing Date, the aggregate amount of Cash of the Vidara Companies.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Closing Date Statement” has the meaning specified in Section 2.11(b).

“Closing Interest Bearing Indebtedness” shall mean the amount required to repay all outstanding Interest Bearing Indebtedness as of the close of business on the Closing Date, but without giving effect to the Financing.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment Letter” shall have the meaning set forth in Section 4.20.

“Companies Acts” shall mean the Companies Acts 1963 to 2013 of Ireland and every other enactment which is to be read together with any of those Acts.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of January 22, 2014, by and between Vidara and Buyer relating to the transactions contemplated hereby.

“Contamination” shall mean the presence of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media to an extent that any Response Action is legally required by any Governmental Authority under any Environmental Law with respect to such presence of Hazardous Substances.

“Contract” shall mean any agreement, contract, obligation, promise, commitment or undertaking.

“Convertible Notes Indenture” shall mean that certain Indenture, dated as of November 22, 2013, between Buyer and U.S. Bank National Association, as trustee, as amended, supplemented or otherwise modified from time to time.

“D&O Indemnitee” and “D&O Indemnitees” shall have the meaning set forth in Section 5.13(a).

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Disclosure Schedule” shall mean the Buyer Disclosure Schedule or the Vidara Disclosure Schedule, as the context requires.

“DOJ” shall have the meaning set forth in Section 5.9(b).

“Effective Time” shall have the meaning set forth in Section 2.3.

“Environmental Law” shall mean any federal, state or local statute, order, regulation, Law or ordinance pertaining to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such Laws, each as in existence on the date hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean Citibank N.A., or another financial institution designated by Holdings and Buyer.

“Estimated Cash” shall have the meaning set forth in Section 2.8.

“Estimated Cash Consideration” shall have the meaning set forth in Section 2.7(c)(i).

“Estimated Closing Interest Bearing Indebtedness” shall have the meaning set forth in Section 2.8.

“Estimated Holdings’ Transaction Expenses” shall have the meaning set forth in Section 2.8.

“Estimated Working Capital” shall have the meaning set forth in Section 2.8.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.9(a).

“Exchange Fund” shall have the meaning set forth in Section 2.9(a).

“Existing D&O Policy” shall have the meaning set forth in Section 5.13(b).

“Expense Reimbursement Amount” shall have the meaning set forth in Section 8.4(c).

“FCPA” shall mean United States Foreign Corrupt Practices Act of 1977, as amended.

“FDA” shall have the meaning set forth in Section 3.13(b).

“FDCA” shall have the meaning set forth in Section 3.13(b).

“February Bonus Agreements” shall mean the agreements between Vidara U.S. and the employees of Vidara U.S. set forth on Section 1.1 of the Vidara Disclosure Schedule, dated February 4, 2014 regarding a potential sale of Vidara U.S. and a special one-time bonus.

“Final Cash” shall have the meaning set forth in Section 2.11(d).

“Final Cash Consideration” shall have the meaning set forth in Section 2.11(a).

“Final Closing Date Statement” shall have the meaning set forth in Section 2.11(d).

“Final Closing Interest Bearing Indebtedness” shall have the meaning set forth in Section 2.11(d).

“Final Holdings’ Transaction Expenses” shall have the meaning set forth in Section 2.11(d).

“Final Working Capital” shall have the meaning set forth in Section 2.11(d).

“Financial Statements” shall mean the following:

A. the audited consolidated financial statements of Holdings and the Vidara Companies as of December 31, 2012 and December 31, 2013 (including all notes thereto) which are included in the Vidara Disclosure Schedule consisting of the consolidated balance sheet at such date and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for the fiscal years then ended; and

B. the unaudited consolidated financial statements of Holdings and the Vidara Companies as of January 31, 2014, which are included in the Vidara Disclosure Schedule, consisting of the consolidated balance sheet at such date and the related consolidated statements of earnings and cash flows for the one-month period then ended.

“Financing” shall have the meaning set forth in Section 4.20.

“Financing Sources” shall mean the entities that have committed to provide or otherwise entered into agreements in connection with the Financing, including the lenders and other parties (other than the Buyer) to the Commitment Letter, and any joinder agreements, credit agreements, indentures or other definitive documentation relating to the Financing, together with their Affiliates and their and their Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“FTC” shall have the meaning set forth in Section 5.9(b).

“GAAP” shall mean U.S. generally accepted accounting principles.

“Good Manufacturing Practices” shall mean current good manufacturing practices, as set forth in 21 C.F.R. Parts 210 and 211.

“Governmental Authority” shall mean any U.S., Irish, state, local or foreign governmental, regulatory or administrative body, agency or authority, any court or judicial authority or arbitration tribunal, whether national, federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable law, statute, regulation, order or decree.

“Governmental Order” shall mean any order, writ, decision, judgment, injunction, decree, settlement, stipulation, determination or award issued or entered by or with any Governmental Authority.

“Hazardous Substance” shall mean (a) petroleum, any petroleum-based product and any hazardous, toxic or radioactive substance, material or waste as such terms are defined, listed or regulated under any Environmental Law; (b) any flammable explosives, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls; (c) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; and (d) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Authority under any Environmental Law.

“Holdings” shall have the meaning set forth in the preamble.

“Holdings Cash Out Amount” shall mean US$200,000,000.

“Holdings Designee” shall have the meaning set forth in Section 2.6(a).

“Holdings Members” shall mean the members of Holdings from time to time.

“Holdings’ Transaction Expenses” shall mean any and all transaction fees and expenses incurred or payable by or on behalf of any of the Vidara Companies or, to the extent any of the Vidara Companies has or could reasonably have any liability therefor, by Holdings, in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, including (i) those of all investment bankers, attorneys, accountants, actuaries, consultants, experts or other professionals, if any, engaged by or on behalf of Holdings or any of the Vidara Companies in connection with this Agreement and the transactions contemplated hereby; (ii) payment by Holdings or any of the Vidara Companies of any management change of control, sale or retention bonus or similar amounts in connection with the transactions contemplated by this Agreement, including all amounts payable (whether contingent or otherwise) pursuant to the February Bonus Agreements (including all applicable Taxes with respect to such amounts), but excluding all amounts owing pursuant to or in relation to the Retention Agreements; (iii) any amounts owed by Holdings or any Vidara Company in respect of any change-of-control or similar payment or increased cost which is triggered in whole or in part by the Transactions (including all applicable Taxes with respect to such amounts); (iv) the aggregate amount of severance benefit payments payable to Dr. Virinder Nohria or any other Vidara Service Provider whose employment or service terminates for any reason following the date of this Agreement and prior to or upon the Closing (each a “Terminated Vidara Employee”), including any severance benefits scheduled to be paid to a Terminated Vidara Employee following termination of employment or following the Closing pursuant to the terms of any Contract with a Terminated Vidara Employee (including all applicable Taxes with respect to such amounts); (v) any matching or other employer contributions required to be made to the Oasis Retirement Savings Plan by Holdings or any of the Vidara Companies; (vi) any amounts paid or payable in respect of claims that any equity securities or other awards issued by Holdings are convertible, exchangeable or redeemable for equity securities in any Vidara Company or a right to receive cash or other property from any Vidara Company; and (vii) any other amounts payable by Holdings or any of the Vidara Companies in connection with the consummation of the Transactions, but excluding, in all cases, all fees, expenses and other amounts that this Agreement specifically states will be paid or borne by Buyer. For the avoidance of doubt, any transfer, documentary, sales, use, stamp, registration and similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated hereby shall not be considered Holdings’ Transaction Expenses and shall be borne by Buyer pursuant to Section 5.14(d).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Initial Closing Date Statement” shall have the meaning set forth in Section 2.8.

“Intellectual Property” shall mean any of the following: (i) patents and patent applications; (ii) registered and unregistered trademarks, service marks and trade names, pending trademark and service mark registration applications and intent-to-use registrations or similar reservations of marks; (iii) registered and unregistered copyrights and applications for registration of copyrights; (iv) internet domain names; (v) trade secrets, know how and other similar proprietary rights; and (vi) rights in computer software (excluding unmodified, commercially-available software).

“Interest Bearing Indebtedness” shall mean, with respect to any Vidara Company, and without duplication, (a) any obligation of such Person for borrowed money (or issued in substitution for or exchange of indebtedness for borrowed money), including any accrued and unpaid interest and any prepayment penalties or premium, whether or not reflected on the face of the balance sheet contained in the financial statements of such Person; (b) any indebtedness of the Vidara Companies evidenced by a loan agreement, credit agreement, promissory note, bond, debenture, line of credit or other debt security; (c) any amounts drawn by any Vidara Company pursuant to outstanding letters of credit; (d) all liabilities of Vidara or any of its Subsidiaries for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business) or the acquisition of a business or portion thereof (including any “earn out” or similar payments or obligations at the maximum amount payable in respect thereof); and (e) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date, provided, that, Interest Bearing Indebtedness will exclude (i) all letters of credit and similar instruments to the extent not drawn as of the Closing; (ii) any capital, operating or other lease obligations; (iii) all intercompany indebtedness, obligations or liabilities between Vidara and any of its Subsidiaries or between on or more of Vidara’s Subsidiaries (excluding, for the avoidance of doubt, any intercompany indebtedness payable by Vidara or any of its Subsidiaries to Holdings); (iv) all derivative, hedging, swap and similar obligations and liabilities; and (v) the Intermune Earnout Amount.

“Intermune” shall mean Intermune, Inc., a Delaware corporation.

“Intermune Earnout Amount” shall have the meaning set forth in the definition of Working Capital.

“Irish Pension Plans” shall have the meaning set forth in Section 3.10(f).

“Knowledge of Buyer” shall mean the actual knowledge of each of Brian Beeler, Benjamin Bove, Robert Carey, Jeffrey Kent, M.D., Christopher Murphy, Jeffery Sherman, M.D., Todd Smith, Robert De Vaere, Timothy Walbert, Joseph Whalen and Hans-Peter Zobel, in each case, after reasonable inquiry of the applicable subject matter.

“Knowledge of Vidara” shall mean the actual knowledge of each of Brian Andersen, Patrick Ashe, John Devane, David Kelly, Mary Martin, Virinder Nohria and Balaji Venkataraman, in each case, after reasonable inquiry of the applicable subject matter.

“Labor Agreements” shall have the meaning set forth in Section 3.8(a).

“Labor Organizations” shall have the meaning set forth in Section 3.16(a).

“Latest Balance Sheet” shall mean the audited consolidated balance sheet of Holdings and the Vidara Companies, dated as of December 31, 2013, set forth in the Vidara Disclosure Schedule.

“Laws” shall have the meaning set forth in Section 3.13(a).

“Leased Real Property” shall have the meaning set forth in Section 3.17.

“Legacy Vidara Company” shall mean Vidara and each of its Subsidiaries existing as of the Closing Date, except for U.S. HoldCo and Merger Sub.

“Liabilities” shall have the meaning set forth in Section 3.5(b).

“Liens” shall mean all liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, easements, rights of way, covenants and encroachments.

“Maximum Premium” shall have the meaning set forth in Section 5.13(b).

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.7(a).

“Merger Sub” shall have the meaning set forth in the preamble.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Multiple Employer Plan” shall have the meaning set forth in Section 3.10(f).

“NASDAQ” shall mean the NASDAQ Global Market.

“New Companies” shall mean any Subsidiary of Vidara formed pursuant to the Reorganization.

“New Vidara” shall mean Luteus Capital Limited, an Irish private limited company.

“Non-U.S. Vidara Employee” shall mean any Vidara Employee whose primary place of employment is in a non-U.S. jurisdiction.

“Oasis” shall mean Oasis Outsourcing Holdings, Inc.

“Oasis Benefit Plans” shall have the meaning set forth in Section 3.10(c).

“Ordinary Course of Business” shall mean the ordinary and usual course of the business of the Vidara Companies consistent, in all material respects, with past practice and custom (including, as applicable, with respect to quantity and frequency).

“Organizational Documents” shall mean, with respect to any Person, such Person’s memorandum and articles of association, articles of incorporation, certificate of incorporation or by-laws, certificate of formation or limited liability company agreement, or other equivalent organizational document, as appropriate.

“Parties” shall mean during the period (a) beginning on the date of this Agreement and ending at the Closing, each of Holdings, Vidara, U.S. HoldCo and Merger Sub, on the one hand, and Buyer, on the other, and (b) following the Closing, Holdings, on the one hand, and each of Vidara, U.S. HoldCo and Buyer, on the other.

“Payoff Amount” shall have the meaning set forth in Section 5.20(e).

“Payoff Letter” shall have the meaning set forth in Section 5.20(e).

“Permits” shall have the meaning set forth in Section 3.13(b).

“Permitted Liens” shall mean (i) Liens for Taxes, assessments and governmental charges or levies not yet delinquent and for which adequate reserves are maintained on the face of the Latest Balance Sheet or the financial statements of Buyer and its Subsidiaries, as applicable, in each case in accordance with GAAP; (ii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the face of the Latest Balance Sheet or the financial statements of Buyer and its Subsidiaries, as applicable, in each case in accordance with GAAP; (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure statutory obligations; (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (v) all matters of record, including survey exceptions, reciprocal easement agreements and other encumbrances on title to real property so long as the same does not adversely affect, impair or interfere with the current use, occupancy or operation of such real property or operation of such real property or the operation of the Business; (vi) all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations regulating real property so long as the same does not adversely affect, impair or interfere with the current use, occupancy or operation of such real property or the operation of the Business; (vii) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any permits, any deed restrictions, groundwater or land use limitations or other institutional controls utilized in connection with any required environmental remedial actions, or other state, local or municipal franchise applicable to Holdings or any of the Vidara Companies, or Buyer or any of its Subsidiaries, as applicable, or any of their respective properties so long as the same does not adversely affect, impair or interfere with the Business; or (viii) Liens referred to on the face of the applicable Disclosure Schedule.

“Person” shall mean an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other organization of any kind.

“PHSA” shall have the meaning set forth in Section 3.13(b).

“Post Transaction Group” shall mean the Vidara Companies, the New Companies, Buyer and Buyer’s Subsidiaries.

“Pre-Closing Tax Period” shall mean any taxable period ending on or prior to the Closing Date and that portion of any Straddle Period ending on or prior to the Closing Date.

“Products” shall mean all products and services that have been, within the past five (5) years, or are currently, marketed, sold, licensed or provided by or for any of the Vidara Companies.

“Reference Date” shall have the meaning set forth in Section 8.1(g).

“Referral Firm” shall have the meaning set forth in Section 2.11(d).

“Registration Rights Agreement” shall have the meaning set forth in the recitals.

“Registration Statement” shall mean the registration statement of Vidara on Form S-4, registering under the Securities Act the Vidara Ordinary Shares to be issued pursuant to this Agreement as the Merger Consideration.

“Related Agreement” shall mean the Registration Rights Agreement, the Voting Agreements, the Confidentiality Agreement and any other Contract which is or is to be entered into by Holdings, any of the Vidara Companies, any of the New Companies and/or Buyer at the Closing or otherwise pursuant to this Agreement or in connection with the transactions contemplated hereby (including the Reorganization). The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or another similar expression.

“Related Party” shall mean (a) Holdings, (b) each Holdings Member; (c) each individual who is an officer or director of any of the Vidara Companies; (d) each member of the immediate family of each of the individuals referred to in clauses “(b),” and “(c)” above; and (e) any trust or other entity in which any one of the Persons referred to in clauses “(b),” “(c)” and “(d)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Reorganization” shall have the meaning set forth in the recitals.

“Representatives” shall mean, in relation to any Person, the directors, officers, employees, agents, investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants or representatives of such Person.

“Required Financial Statements” shall mean (a) audited consolidated balance sheets and related audited consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of the Vidara Companies (including any predecessor companies) prepared in accordance with GAAP (including the related notes and financial statement schedules thereto) for the three (3) most recently completed fiscal years ended at least seventy-five (75) days before the Closing Date, together with audit opinions of Vidara’s independent accountants (which shall not be subject to any qualification or “going concern” disclosures) with respect to such audited financial statements and the written consent of each accounting firm providing any such opinion to use such opinion, and (b) unaudited consolidated balance sheets and related unaudited consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of the Vidara Companies prepared in accordance with GAAP for each subsequent fiscal quarter that ended at least forty (40) days before the Closing Date and for the comparable quarter of the prior fiscal year, in each case together with such other financial information as necessary for Buyer to prepare pro forma financial statements under and in accordance with Article 11 of Regulation S-X and the relevant SEC rules and regulations applicable thereto for Form S-1 registration statements; provided, however, with respect to any period prior to June 19, 2012, to the extent that financial statements of the Vidara Companies that comply with Rule 3-05 of Regulation S-X are not available, “Required Financial Statements” shall mean audited financial statements for the Actimmune product business as of December 31, 2011 and as of June 19, 2012 and for the twelve months ended December 31, 2011 and the period from January 1, 2012 through June 19, 2012 that will be derived from the historical financial statements of InterMune, and will be prepared in accordance with GAAP consistently applied throughout the periods covered thereby and comply as to form in all material respects with the published rules and regulations of the SEC (except to the extent permitted by any waiver received by Vidara or Buyer from the Division of Corporation Finance of the SEC).

“Resale Registration Statement” shall have the meaning set forth in Section 5.15(b).

“Response Action” shall mean any action taken to investigate, abate, remediate, remove or mitigate any violation of Environmental Law, any Contamination of any property owned, leased or occupied by Holdings or any of its Subsidiaries or any release or threatened release of Hazardous Substances. Without limitation, Response Action shall include any action that would be a response as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended at the date of Closing, 42 U.S.C. §9601 (25).

“Retention Agreements” shall mean the Retention Agreements entered into among certain employees of the Vidara Companies, Vidara (or one of its Subsidiaries) and Buyer prior to the Closing and the Retention Agreements entered into after the date hereof in accordance with Section 5.2.

“Reverse Termination Fee” shall have the meaning set forth in Section 8.4(b).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.5(c).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Straddle Period” shall mean any taxable year or period beginning on or before, and ending after, the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Supplemental Indenture” shall have the meaning set forth in Section 5.20(f).

“Surviving Corporation” shall have the meaning set forth in the recitals.

“Surviving Covenants” shall have the meaning set forth in Section 9.1.

“Target Working Capital” shall mean $123,000.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) shall mean any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental (including Code section 59A), alternative or add-on, value added, registration, windfall profits or other taxes, duties, charges, fees, levies or other assessments imposed by any Governmental Authority, or any interest, penalties, or additions to tax incurred under applicable Laws with respect to taxes, whether disputed or not.

“Tax Returns” shall mean any report, return (including any information return), declaration or other filing required to be supplied to any Taxing authority or jurisdiction with respect to Taxes, including any amendments or attachments to such reports, returns, declarations or other filings.

“Temporary Escrow Agreement” shall mean the Temporary Escrow Agreement, dated the Closing Date among Buyer, the Escrow Agent and Holdings, substantially in the form of Exhibit B hereto.

“Temporary Escrow Amount” shall have the meaning set forth in Section 2.7(c)(ii)(B).

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“Termination Fee” shall have the meaning set forth in Section 8.4(a).

“Transaction Consideration” shall mean the Holdings Cash Out Amount and the 31,350,000 Vidara Ordinary Shares that will be held by Holdings immediately following the Closing.

“Transactions” shall have the meaning set forth in the recitals.

“U.S. Vidara Employee” shall mean each Vidara Employee who is not a Non-U.S. Vidara Employee, including any Vidara Employee who is considered to be a co-employee of both Vidara U.S. and Oasis based on certain Professional Employer Organization services provided to Vidara U.S. by Oasis.

“Vidara” shall have the meaning set forth in the preamble.

“Vidara Alternative Proposal” shall mean any offer made by any Person (other than a proposal or offer by the Buyer) for (i) the acquisition of Holdings or any Vidara Company by scheme of arrangement, takeover offer or other business combination transaction; (ii) the acquisition, lease or license by any person of any assets (including equity securities of Subsidiaries of Holdings or any Vidara Company) or businesses that constitute or contribute 25% or more of the Vidara Companies’ consolidated revenue, net income or assets and measured, in the case of assets, by either book value or fair market value; (iii) the acquisition (whether in a single transaction or a series of related transactions) by any Person (or the stockholders of any such Person) of any of the outstanding equity securities of Holdings or any Vidara Company; or (iv) any merger, business combination, consolidation, share exchange, recapitalization or similar transaction involving Holdings or any Vidara Company.

“Vidara Benefit Plans” shall have the meaning set forth in Section 3.10(c).

“Vidara Books and Records” shall have the meaning set forth in Section 5.10.

“Vidara Companies” shall mean, collectively, Vidara, each of its Subsidiaries as of the date of this Agreement, and Vidara U.S. and each of its Subsidiaries, and “Vidara Company” shall mean any one of them.

“Vidara Designated Contacts” shall have the meaning set forth in Section 5.1(a).

“Vidara Disclosure Schedule” shall mean the Disclosure Schedule delivered by Holdings to Buyer on the date of this Agreement.

“Vidara Employees” shall have the meaning set forth in Section 5.11(a).

“Vidara Foreign Benefit Plans” shall have the meaning set forth in Section 3.10(c).

“Vidara Fundamental Representations” shall mean the representations and warranties of Holdings contained in Sections 3.1, 3.2, 3.3 and 3.18.

“Vidara Group” shall mean, individually and collectively, any of Holdings, any members of Holdings and their respective Affiliates or any director, officer or employee of any of the foregoing.

“Vidara Intellectual Property” shall mean (a) all Intellectual Property owned by any of the Vidara Companies, jointly or solely, including the Vidara Registered Intellectual Property and (b) all Intellectual Property of any other Person to which any of the Vidara Companies is granted a license or other legally enforceable right of use.

“Vidara Licensed Intellectual Property” shall have the meaning set forth in Section 3.7(b).

“Vidara Material Adverse Effect” shall mean a change, event or occurrence that has, or that would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of the Vidara Companies, taken as a whole or (b) the ability of Holdings and/or Vidara to perform, in a timely manner, any of its material covenants or material obligations required to be performed at or prior to the Effective Time under this Agreement or any Related Agreement or to consummate the Transactions; provided, that in determining whether there has been a Vidara Material Adverse Effect under clause (a) above, any change, event or occurrence principally attributable to, arising out of, or resulting from any of the following shall be disregarded: (i) general economic, business, industry or credit, financial or capital market conditions (whether in the United States or internationally), including conditions affecting generally the industries served by the Vidara Companies; (ii) the taking of any action specifically required by this Agreement or the Related Agreements; (iii) the announcement of this Agreement or pendency of the Merger; (iv) the taking of any action with the written approval of Buyer; (v) pandemics, earthquakes, tornados, hurricanes, floods and acts of God, (vi) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof; (vii) any changes in applicable Laws, regulations or accounting rules, including GAAP or interpretations thereof, or any changes in the interpretation or enforcement of any of the foregoing; and (viii) the failure by Holdings or any of the Vidara Companies to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (provided that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Vidara Material Adverse Effect); provided, further, that any change, event or occurrence referred to in clauses (i), (v), (vi), or (vii) immediately above shall be taken into account in determining whether a Vidara Material Adverse Effect has occurred to the extent that such change, event or occurrence has a disproportionate effect on the Vidara Companies, taken as a whole, compared to other participants in the industries in which the Vidara Companies conduct their businesses.

“Vidara Material Contracts” shall have the meaning set forth in Section 3.8.

“Vidara Officer Certificate” shall have the meaning set forth in Section 6.13(a).

“Vidara Ordinary Shares” shall mean the ordinary shares, of US$0.0001 each, in the capital of Vidara.

“Vidara Parties” shall have the meaning set forth in Section 10.18.

“Vidara Registered Intellectual Property” shall have the meaning set forth in Section 3.7(a).

“Vidara Rights Parties” shall have the meaning set forth in the recitals.

“Vidara Service Provider” shall have the meaning set forth in Section 3.10(i).

“Vidara Severance Plan” shall mean the Vidara Severance Plan effective August 1, 2013, as in effect on the date of this Agreement.

“Vidara U.S.” shall have the meaning set forth in the recitals.

“Vidara U.S. Benefit Plans” shall have the meaning set forth in Section 3.10(c).

“Voting Agreements” shall have the meaning set forth in the recitals.

“VTI Transfer Agreement” shall mean a share purchase agreement in respect of the sale and transfer by Holdings of Vidara U.S. to Vidara or a Subsidiary of Vidara for the consideration described in Step 11 of the Reorganization, as set forth on Schedule 1 hereto, which agreement shall (i) contain no representations, warranties or post-consummation covenants and (ii) shall be non-recourse to Holdings or Vidara following the consummation of the transfer of the shares of Vidara U.S. to Vidara or such Subsidiary of Vidara in accordance therewith and payment and delivery of the consideration to Holdings pursuant thereto.

“Whitewash Procedures” shall have the meaning set forth in Section 5.24.

“Working Capital” shall mean, as of 12:01 am (Eastern Time) on the Closing Date, the amount by which (a) the aggregate current assets of the Vidara Companies on a consolidated basis exceeds (b) the aggregate current liabilities of the Vidara Companies on a consolidated basis, in each case calculated in accordance with GAAP and, to the extent consistent with GAAP, on a basis consistent with (i) the calculations set forth in Schedule 2 attached hereto and (ii) the methodologies, policies, practices, classifications, judgments, estimation techniques, assumptions and principles used by the Vidara Companies in the Latest Balance Sheet, provided, however, that (i) “current assets” shall exclude (A) all Closing Cash of the Vidara Companies, and (B) all deferred Tax assets that will not be realized in the twelve-month period following the Closing Date, and (ii) “current liabilities” shall exclude (A) Holdings’ Transaction Expenses, (B) Interest Bearing Indebtedness, (C) all deferred Tax liabilities that will not be realized in the twelve-month period following the Closing Date and (D) the remaining earnout payment owing pursuant to Section 2.1(b)(ii) of that certain Asset Purchase Agreement, dated May 17, 2012, among Intermune and certain of the Vidara Companies (the “Intermune Earnout Amount”); provided, further, that any portion of the Intermune Earnout Amount that exceeds $500,000 in the aggregate shall be included as a “current liability” for purposes of calculating Working Capital hereunder. For purposes of this definition, including the calculation of “current assets” and “current liabilities,” and Article II, the Parties shall disregard any adjustments arising from purchase accounting arising out of the transactions contemplated by this Agreement.

ARTICLE II

THE MERGER; CLOSING OF THE TRANSACTIONS

2.1 Closing. The Closing shall take place at the offices of Mayer Brown LLP, 1675 Broadway, New York, New York 10019, at 10:00 A.M. on (i) the date which is fifteen (15) Business Days after the satisfaction or waiver of the conditions precedent set forth in Articles VI and VII (other than those conditions that by their nature cannot be satisfied until Closing, but subject to the satisfaction or, where permitted, waiver of those conditions); provided, however, the in the event that such date occurs in the same calendar month in which the conditions precedent set forth in Articles VI and VII (other than those conditions that by their nature cannot be satisfied until Closing, but subject to the satisfaction or, where permitted, waiver of those conditions) are first satisfied or waived, then the date of the Closing shall automatically be extended until the second Business Day of the following calendar month, or (ii) such other date, time and place as may be agreed by Buyer and Holdings; provided, however, that the date of the Closing shall be automatically extended from time to time for so long as any of the conditions set forth in Articles VI and VII shall not be satisfied or waived, subject, however, to the provisions of Section 8.1. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.” Notwithstanding the foregoing, (x) subject to clause (y) below, if the Closing can be effected on an earlier date than is contemplated by the foregoing in accordance with the terms of the Financing or any Alternative Financing, the Closing shall be effected on the first Business Day on or after the fifth (5th) Business Day following the satisfaction of the conditions precedent set forth in Articles VI and VII (other than those conditions that by their nature cannot be satisfied until Closing, but subject to the satisfaction or, where permitted, waiver of those conditions) as is permissible in accordance with the terms of the Financing or any Alternative Financing and (y) in no event shall the Closing occur prior to June 20, 2014 or on the final day of any calendar quarter (i.e., June 30, September 30, December 31 or March 31).

2.2 Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Buyer in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DGCL. Following the Merger, the Buyer shall continue as the Surviving Corporation and the separate corporate existence of Merger Sub shall cease.

2.3 Effective Time. Contemporaneously with the Closing, the Parties shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time which the Parties shall have jointly agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

2.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Buyer and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Buyer and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.5 Governing Documents.

(a) The certificate of incorporation and by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Corporation as of the Effective Time, until duly amended in accordance with applicable Law.

(b) Vidara and Buyer shall take, or cause to be taken, such actions as are necessary so that, effective as of the Effective Time, the Memorandum and Articles of Association of Vidara read as set forth in Exhibit C, subject to such amendments thereto as may be agreed upon in writing between Holdings and the Buyer prior to the Effective Time.

2.6 Directors and Officers.

(a) The Parties shall take such action as shall be necessary to provide that, effective upon Closing, and until duly removed or until their successors are duly elected or appointed and qualified, the directors of Buyer immediately prior to the Effective Time, plus one additional person designated by Holdings (the “Holdings Designee”), shall be the directors of Vidara as of the Closing Date. Thereafter, until the second anniversary of the Closing Date, in respect of each meeting of the shareholders of Vidara at which the Holdings Designee is up for reelection, the board of directors of Vidara shall nominate and recommend the election of the Holdings Designee or such other person as Holdings may designate to serve as a member of the board of directors of Vidara and who is reasonably acceptable to Vidara. Except for cause, following the Closing the board of directors of Vidara shall not take any action to remove any Vidara Designee from the Vidara board of directors. Dr. Virinder Nohria shall be the initial Holdings Designee.

(b) Until duly removed or until successors are duly elected or appointed and qualified, the directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and the officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

(c) Subject to this Section 2.6, Holdings and Vidara shall cause each director of the Vidara Companies and U.S. HoldCo to resign in such capacity, other than individuals identified by Buyer as continuing in such capacity following the Closing, such resignations to be effective as of the Effective Time.

2.7 Effect on Capital Stock; Payment of Estimated Cash Consideration.

(a) Conversion of Buyer Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or their respective stockholders, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be canceled and automatically converted into and become the right to receive one Vidara Ordinary Share (collectively, the “Merger Consideration”). As a result of the Merger, at the Effective Time, each holder of a Buyer Certificate and each holder of a Buyer Book Entry Share shall cease to have any rights with respect thereto, except the right to receive the consideration payable in respect of the shares of Buyer Common Stock represented by such Buyer Certificate or Buyer Book Entry Share (as applicable) immediately prior to the Effective Time, to be issued, without interest, in consideration therefor upon surrender of such Buyer Certificate or Buyer Book Entry Share in accordance with Section 2.9(b) (or, in the case of a lost, stolen or destroyed Buyer Certificate or Buyer Book Entry Share, Section 2.9(h)). Each share of Buyer Common Stock held in treasury immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no distribution shall be made with respect thereto.

(b) Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or their respective stockholders, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock, par value $0.01 per share, of the Surviving Corporation, so that, after the Effective Time, Vidara shall be the indirect owner of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

(c) Payment of Estimated Cash Consideration.

(i) For purposes of this Agreement, the “Estimated Cash Consideration” will be an aggregate amount equal to:

A. the Holdings Cash Out Amount;

B. plus, the Estimated Cash;

C. minus, the Estimated Closing Interest Bearing Indebtedness;

D. minus, the Estimated Holdings’ Transaction Expenses;

E. plus, the amount, if any, by which Estimated Working Capital is greater than the Target Working Capital; and

F. minus, the amount, if any, by which Estimated Working Capital is less than the Target Working Capital.

(ii) The Estimated Cash Consideration (including each component thereof) shall be set forth on the Initial Closing Date Statement and be subject to adjustment as provided in Section 2.11. At the Closing, Buyer shall pay (or cause to be paid) by wire transfer of immediately available funds pursuant to written instructions delivered to Buyer by Holdings at least three (3) Business Days prior to the Closing Date, as the case may be:

A. to each Person owed Closing Interest Bearing Indebtedness, cash in an amount equal to the Closing Interest Bearing Indebtedness owed to such Person as specified in a Payoff Letter received from such Person;

B. $2,750,000 (the “Temporary Escrow Amount”) to the escrow account established under the Temporary Escrow Agreement in accordance with the terms thereof; and

C. to each Person or Persons owed any Holdings’ Transaction Expenses, cash in an amount equal to the Holdings’ Transaction Expenses owed to such Person or Persons as directed by Holdings.

Each of the foregoing payments (other than the Temporary Escrow Amount) by Buyer, will be considered payments on behalf of the Vidara Companies and in respect of obligations and liabilities of the Vidara Companies. This Agreement does not constitute an obligation of the Vidara Companies to pay in full any obligations of the Vidara Companies to any Person for which separate pay off amounts have been negotiated with such Person and are reflected in the Payoff Letters received from such Person. Each of the foregoing payments shall be made by wire transfer of immediately available funds to such account or accounts as are indicated by Holdings in a “funds flow memo” to be delivered to Buyer at least three (3) Business Days prior to the Closing Date.

(iii) At the Closing, Buyer shall pay (or cause to be paid) the Estimated Cash Consideration to Holdings in consideration of the redemption of shares as set forth on Schedule 1, by wire transfer of immediately available funds to an account designated in writing by Holdings at least three (3) Business Days prior to the Closing Date.

2.8 Closing Estimate. At least three (3) Business Days prior to the Closing Date, Holdings shall deliver to Buyer a certificate in a form mutually agreed to by Buyer (the “Initial Closing Date Statement”), executed by Holdings, setting forth the calculation of the Estimated Cash Consideration, along with reasonable supporting detail to evidence the calculations of such amounts, including Holdings’ good faith estimates of (i) Closing Cash (the “Estimated Cash”), (ii) Working Capital (the “Estimated Working Capital”), (iii) Closing Interest Bearing Indebtedness (the “Estimated Closing Interest Bearing Indebtedness”) and (iv) the Holdings’ Transaction Expenses (the “Estimated Holdings’ Transaction Expenses”).

2.9 Exchange of Shares, Certificates and Book Entry Shares.

(a) Exchange Agent. Prior to the Effective Time, Vidara shall engage an institution satisfactory to Buyer (acting in its sole discretion) to act as exchange agent in connection with the Merger (the “Exchange Agent”). At or prior to the Effective Time, Vidara shall issue and deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Buyer Common Stock immediately prior to the Effective Time, evidence of shares in book entry form representing the aggregate Merger Consideration. All such shares deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund”.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, and in any event within ten (10) Business Days after the Effective Time, Vidara shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Buyer Common Stock (the “Buyer Certificates”) and each holder of record of a non-certificated outstanding share of Buyer Common Stock represented by book entry (“Buyer Book Entry Shares”), which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.7(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Buyer Certificates and Buyer Book Entry Shares shall pass, only upon delivery of the Buyer Certificates or Buyer Book Entry Shares (as applicable) to the Exchange Agent and which shall be in form and substance reasonably satisfactory to Buyer), and (ii) instructions for use in effecting the surrender of the Buyer Certificates and Buyer Book Entry Shares in exchange for Vidara Ordinary Shares. Upon surrender of Buyer Certificates or Buyer Book Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Buyer Certificates or Buyer Book Entry Shares (as applicable) shall be entitled to receive in exchange therefor that number of Vidara Ordinary Shares (after taking into account all Buyer Certificates or Buyer Book Entry Shares (as applicable) surrendered by such holder) to which such holder is entitled pursuant to Section 2.7(a) (which may be in uncertificated form), and the Buyer Certificates or Buyer Book Entry Shares (as applicable) so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Buyer Common Stock which is not registered in the transfer records of Buyer, the proper number of Vidara Ordinary Shares in form may be transferred to a Person other than the Person in whose name the Buyer Certificate or Buyer Book Entry Shares (as applicable) so surrendered is registered, if such Buyer Certificate or Buyer Book Entry Shares (as applicable) shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such transfer shall pay any transfer or other Taxes required by reason of the issuance of Vidara Ordinary Shares to a Person other than the registered holder of such Buyer Certificate or Buyer Book Entry Shares (as applicable) or establish to the reasonable satisfaction of Buyer that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.9(b), each Buyer Certificate or Buyer Book Entry Shares (as applicable) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.9(a).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Vidara Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Buyer Certificate or Buyer Book Entry Shares (as applicable) with respect to the Vidara Ordinary Shares represented thereby until such Buyer Certificate or Buyer Book Entry Shares (as applicable) has been surrendered in accordance with this Section 2.9. Subject to applicable Law and the provisions of this Section 2.9, following surrender of any such Buyer Certificate or Buyer Book Entry Shares (as applicable), there shall be transferred or paid to the record holder thereof by the Exchange Agent, without interest promptly after such surrender, the number of Vidara Ordinary Shares transferrable in exchange therefor pursuant to this Section 2.9 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Vidara Ordinary Shares.

(d) No Further Ownership Rights in Buyer Common Stock. All Vidara Ordinary Shares transferred upon the surrender for exchange of Buyer Certificates and Buyer Book Entry Shares (as applicable) in accordance with the terms of this Article II shall be deemed to have been transferred in full satisfaction of all rights pertaining to the shares of Buyer Common Stock previously represented by such Buyer Certificates or Buyer Book Entry Shares (as applicable). After the Effective Time, the stock transfer books of Buyer shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Buyer Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Buyer Certificates or Buyer Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which has not been transferred to the holders of Buyer Certificates or Buyer Book Entry Shares (as applicable) as of the one year anniversary of the Effective Time shall be delivered to Vidara or its designee, upon demand, and the Vidara Ordinary Shares included therein shall be sold at the best price reasonably obtainable at that time. Any holder of Buyer Certificates or Buyer Book Entry Shares (as applicable) who has not complied with this Article II prior to the one year anniversary of the Effective Time shall thereafter look only to Vidara for payment of such holder’s claim for the Merger Consideration (subject to abandoned property, escheat or other similar applicable Laws).

(f) No Liability. None of Vidara, Merger Sub, Buyer, Holdings any Vidara Company or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any Vidara Ordinary Shares (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Rights. Vidara and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person who was a holder of Buyer Common Stock or Vidara Ordinary Shares immediately prior to the Effective Time such amounts as Vidara or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law. If Vidara determines that it or its Subsidiary is required to deduct or withhold any amount from any payment to be made pursuant to this Agreement to Holdings or any Holdings Member or any Hamilton Employee or Hamilton Service Provider (on behalf of Holdings or otherwise), Vidara shall (i) provide reasonable notice to Holdings of its intent to withhold such amount and the basis for withholding and (ii) provide a reasonable opportunity for the recipient of the payment to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding. Holdings, Vidara and Buyer shall use commercially reasonable efforts to ensure that all Taxes are properly deducted and withheld and to mitigate, reduce or eliminate such deduction or withholding. To the extent that amounts are so withheld by Vidara or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(h) Lost, Stolen or Destroyed Certificates. In the event that any Buyer Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Buyer Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Buyer Certificate the applicable Merger Consideration as may be required in respect of the shares of Buyer Common Stock represented by the Buyer Certificate pursuant to Section 2.7(a).

2.10 Buyer Stock Based Awards and Equity Plans.

(a) Immediately prior to the Effective Time, each Buyer Option that is outstanding immediately prior to the Effective Time shall be converted at the Effective Time into an option to acquire, on substantially the same terms and conditions as were applicable under such Buyer Option, the number of Vidara Ordinary Shares equal to the number of shares of Buyer Common Stock subject to such Buyer Option immediately prior to the Effective Time, at an exercise price per Vidara Ordinary Share equal to the exercise price per share of Buyer Common Stock otherwise purchasable pursuant to such Buyer Option.

(b) Immediately prior to the Effective Time, each Buyer Share Award that is outstanding immediately prior to the Effective Time shall be converted at the Effective Time into a share award to acquire, on substantially the same terms and conditions as were applicable under such Buyer Share Award, the number of Vidara Ordinary Shares equal to the number of shares of Buyer Common Stock subject to such Buyer Share Award immediately prior to the Effective Time.

(c) The adjustments provided in this Section 2.10 with respect to any Buyer Options that are “incentive stock options” (as defined in Section 422 of the Code) are intended to be effected in a manner that is consistent with Section 424(a) of the Code. For the avoidance of doubt, the exercise price of, and the number of shares subject to, each Buyer Option adjusted pursuant to Section 2.10 shall be determined in a manner necessary to comply with Section 409A of the Code and the Treasury Regulations thereunder.

(d) As of the Effective Time, Vidara will assume the Buyer Share Plans.

(e) At the Effective Time, and in accordance with the terms of each Buyer Warrant that is issued and outstanding immediately prior to the Effective Time, unless otherwise elected by the holder of any such Buyer Warrant, Vidara shall assume all obligations under such Buyer

Warrant and shall issue a replacement warrant to acquire, on substantially the same terms and conditions as were applicable under such Buyer Warrant, the number of Vidara Ordinary Shares equal to the number of shares of Buyer Common Stock subject to such Buyer Warrant immediately prior to the Effective Time, at an exercise price per Vidara Ordinary Share equal to the exercise price per share of Buyer Common Stock otherwise purchasable pursuant to such Buyer Warrant; provided, that each of the Buyer Warrants set forth on Section 2.10(e) of the Buyer Disclosure Schedule shall terminate on and as of the Closing unless previously exercised in accordance with their terms.

(f) The implementation of the foregoing provisions of this Section 2.10 shall be subject to any adjustments to the Buyer Options, the Buyer Share Awards, the Buyer Share Plans and the Buyer Warrants that may be required by Irish law by virtue of the fact that Vidara will be an Irish public limited company following the Effective Time.

(g) As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Buyer Board (or, if appropriate, any committee administering Buyer’s stock-based incentive plans) and Vidara shall adopt such resolutions and take such other actions as may be reasonably required to effectuate the foregoing provisions of this Section 2.10.

2.11	Post-Closing Adjustment.

(a) Subsequent to the Closing and subject to Section 2.11(f), the Estimated Cash Consideration shall be:

(i) increased by the amount (if any) by which the Final Cash exceeds the Estimated Cash or decreased by the amount (if any) by which the Estimated Cash exceeds the Final Cash;

(ii) increased by the amount (if any) by which the Final Working Capital exceeds the Estimated Working Capital or decreased by the amount (if any) by which the Estimated Working Capital exceeds the Final Working Capital;

(iii) increased by the amount (if any) by which the Estimated Closing Interest Bearing Indebtedness exceeds the Final Closing Interest Bearing Indebtedness or decreased by the amount (if any) by which the Final Interest Bearing Indebtedness exceeds the Estimated Closing Interest Bearing Indebtedness; and

(iv) increased by the amount (if any) by which the Estimated Holdings’ Transaction Expenses exceeds the Final Holdings’ Transaction Expenses or decreased by the amount (if any) by which the Final Holdings’ Transaction Expenses exceeds the Estimated Holdings’ Transaction Expenses.

The Estimated Cash Consideration, as so increased or decreased in accordance with this Section 2.11(a), shall be the “Final Cash Consideration” hereunder.

(b) As soon as reasonably practicable, but not later than one hundred and twenty (120) calendar days after the Closing Date, Buyer shall (i) prepare a statement of the calculation of Closing Cash, Working Capital, Closing Interest Bearing Indebtedness and Holdings’ Transaction Expenses together with a calculation of the estimated Final Cash Consideration (the “Closing Date Statement”), and (ii) deliver the Closing Date Statement to Holdings. The calculations of Closing Cash, Working Capital, Closing Interest Bearing Indebtedness and Holdings’ Transaction Expenses for the purposes of the Closing Date Statement shall be prepared in accordance with the requirements of this Agreement.

(c) Buyer shall permit Holdings and its representatives reasonable access to books and records, personnel, and facilities of the Vidara Companies during normal working hours to permit Holdings to review the Closing Date Statement; provided, that such access does not unreasonably interfere with the business operations of the Vidara Companies and that the Persons provided such access shall treat any confidential or proprietary information of the Vidara Companies received in connection therewith as confidential and shall not disclose such information to any third party. Subject to the restrictions in the preceding sentence, Holdings shall have the right to review the work papers of Buyer underlying or utilized in preparing the Closing Date Statement and the calculation of the estimated Final Cash Consideration to the extent reasonably necessary to verify the accuracy and fairness of the presentation of the Closing Date Statement and calculation of the Final Cash Consideration in conformity with this Agreement.

(d) Within thirty (30) calendar days after its receipt of the Closing Date Statement, Holdings shall either inform Buyer in writing that the Closing Date Statement is acceptable or object thereto in writing, setting forth a specific description of each of its objections. If Holdings so objects and the Parties do not resolve such objections on a mutually agreeable basis within thirty (30) calendar days after Buyer’s receipt of Holdings’ objections, the remaining disputed items shall be resolved within an additional thirty (30) calendar days by Ernst & Young LLP or another mutually agreed accounting firm (the “Referral Firm”). Holdings shall make available to Buyer (upon request following the giving of any objection to the Closing Date Statement) the workpapers of Holdings generated in connection with its review of the Closing Date Statement. Upon the written agreement of the Parties, the decision of the Referral Firm, or if Holdings fails to deliver an objection to Buyer within the first 30-day period referred to above, the Closing Date Statement, as so adjusted (the “Final Closing Date Statement”), shall be final, conclusive and binding against the Parties. The statements of Closing Cash, Working Capital, Closing Interest Bearing Indebtedness and Holdings’ Transaction Expenses set forth in the Final Closing Statement shall be the “Final Cash”, “Final Working Capital”, “Final Closing Interest Bearing Indebtedness” and “Final Holdings’ Transaction Expenses” for all purposes hereunder.

(e) In resolving any disputed item, the Referral Firm (i) shall be bound by the provisions of this Section 2.11, (ii) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Buyer or Holdings, (iii) shall limit its decision to such items as are in dispute and (iv) shall make its determination based solely on presentations by Buyer and Holdings which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review). The fees and expenses of the Referral Firm shall be allocated between Buyer and Holdings in such a way that (x) Buyer shall be responsible for that portion of the fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of disputed items submitted to the Referral Firm that are resolved against Buyer (as finally determined by the Referral Firm) and the denominator of which is the total dollar value of the disputed items so submitted and (y) Holdings shall be responsible for the remaining amount of fees and expenses, which amount shall be paid out of the Temporary Escrow Amount. In the event of any dispute regarding such allocation, the Referral Firm shall determine the allocation of its fees and expenses as between Buyer and Holdings in accordance with such allocation methodology, such determination to be final and binding on both Buyer and Holdings.

(f) Promptly after their receipt of the Final Closing Date Statement, Holdings and Buyer shall compute the difference, if any, between the Estimated Cash Consideration and the Final Cash Consideration. If the Estimated Cash Consideration exceeds the Final Cash Consideration, then Buyer shall be entitled to receive, promptly and in any event within five (5) Business Days, from the escrow account established under the Temporary Escrow Agreement an amount in cash equal to such excess amount, plus interest at the rate of five percent (5%) per annum from the Closing Date to the date of payment. BUYER AGREES THAT ITS SOLE SOURCE OF RECOVERY UNDER THIS SECTION 2.11 SHALL BE LIMITED TO, AND SHALL NOT EXCEED IN THE AGGREGATE, THE TEMPORARY ESCROW AMOUNT. If the Estimated Cash Consideration is less than the Final Cash Consideration, Holdings shall be entitled to receive, promptly and in any event within five (5) Business Days, from Buyer an amount in cash equal to such deficiency, plus interest at the rate of five percent (5%) per annum from the Closing Date to the date of payment; provided, that Buyer’s payment obligation under this Section 2.11 shall be limited to, and in no event shall it exceed in the aggregate, the Temporary Escrow Amount (which maximum amount, for clarity, would be payable in addition to the release of the full amount of the funds contained in the escrow account established under the Temporary Escrow Agreement to Holdings). Following payment of the amounts described above, Buyer and Holdings shall cause the Escrow Agent to release the balance, if any, of the escrow account established under the Temporary Escrow Agreement to Holdings in accordance with the terms of the Temporary Escrow Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Holdings hereby represents and warrants to Buyer as of the date of this Agreement that, except as set forth in the Vidara Disclosure Schedule:

3.1 Organization. Holdings and each of the Vidara Companies is duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Vidara Companies has all requisite corporate power and authority to own and operate its respective assets and properties as they are now being owned and operated. Each of the Vidara Companies is qualified or licensed to do business and, to the extent applicable, is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, would not, individually or in the aggregate, reasonably be expected to have a Vidara Material Adverse Effect. Section 3.1 of the Vidara Disclosure Schedule sets forth the name of each Vidara Company, the jurisdiction of its organization, the authorized and outstanding equity interests of such Vidara Company and the Persons owning such outstanding equity interests of such Vidara Company. Except as set forth in Section 3.1 of the Vidara Disclosure Schedule, none of the Vidara Companies owns any equity interest in any Person. Holdings has heretofore made available to the Buyer complete and correct copies of the Organizational Documents of each of the Vidara Companies as in effect through (and including) the date hereof. None of the Vidara Companies is in material default under or in material violation of any provision of its Organizational Documents.

3.2 Capitalization.

(a) The entire authorized capital stock of Vidara consists of 100 ordinary shares. As of the date of this Agreement, of such authorized shares, 100 are issued and outstanding. All of the outstanding shares of Vidara’s capital stock are duly authorized, validly issued, fully paid and nonassessable. No shares of Vidara were issued in violation of the preemptive rights of any shareholder.

(b) There are no outstanding subscriptions, options, warrants, puts, preemptive rights, deferred compensation rights, equity appreciation rights, “phantom” stock rights, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity securities to which Holdings or any Vidara Company is a party obligating any Vidara Company to (i) issue, transfer or sell any shares of capital stock or other equity interests of any Vidara Company or securities convertible into or exchangeable for such shares or equity interests (in each case other than to a Vidara Company); (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; or (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests. There are no voting trusts, proxies or any other Contracts or understandings with respect to the voting of the capital stock or other equity interests of any of the Vidara Companies.

3.3 Due Authorization. Each of Holdings and Vidara has all necessary power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Holdings and Vidara of this Agreement and its Related Agreements have been duly and validly approved by the board of managers of Holdings and Members of Holdings holding in excess of seventy-five percent (75%) of the outstanding Series A Preferred Units of Holdings and, in the case of Vidara, by the board of directors of Vidara, and no other corporate actions or proceedings on the part of Holdings, the Holdings Members or any of the Vidara Companies are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby (other than such corporate actions or proceedings as are set forth on Schedule 1 hereto, none of which require further approval of the Holdings Members). Each of Holdings and Vidara has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes the legal, valid and binding obligation of each of Holdings and Vidara and Holdings and Vidara’s Related Agreements, upon execution and delivery by Holdings and Vidara, will constitute legal, valid and binding obligations of Holdings and Vidara, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’

rights generally and by equitable principles. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under any federal, state, local or foreign Laws applicable to Holdings or any of the Vidara Companies is applicable to the Merger or the other Transactions.

3.4 No Violation; Consents and Approvals.

(a) Except as set forth in Section 3.4(a) of the Vidara Disclosure Schedule, the execution and delivery by each of Holdings and Vidara of this Agreement and its Related Agreements do not, and, subject to obtaining the consents, approvals and authorizations, and making the filings, described in Section 3.4(b), the consummation of the transactions contemplated by this Agreement and the Related Agreements and compliance with the provisions hereof and thereof will not (i) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or require the consent of any Person under or to the loss of a benefit under any Vidara Material Contract or result in the creation of any Lien upon any of the properties, rights, equity securities or assets of any Vidara Company, (ii) conflict with or result in any violation or breach of any provision of the Organizational Documents of Holdings or any Vidara Company or (iii) conflict with or violate any material Laws applicable to Holdings or any Vidara Company or any of their respective properties, rights or assets.

(b) Other than (i) as may be required pursuant to or in connection with the Companies Act, HSR Act, the Securities Act, the Exchange Act and (ii) as set forth in Section 3.4(b) of the Vidara Disclosure Schedule, no consent, authorization or approval of, or filing with or notice to, any Governmental Authority is required by or with respect to Holdings or any Vidara Company, under applicable Law, in connection with the consummation of the transactions contemplated by this Agreement.

3.5 Financial Statements.

(a) Section 3.5 of the Vidara Disclosure Schedule contains true, correct and complete copies the Financial Statements. The Financial Statements set forth in Section 3.5 of the Vidara Disclosure Schedule have been prepared in accordance with GAAP, consistently applied (except as set forth in the footnotes attached thereto) and present fairly, in all material respects, the consolidated financial position of the Vidara Companies as of the dates thereof and the results of operations and cash flows of Holdings and the Vidara Companies for the periods covered thereby, except that interim financial statements omit footnotes and are subject to normal and customary year-end adjustments.

(b) Except as set forth on the face of the Latest Balance Sheet, as of the date of this Agreement, the Vidara Companies have no material liabilities, debts, claims or obligations of any nature, whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due (the “Liabilities”), that would be required, if known, to be included on a balance sheet prepared in accordance with GAAP, except (i) Liabilities disclosed in Section 3.5(b) of the Vidara Disclosure Schedule, (ii) Liabilities incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet, (iii) Liabilities as a result of the transactions contemplated by this Agreement or the Related Agreements.

(c) Each of the Vidara Companies has established and maintains, adheres to and enforces a system of internal accounting controls which are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financial Statements), in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Vidara Companies, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Vidara Companies are being made only in accordance with appropriate authorizations of management and the board of directors (or similar governing body) and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Vidara Companies. Neither Holdings nor any Vidara Company has identified or been made aware of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by any Vidara Company, (y) any fraud that involves the management or other employees of any Vidara Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Vidara Companies or (z) any claim or allegation regarding any of the foregoing.

(d) Neither Holdings nor any Vidara Company is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among Holdings or any Vidara Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving Holdings or any Vidara Company in the consolidated financial statements of Holdings and the Vidara Companies. No Vidara Company has guaranteed or is otherwise responsible for any obligation of any other Person.

(e) Holdings has made available to Buyer an aging schedule with respect to the billed accounts receivable of the Vidara Companies as of the Balance Sheet Date indicating a range of days elapsed since invoice. All of the accounts receivable, whether billed or unbilled, of the Vidara Companies arose in the Ordinary Course of Business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis and are not subject to any other repurchase or return arrangement. No Person has any Lien on any accounts receivable of the Vidara Companies and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Vidara Companies.

3.6 Title to Properties; Certain Assets. Except as disclosed in Section 3.6 of the Vidara Disclosure Schedule, each of the Vidara Companies has good title to, or a valid leasehold interest in, each of its material assets reflected in the Financial Statements or used in the Business, free and clear of any Lien, except for Permitted Liens. The assets and properties (whether real or personal, tangible or intangible) owned or leased by the Vidara Companies constitute all of the assets and properties necessary to operate the Business or otherwise used by any of the Vidara Companies during the past twelve (12) months in the conduct of the Business. Holdings does not own any of the assets or properties used by the Vidara Companies that are necessary to operate the Business. The equipment and other tangible assets owned or leased by the Vidara Companies (i) are adequate for the conduct of the Business in the Ordinary Course of Business, and (ii) are in good operating condition (subject to normal wear and tear), have been maintained in accordance with prudent industry practice and are not subject to any material replacement costs. All inventory of the Vidara Companies is useable or saleable in the Ordinary Course of Business and has been manufactured in accordance with Good Manufacturing Practices.

3.7 Intellectual Property.

(a) Section 3.7(a) of the Vidara Disclosure Schedule contains a true and complete list as of the date of this Agreement of all of the patents and patent applications, trademark, trade name or service mark registrations and applications and registered copyrights that are owned by the Vidara Companies and used or useful in the Business (“Vidara Registered Intellectual Property”), including whether such ownership is sole or joint and: (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the date filed or issued, and the present status thereof; (ii) for each registered trademark, tradename or service mark, the application serial number or registration number, for each country, province and state, and the class of goods covered; and (iii) for each registered copyrighted work, the number and date of registration for each among country, province and state, in which a copyright application has been registered. True and complete copies of all applications filed and registrations (including all pending applications) the Vidara Registered Intellectual Property have been provided or made available to Buyer. Vidara Companies own the Vidara Registered Intellectual Property, free and clear of any Liens (other than Permitted Liens) or any other claims by third parties, including any claim of ownership or other right by any inventor.

(b) Section 3.7(b) of the Vidara Disclosure Schedule lists all Contracts pursuant to which a Vidara Company is a party and pursuant to which any of the Vidara Companies has been granted a license or other legally enforceable right to use any Intellectual Property of any Person which is used or useful, in any material way, in the Business, other than standard, off-the-shelf software commercially available on standard terms from third-party vendors (e.g., Microsoft Windows) (the “Vidara Licensed Intellectual Property”).

(c) Section 3.7(c) of the Vidara Disclosure Schedule accurately identifies each Contract to which a Vidara Company is a party and pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Vidara Intellectual Property.

(d) None of the Vidara Companies is a party to, and to the Knowledge of Vidara no Vidara Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of the Vidara Companies to use, exploit, assert, or enforce any Vidara Intellectual Property anywhere in the world, except as provided in any Contract disclosed in Section 3.7(b), Section 3.7(c) or Section 3.7(d) of the Vidara Disclosure Schedule.

(e) A Vidara Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property necessary for the conduct of the Business. No royalties, fees, commissions, or other amounts are payable by any of the Vidara Companies to any other Person (other than sales commissions paid to employees according to the Vidara Companies’ standard commissions plan) upon or for the manufacture, sale, distribution or commercialization of any Product or the use of any Vidara Intellectual Property except as provided in the Vidara Material Contracts.

(f) All patents, patent applications and trademark, trade name or service mark registrations and applications within the Vidara Registered Intellectual Property have been properly assigned to a Vidara Company, and all such assignments have been properly recorded in the applicable office in which such registrations or applications have been filed, to the extent the applicable office permits such recording.

(g) The Vidara Companies have prosecuted in accordance with applicable Laws, and have timely made all filings and paid all fees required to be paid or filed in connection with the continued prosecution of, the patent applications within the Vidara Registered Intellectual Property on a commercially reasonable basis.

(h) To the Knowledge of Vidara, the issued patents within the Vidara Registered Intellectual Property are valid, have not lapsed, are enforceable, and the applicable Vidara Company has made all filings and payments and taken all other actions required to be made or taken to maintain each of such issued patents in full force by the applicable deadline and, to the Knowledge of Vidara, the issued patents within the Vidara Licensed Intellectual Property that are exclusively licensed to a Vidara Company are valid, have not lapsed, are enforceable, and the applicable owner of such issued patents within the Vidara Licensed Intellectual Property has made all filings and payments and taken all other actions required to be made or taken to maintain each of such issued patents within the Vidara Licensed Intellectual Property in full force by the applicable deadline.

(i) No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Vidara Intellectual Property that was developed by any of the Vidara Companies or any of their employees since December 20, 2011. To the Knowledge of Vidara, no funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Vidara Intellectual Property owned by the Vidara Companies that was acquired from any third party.

(j) Except as set forth in Section 3.7(j) of the Vidara Disclosure Schedule, there are no pending or, to the Knowledge of Vidara, threatened Actions by any Person alleging infringement or misappropriation by any Vidara Company of any Intellectual Property of any other Person, nor has any Vidara Company received written communication from any Person threatening the institution of any such Action. To the Knowledge of Vidara, the conduct of the

Business does not infringe upon or constitute misappropriation or unauthorized use of, and has not infringed or constituted misappropriation or unauthorized use of, any Intellectual Property rights or any other proprietary right of any Person. Except as set forth in Section 3.7(j) of the Vidara Disclosure Schedule, as of the date hereof, there are no pending or, to the Knowledge of Vidara, contemplated threatened Actions relating to any Vidara Intellectual Property to which any Vidara Company is party, nor has any Vidara Company received written communication from any Person threatening the institution of any such Action. No Vidara Company has received notice of, and, there are no, ongoing interferences, oppositions, reissues, reexaminations or other proceedings (including ex parte and post-grant proceedings) involving any of the patents or patent applications in the Vidara Registered Intellectual Property with any applicable patent office or similar Governmental Authority. No Actions have been asserted against a Vidara Company in writing or been otherwise threatened against a Vidara Company by any Person with respect to the validity or enforceability of, or such Vidara Company’s ownership of or right to use, any Vidara Intellectual Property, and, to the Knowledge of Vidara, there is no reasonable basis for any such Action. No Vidara Company is subject to any writ, judgment, injunction, order, decree, stipulation determination or award entered by or with any Governmental Entity with respect to the Vidara Companies’ practice of any of the Vidara Intellectual Property. To the Knowledge of Vidara, no Person has infringed, misappropriated or engaged in any unauthorized use, or is currently infringing, misappropriating or engaging in any unauthorized use of any of the Vidara Intellectual Property owned by or exclusively licensed to the Vidara Companies.

(k) Each Vidara Company and Holdings has taken commercially reasonable precautions to maintain the confidentiality of all trade secrets and know how within the Vidara Intellectual Property. Each employee, consultant and independent contractor of any Vidara Company or Holdings who has contributed to or participated in the conception or development of any Vidara Registered Intellectual Property (i) has executed and delivered to such Vidara Company a confidentiality agreement restricting such Person’s right to disclose and use proprietary information and materials of such Vidara Company, the current form of which has been made available to Buyer, and (ii) has either (A) been party to a “work-for-hire” contract with a Vidara Company, in accordance with applicable Law, that has accorded such Vidara Company the sole and exclusive ownership of all tangible and intangible property arising in the course of such Person’s services on behalf of such Vidara Company or (B) executed appropriate instruments assigning, or agreements to assign, to such Vidara Company the sole and exclusive ownership of all Intellectual Property conceived by such Person during the course of such Person’s employment by or service with such Vidara Company. To the Knowledge of Vidara, no employee, consultant and independent contractor of any Vidara Company or Holdings is in violation of any term of any assignment of the Vidara Registered Intellectual Property or other agreement regarding the protection of Vidara Intellectual Property.

(l) Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Lien on, any Vidara Intellectual Property; (b) a breach of or default under any Contract disclosed in Section 3.8(i) of the Vidara Disclosure Schedule; (c) the release, disclosure or delivery of any Vidara Intellectual Property by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Vidara Intellectual Property.

3.8 Contracts. Section 3.8(i) of the Vidara Disclosure Schedule contains an accurate list as of the date of this Agreement of all the Contracts of the following types to which any Vidara Company is a party or to which any of its assets or properties is subject, other than this Agreement and the Related Agreements (the “Vidara Material Contracts”):

(a) any collective bargaining agreement or other works council, trade union, labor association or collective labor contract with respect to its employees (collectively, the “Labor Agreements”);

(b) any Contract with any officer, employee, consultant or director that provides annual payments in excess of $175,000;

(c) each Contract for the employment or engagement of any officer, individual employee or other Person on a full time, part time, consulting, independent contractor or other basis, or relating to loans to officers, directors or Affiliates that is not immediately terminable by the Vidara Company party thereto without cost or liability or which cannot be terminated by such Vidara Company without the payment of severance as required by the terms of such Contract or applicable Law;

(d) any Contract entered into outside of the Ordinary Course of Business which is reasonably expected to involve the payment or receipt in calendar year 2014 of an amount in excess of $100,000;

(e) any credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment or other Contract relating to Interest Bearing Indebtedness by any Vidara Company having an outstanding principal amount in excess of $100,000 or under which any Vidara Company has advanced or loaned any other Person amounts in the aggregate exceeding $50,000 (excluding trade receivables in the Ordinary Course of Business and advances to employees in the Ordinary Course of Business);

(f) any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets of any Vidara Company valued at an amount in excess of $50,000;

(g) each real property lease, rental or occupancy agreement that involves aggregate payments to or from any Vidara Company in excess of $50,000 in any calendar year;

(h) each capital or operating lease with respect to personal property that involves aggregate payments in excess of $50,000 in any calendar year;

(i) each Contract that, by its terms, expressly required payments by or to any of the Vidara Companies in excess of $500,000 during calendar year 2013 or expressly requires such payments in any calendar year commencing on or after January 1, 2014, which, to the Knowledge of Vidara, in each case, cannot be cancelled by the Vidara Company party thereto without any cost, liability or penalty on 180 days’ or less notice;

(j) Contracts regarding any material indemnification provided by any of the Vidara Companies to any third Person, excluding pursuant to commercial agreements entered into in the Ordinary Course of Business with suppliers and/or with respect to the sale, distribution or licensing of the Products by any of the Vidara Companies;

(k) all Contracts that relate to the sale of any of the assets of the Vidara Companies, other than in the Ordinary Course of Business, for consideration in excess of $150,000;

(l) all Contracts which involve commitments to make capital expenditures or which provide for the purchase of goods or services by any of the Vidara Companies from any one Person with an aggregate purchase price in excess of $150,000, other than purchase orders for the purchase of inventory in the Ordinary Course of Business;

(m) Contracts pursuant to which any of the Vidara Companies has licensed or acquired any Intellectual Property owned by a third party (other than non-exclusive licenses of commercially available software granted to such Vidara Company with a total replacement cost of less than $100,000);

(n) any Contract that obligates any Vidara Company to develop any product, drug or compound;

(o) Contracts pursuant to which any of the Vidara Companies has licensed or transferred any rights in or to its Intellectual Property to a third party (other than non-exclusive licenses or sublicenses entered into with end users or distributors in the Ordinary Course of Business);

(p) all Contracts that relate to the acquisition of any business, the stock or equity securities or material assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case excluding the acquisition of assets made in the Ordinary Course of Business;

(q) any Contract required to be set forth on Section 3.21 of the Vidara Disclosure Schedule;

(r) any Contract prohibiting any of the Vidara Companies from freely engaging in any business or competing anywhere in the world, any Contract with a customer granting most favored nation pricing or exclusive rights to such customer or any Contract with a supplier requiring such Vidara Company to purchase all or substantially all of its requirements for a product or service from such supplier; and

(s) any partnership or joint venture agreement.

Except as set forth on Section 3.8(ii) of the Vidara Disclosure Schedule, (i) no Vidara Company has materially breached any Vidara Material Contract, or is (with or without the lapse of time or the giving of notice, or both) in material breach or material default under any Vidara Material Contract and, to the Knowledge of Vidara, (x) no Vidara Material Contract has been materially breached or canceled by the other party which has not been duly cured or reinstated, (y) no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or material default in any material respect thereunder and (z) no event has occurred which with the passage of time or the giving of notice or both would result in a material default, material breach or event of material noncompliance by any Vidara Company under any Material Contract; (ii) no Vidara Company is in receipt of any written claim of material breach or material violation of, or default under, any such Vidara Material Contract that has not been fully and finally resolved; and (iii) each Material Contract is a valid and binding obligation of the Vidara Company party thereto, is in full force and effect and, to the Knowledge of Vidara, each Material Contract is valid, binding and enforceable against the other parties thereto, in accordance with its terms, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) applicable equitable principles (whether considered in a proceeding at law or in equity). Holdings has made available to Buyer a true and complete copy of each Vidara Material Contract. No Vidara Company (or Holdings on behalf of any Vidara Company) has waived any of its material rights under any Material Contract. No Person is renegotiating, or has an enforceable right pursuant to the terms of any Vidara Material Contract to renegotiate, any material amounts payable to any of the Vidara Companies under any Vidara Material Contract or any other material term or provision of any Vidara Material Contract. No Person has threatened to terminate or refuse to perform its obligations under any Vidara Material Contract (regardless of whether such Person has the right to do so under such Contract). The Vidara Material Contracts identified in Section 3.8 of the Vidara Disclosure Schedule collectively constitute all of the material Contracts necessary to enable the Vidara Companies to conduct the Business in the Ordinary Course of Business.

3.9 Insurance. Section 3.9 of the Vidara Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all policies of fire, liability, workmen’s compensation and other forms of insurance owned by any Vidara Company. As of the date hereof, (a) all current, material insurance policies and contracts of the Vidara Companies are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. None of the Vidara Companies has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts).

3.10 Employee Benefit Plans.

(a)General. Set forth on Section 3.10(a) of the Vidara Disclosure Schedule is a complete listing of all of the following maintained, contributed to, or required to be contributed to by any of the Vidara Companies, or with respect to which any of the Vidara Companies has any material liability, contingent or otherwise (other than an Oasis Benefit Plan):

(i) any “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are respectively defined in Sections 3(1) and 3(2) of ERISA), other than a Multiemployer Plan; or

(ii) any plan, program, policy, arrangement or agreement, whether written or unwritten, related to or concerning employment, retirement or deferred compensation, incentive compensation, stock, stock options, share appreciation rights, unemployment compensation, vacation pay, sick pay, maternity or pay while on other forms of leave, severance (including redundancy), notice or termination pay, salary continuation, change in control, retention, bonus arrangement, health benefits, profit-sharing, death or disability or any other fringe benefit arrangements for any employee, director, consultant or agent.

(b) Oasis Plans. Set forth on Section 3.10(b) of the Vidara Disclosure Schedule is a complete listing of all of the following maintained by Oasis with respect to which any US Vidara Employee participates:

(i) any “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are respectively defined in Sections 3(1) and 3(2) of ERISA) in which a US Vidara Employee participates; and

(ii) any other plan, program, policy, agreement or arrangement, including, but not limited to, retirement or deferred compensation, incentive compensation, stock, share appreciation right, unemployment compensation, vacation pay, severance pay, bonus, health benefit, profit-sharing, death or disability, insurance, life assurance, fringe benefit, retention and change of control plans, programs, policies, agreements or arrangements in which any US Vidara Employee participates.

(c) Plan Documents and Reports. A true and correct copy of each of the material documents embodying the plans, programs, policies and arrangements listed in Section 3.10(a) of the Vidara Disclosure Schedule (collectively, the “Vidara Benefit Plans”) has been made available to Buyer. A true and correct copy of each of the material documents embodying the plans, programs, policies, agreements and arrangements listed in Section 3.10(b) of the Vidara Disclosure Schedule (collectively, the “Oasis Benefit Plans”) has been made available to Buyer. A true and correct copy of the most recent annual report, summary plan description and U.S. Internal Revenue Service determination letter or opinion or advisory letter with respect to each Vidara Benefit Plan and Oasis Benefit Plan, to the extent applicable, has been made available to Buyer by Holdings. The Vidara Benefit Plans which are maintained for the benefit of current or former U.S. Vidara Employees, or directors, consultants or agents of Vidara U.S. are collectively referred to as “Vidara U.S. Benefit Plans”. The Vidara Benefit Plans which are maintained for the benefit of current or former Non-U.S. Vidara Employees, or directors, consultants or agents of Vidara International and which are exempt from ERISA by reason of Section 4(b)(4) thereof are collectively referred to herein as “Vidara Foreign Benefit Plans”.

(d) Compliance With Laws; Liabilities. No Vidara U.S. Benefit Plans are intended to be qualified under Section 401(a) of the Code. As to all Oasis Benefit Plans intended to be qualified under Section 401(a) of the Code, to the Knowledge of Vidara, each such Oasis Benefit Plan is the subject of a favorable determination letter or is entitled to rely on an advisory or opinion letter from the Internal Revenue Service or a request for a favorable determination letter has been timely filed with the U.S. Internal Revenue Service. Except as disclosed in Section 3.10(d) of the Vidara Disclosure Schedule, (i) all Vidara Benefit Plans and, to the Knowledge of Vidara, Oasis Benefit Plans have been administered in all material respects in accordance with their terms and in compliance in all material respects with the requirements of Law applicable thereto, including ERISA and the Code; (ii) there are no actions, suits or claims (other than routine claims for benefits) pending with respect to any Vidara Benefit Plan or, to the

Knowledge of Vidara, any Oasis Benefit Plan and, to the Knowledge of Vidara, there are no actions, suits or claims (other than routine claims for benefits) threatened involving or relating to any Vidara Benefit Plan or Oasis Benefit Plan; (iii) none of the Vidara Companies has any liability under any Vidara Benefit Plan or Oasis Benefit Plan for providing post-retirement medical, health or life benefits, other than, in respect of the Vidara U.S. Benefit Plans, to the extent required to provide group health plan continuation coverage under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or applicable law; and (iv) the Vidara Companies and their respective directors, officers, employees and agents have not engaged in any non-exempt transaction prohibited by ERISA or by Section 4975 of the Code with respect to any Vidara U.S. Benefit Plan or Oasis Benefit Plan that could reasonably be expected to result in the imposition of a material penalty or material tax, or other material liability. All contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each Vidara U.S. Benefit Plan and each Oasis Benefit Plan in respect to each participating U.S. Vidara Employee as of or prior to the date hereof have been made on a timely basis in accordance with applicable law.

(e) Benefit Plans subject to Title IV of ERISA. No Vidara U.S. Benefit Plan is subject to Title IV of ERISA and no U.S. Vidara Employee participates in an Oasis Benefit Plan that is subject to Title IV of ERISA.

(f) Multiemployer Plans. No Vidara Company has any current or potential liability with respect to any Multiemployer Plan. No Vidara Company is a participating employer in a “multiple employer plan,” as defined in Section 4063 or 4064 of ERISA (the “Multiple Employer Plan”).

(g) Vidara Foreign Benefit Plans. Except as set forth in Section 3.10(g) of the Vidara Disclosure Schedule: (i) each Vidara Foreign Benefit Plan is, and has been, to the Knowledge of Vidara, established, registered (where required), qualified, administered, funded (where required) and invested in compliance in all material respects with the terms thereof and all applicable Laws, (ii) with respect to each Vidara Foreign Benefit Plan, to the Knowledge of Vidara, all required filings and reports have been made in accordance with the timelines stipulated by the relevant Governmental Authorities, (iii) all material obligations of the Vidara Companies under the Vidara Foreign Benefit Plans (whether pursuant to the terms thereof or any applicable Laws) have been satisfied, and to the Knowledge of Vidara, there are no outstanding defaults or violations thereunder by the Applicable Vidara Company, (iv) full payment has been made in a timely manner of all amounts which are required to be made as contributions, payments or premiums to or in respect of any Vidara Foreign Benefit Plan under applicable Laws or under any Vidara Foreign Benefit Plan, (v) to the Knowledge of Vidara, no event has occurred with respect to any Vidara Foreign Benefit Plan which would result in the revocation of the registration with the Pensions Board or approval by the Irish Revenue Commissioners of any registered Vidara Foreign Benefit Plan, or which would entitle any Person (without the consent of the sponsor of such Vidara Foreign Benefit Plan) to wind up or terminate any such Vidara Foreign Benefit Plan, in whole or in part, or could otherwise reasonably be expected to have an adverse effect on the tax status of any such Vidara Foreign Benefit Plan, (vi) no contribution holidays have been taken under any of the Vidara Foreign Benefit Plans, (vii) the Vidara Foreign Benefit Plans established in Ireland and providing retirement benefits (the “Irish Pension Plans”) are defined contribution plans within the meaning of the Pensions Act 1990 (as amended) and have not previously been converted from a defined benefit scheme or have not been established in succession to a defined benefit scheme relating to the same employment, (viii) all contributions due to the Irish Pension Plans have been paid in full by the due date for payment in accordance with the terms of the Irish Pension Plans and the Pensions Act 1990 (as amended), (ix) the Buyer has been notified of the rate at which contributions to the Irish Pension Plans have been paid in respect of each member of the Irish Pension Plans and the basis on which they are calculated and whether they are paid in advance or in arrear, and the only liability (actual or contingent, present or future) of the Vidara Companies to any employee or officer in respect of the Irish Pension Plans is to contribute the amount so notified as payable by the relevant Vidara Company, and (x) no assurance, promise or guarantee (oral or written) has been made or given to any present or former member of the Irish Pension Plans of a particular rate, level or amount of benefits to be provided for or in respect of him under the Irish Pension Plans.

(h) Except as set forth in Section 3.10(h) of the Vidara Disclosure Schedule, the execution and delivery of this Agreement, and consummation of the Transactions will not (either along or upon the occurrence of any additional or subsequent events) constitute an event under any Vidara Benefit Plan that will result in any payment (whether severance, notice or termination pay or otherwise), or acceleration, vesting or increase in benefits with respect to any Vidara Employee, current or former independent contractor, consultant (or similar relationship) or director of any Vidara Company (each a “Vidara Service Provider”). No contractual commitments, undertakings or representations have been made or given to any Vidara Service Provider regarding the continued operation, extension, amendment or replacement of or grants of awards or benefits under any Vidara Benefit Plan.

(i) Except as set forth in Section 3.10(i) of the Vidara Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in any “parachute payment” (within the meaning of Section 280G of the Code) that is subject to the imposition of an excise Tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code.

(j) Each Vidara Benefit Plan that is subject to Section 409A and/or Section 457A of the Code has been operated and administered in compliance with Section 409A and Section 457A of the Code, as applicable.

3.11 Taxes. Except as set forth in Section 3.11 of the Vidara Disclosure Schedule:

(a) All income and franchise Tax Returns and all other material Tax Returns required to be filed by or with respect to the Vidara Companies have been timely filed, and such Tax Returns were complete and correct in all material respects and were prepared in compliance with all applicable laws and regulations. All material Taxes due and owing by each Vidara Company (whether or not shown on any Tax Return) have been timely paid other than those Taxes being actively contested by the applicable Vidara Company in good faith and by appropriate proceedings. No claim has ever been made by a Governmental Authority in a jurisdiction where a Vidara Company does not file Tax Returns that such company is or may be subject to taxation by that jurisdiction.

(b) No Vidara Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) No Vidara Company has made an election under Section 897(i) of the Code and no Vidara Company has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(d) No Vidara Company is a party to or bound by any Tax indemnification, allocation or sharing agreement and no Vidara Company has any liability for the Taxes of any Person (other than itself or another member of Vidara Companies).

(e) The unpaid Taxes of each Vidara Company (i) did not, as of the date of the Latest Balance Sheet, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and (ii) do not materially exceed that reserve as adjusted for the passage of time through the date of this Agreement in accordance with the past custom and practice of each Vidara Company in filing their Tax Returns.

(f) Each Vidara Company is, and has been at all relevant times, in material compliance with applicable transfer pricing tax laws and regulations.

(g) Since its date of formation, Vidara has been an entity classified as a corporation under Section 7701 of the Code.

(h) At least since June 30, 2012, neither Vidara nor a Subsidiary of Vidara has acquired directly or indirectly substantially all of the properties held directly or indirectly by a domestic corporation (as defined in Section 7701(a)(30)(C) of the Code) or substantially all of the properties constituting a trade or business of a domestic partnership (as defined in Section 7701(a)(30)(B) of the Code).

(i) All material Taxes required to be withheld pursuant to applicable Laws by the Vidara Companies have been withheld and, to the extent required, have been timely paid to the proper Taxing authorities.

(j) With respect to each Taxable period of the Vidara Companies ending prior to the date of this Agreement, the Tax Returns filed by the Vidara Companies with respect to such period (x) have not been audited; or (y) have been audited and (i) such audit has been completed without the issuance of any notice of deficiency or similar notice of additional liability, or (ii) such audit has been completed and the relevant Vidara Company has paid or settled with the Taxing authority any deficiency or additional liability notified therein.

3.12 Litigation. Except as set forth on Section 3.12 of the Vidara Disclosure Schedule, as of the date of this Agreement, there are no pending or, to the Knowledge of Vidara, threatened Actions against of affecting any of the Vidara Companies. No Vidara Company is subject to any material outstanding Governmental Order.

3.13 Compliance with Laws; Permits.

(a) Except as set forth in Section 3.13(a) of the Vidara Disclosure Schedule, each of the Vidara Companies is, and has been at all times since December 20, 2011, in compliance in all material respects with all laws, statutes, orders, rules, and regulations of Governmental Authorities, and judgments, decisions or orders entered by any Governmental Authority (collectively, “Laws”) applicable to the Vidara Companies, their businesses and/or their properties. Since December 20, 2011, (i) no Vidara Company has received any notices of any alleged material violations, delinquency or investigations for violation of any Laws; (ii) no Vidara Company nor any director of a Vidara Company has received any notices or correspondence from the Irish Director of Corporate Enforcement; (iii) the Irish Director of Corporate Enforcement has not made any request for information under section 15 of the Companies Act 1990 or any direction under sections 16 or 19(1) of that Act to any Person in respect of any Vidara Company or the ownership of any of its shares or debentures; (iv) no director of a Vidara Company has become a person to whom section 150 of the Irish Companies Act 1990 applies; and (v) if no director of a Vidara Company is resident in a Member State of the EEA, a bond under section 43(3) of the Companies (Amendment) (No 2) Act 1999 is in place or a certificate under section 44 of the Companies (Amendment) (No 2) Act 1999 is in force in respect of that Vidara Company.

(b) Except as set forth in Section 3.13(b) of the Vidara Disclosure Schedule, the Vidara Companies have obtained and possess, and are in material compliance with, all approvals, permits and licenses (collectively, “Permits”) of all Governmental Authorities that are necessary to permit the Vidara Companies to carry on the Business, including (i) all such Permits under the Federal Food, Drug and Cosmetic Act of 1938 (the “FDCA”), the Public Health Service Act of 1944 (the “PHSA”) and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated under any of the foregoing or any Similar Law or authorization of any other applicable Governmental Authority, (ii) all such Permits held under the Irish Medicinal Products (Control of Manufacture) Regulations 2007 or the Irish Medicinal Products (Control of Placing on the Market) Regulations 2007 and the regulations of the Irish Medicines Board, and (iii) all such Permits by any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy, marketing, developing or manufacturing of the products marketed by the Vidara Companies. Since December 20, 2011, there has been no violation, cancellation, revocation or default of any material Permit that has not been fully remedied or reinstated, as applicable. Since December 20, 2011, to the Knowledge of Vidara, no Vidara Company has received (A) any notice that any Governmental Authority has commenced or may commence any Action to withdraw any material Permit or to limit the ability of any Vidara Company to manufacture, market or distribute any Product or (B) any notice that a Vidara Company is under investigation with respect to any material violation of, or any obligation to take material remedial action under, any applicable Permits.

(c) Except as set forth in Section 3.13(c) of the Vidara Disclosure Schedule, since December 20, 2011: (i) all material reports, documents, claims, Permits and notices required to be filed, maintained or furnished to any Governmental Authority by the Vidara Companies have been filed, maintained and furnished, as applicable; (ii) all such reports, documents, claims, Permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing); (iii) there have not been any material false statements or omissions or other material violations of any laws, statutes, orders, rules or regulations of Governmental Authorities in connection with the Vidara Companies prior product development or marketing efforts; and (iv) there are no administrative, civil or criminal proceedings relating to the Vidara Companies or any of their respective employees, consultants or contractors.

3.14 Environmental Matters. (i) Each Vidara Company is now and, since December 20, 2011, has been in compliance in all material respects with all, and has not violated any, applicable Environmental Laws; (ii) no property currently or formerly owned, leased or operated by any of the Vidara Companies (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be remediated or removed, that is in violation of any Environmental Law; (iii) since December 20, 2011, neither Holdings nor any Vidara Company has received any notice, demand letter, claim or request for information alleging that any of the Vidara Companies may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Response Actions; (iv) none of the Vidara Companies is subject to any order, decree, injunction or agreement with any Governmental Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; and (v) each of the Vidara Companies has all of the environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such environmental Permits are in good standing. Neither Holdings nor any Vidara Company has received notice that any real property owned, operated or leased by the Vidara Companies is listed or proposed to be listed on the National Priorities List or CERCLIS or on any other governmental database or list of properties that may or do require remediation under Environmental Laws. No Vidara Company has arranged, by Contract or otherwise, for the transportation, disposal or treatment of Hazardous Substances at any location such that any Vidara Company is or would reasonably be expected to become subject to material liability for remediation of such location pursuant to Environmental Laws.

3.15 Absence of Changes. Except as disclosed in Section 3.15 of the Vidara Disclosure Schedule, since the date of the Latest Balance Sheet, (a) the Vidara Companies have not sustained any Vidara Material Adverse Effect and (b) neither Holdings nor any of the Vidara Companies has taken any action described in Section 5.2 hereof that if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Buyer would violate such provision.

3.16 Labor Relations; Compliance.

(a) With respect to employees of the Vidara Companies in Ireland, except as set forth in Section 3.16(a) of the Vidara Disclosure Schedule, no Vidara Company is a party to, or bound by, any Labor Agreement, nor is any such Labor Agreement presently being negotiated, nor is there any duty on the part of any Vidara Company to bargain or consult with any labor organization, trade or labor union, employees’ association or similar organization representing any of its employees (collectively, “Labor Organizations”) in Ireland, and there are no Labor Organizations representing, purporting to represent, or, to the Knowledge of Vidara, seeking to represent any employees in Ireland. Except as set forth in Section 3.16(a) of the Vidara Disclosure Schedule, none of the Vidara Companies is involved in or, to the Knowledge of Vidara, threatened with any work stoppage, strike, grievance, industrial relations dispute or material labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the Vidara Employees in Ireland.

(b) With respect to U.S. Vidara Employees, no Vidara Company is a party to, or bound by, any Labor Agreement, nor is any such Labor Agreement presently being negotiated, nor is there any duty on the part of any Vidara Company to bargain or consult with any Labor Organization in the U.S., and there are no Labor Organizations representing, purporting to represent, or, the Knowledge of Vidara, seeking to represent any employees in the U.S. None of the Vidara Companies is involved in or, to the Knowledge of Vidara, threatened with any work stoppage, strike, grievance or material labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the U.S. Vidara Employees.

(c) Except as set forth in Section 3.16(c) of the Vidara Disclosure Schedule, each of the Vidara Companies is, and at all times since December 20, 2011 has been, in compliance in all material respects with all applicable Laws, contracts, orders, rulings, decrees, judgments, arbitrations, awards of any arbitrator or Governmental Authority and any and all other obligations due to or in connection with (i) any current or former independent contractor or consultant of the Vidara Companies and (ii) any current or former Vidara Employees or their employment or any body representing them. There are no sums owing to any current or former independent contractor or consultant of the Vidara Companies or to any current or former Vidara Employee other than reimbursements of expenses in accordance with the applicable Vidara Company’s policies and wages or consulting/contracting fees for the applicable current salary or work period. To the Knowledge of Vidara, as of the date of this Agreement, no Vidara Employee intends to terminate his or her employment with the Vidara Companies (or any successor entity).

(d) Section 3.16(d)(i) of the Vidara Disclosure Schedule contains a list of all employees of the Vidara Companies in Ireland as of the date of this Agreement and Section 3.16(d)(ii) of the Vidara Disclosure Schedule contains a list of all current employees of the Vidara Companies in the U.S. as of the date of this Agreement. Holdings has made available to Buyer, with respect to each of the employees listed on Sections 3.16(d)(i) and 3.16(d)(ii) of the Vidara Disclosure Schedule, a true, accurate and complete description of such employee’s: (i) hire date, (ii) job title, (iii) rate of pay or annual salary, (iv) any other compensation payable to such employee or to which such employee is eligible (including housing allowances, transportation allowances, compensation payable pursuant to bonus, deferred compensation, incentive compensation or commission arrangements or other compensation, mandatory or contractual end-of-service and/or severance (including redundancy) benefits or payments), (v) accrued but unused vacation or paid time off; (vi) visa status, if applicable; (vii) notice entitlements; and (viii) any promises or binding commitments made to them with respect to changes or additions to their compensation or benefits. Except as set forth on Sections 3.16(d)(i) and 3.16(d)(ii) of the Vidara Disclosure Schedule, there is no current employee of any Vidara Company who is not fully available to perform work because of disability or other leave. None of the Vidara Companies have offered to any person a Contract of employment or Contract for consultancy or independent contractor services that remains unaccepted, and no such Contract has been signed that is due to commence after the date of this Agreement. Each Vidara Company has maintained, in accordance with applicable Law, full and accurate records regarding the employment of each of its current and former employees and officers.

(e) Except as set forth in Section 3.16(e) of the Vidara Disclosure Schedule, the employment of each of the current Vidara Employees is terminable by the applicable employer, in the case of employees of Vidara U.S., at will, and in the case of employees of the other Vidara Companies, by the service of no more than one (1) month notice where such dismissal is fair. Holdings has made available to Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Vidara Employees.

(f) Section 3.16(f)(i) of the Vidara Disclosure Schedule contains a template form of Contract of employment in respect of all employees of the Vidara Companies in Ireland and Section 3.16(f)(ii) of the Vidara Disclosure Schedule contains a template form of Contract of employment in respect of all employees of the Vidara Companies in the U.S. Except as set forth in Section 3.16(f)(i) and Section 3.16(f)(ii) of the Vidara Disclosure Schedule, all Vidara Employees have signed Contracts of employment that have terms and conditions that are consistent, in all material respects, with such template Contracts of employment.

(g) No current or former Person serving as an independent contractor or consultant of any of the Vidara Companies could reasonably be deemed to be a misclassified employee of a Vidara Company or otherwise deemed an employee of a Vidara Company. No current or former independent contractor or consultant of any of the Vidara Companies is, or has been, eligible to participate in any Vidara Benefit Plan. No Vidara Company has ever had any temporary, leased employees or co-employment employees that were not treated and accounted for in all respects as employees of the Vidara Companies.

3.17 Real Property. Section 3.17 of the Vidara Disclosure Schedule contains a list and brief description of all leases or other Contracts (together with all amendments, modifications, renewals and guarantees related thereto) pursuant to which any Vidara Company leases real property as tenant (the “Leased Real Property”). The Vidara Companies have a valid leasehold interest in, or right to use, as applicable, all of the Leased Real Property (including all rights, privileges and appurtenances pertaining or relating thereto) free and clear of any and all encumbrances or Liens, except for Permitted Liens. The Vidara Companies are in exclusive occupation of the entire portion of any Leased Real Property covered by the applicable lease and no other Person has any right (actual or contingent) to possession or occupation of the portion of any Leased Real Property covered by the applicable lease. To the Knowledge of Vidara, the Leased Real Property is in good operating condition and repair, free from any material structural, physical or mechanical defects, and is suitable for the conduct of the Business. The operation of the Business on the Leased Real Property does not violate in any material respect any applicable building code, zoning requirement or statute relating to such Leased Real Property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. No Vidara Company owns, or has ever owned, any real property.

3.18 Brokers and Finders. Except as set forth on Section 3.18 of the Vidara Disclosure Schedule, neither Holdings nor any Vidara Company has any broker or finder in connection with the transactions contemplated hereby and no Person is entitled to any brokerage or finder’s commission, fee, or similar compensation (contingent or otherwise) in connection with or as a result of the Transactions based upon Contracts made by or on behalf of any of the Vidara Companies.

3.19 FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Vidara Material Adverse Effect:

(a) no Vidara Company, nor any director, manager or employee of any Vidara Company, nor Holdings, or, to the Knowledge of Vidara, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of any Vidara Company or in connection with the business of any Vidara Company, has in the last five (5) years or any applicable statute of limitations period if longer than five (5) years, (i) directly or indirectly offered, promised, authorized, provided, solicited, or accepted any corrupt or improper payment (such as a bribe or kickback) or benefit (such as an excessive gift, hospitality, favor, or advantage) to or from any person in exchange for business, a license or permit, a favorable inspection or other decision, or any other financial or other advantage or purpose, or (ii) otherwise violated (a) the FCPA; (b)the Bribery Act; or (c) other applicable Bribery Legislation or U.S. export controls, sanctions, or embargoes (in each case to the extent applicable);

(b) no Vidara Company or Holdings, nor to the Knowledge of Vidara, any director, manager, employee, representative, or agent of any Vidara Company has been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, subpoenas, claims, hearings, notices of violation, information requests, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary or other disclosures to any Governmental Authority, involving any Vidara Company in any way relating to applicable Bribery Legislation or U.S. export controls, sanctions, or embargoes; and

(c) each Vidara Company has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of each Vidara Company as required by the FCPA in all material respects.

3.20 Regulatory Matters.

(a) Since December 20, 2011, except as set forth on Section 3.13(a) of the Vidara Disclosure Schedule:

(i) The Vidara Companies have conducted, and continue to conduct the Business in all material respects in compliance with all statutes, rules and regulations enforced or administered by FDA with respect to the collection, manufacture, processing, holding, storing, testing, distribution and marketing of the Products. Except as set forth in Section 3.13(a)(i) of the Vidara Disclosure Schedule, the Vidara Companies have adhered in all material respects, and continue to adhere in all material respects, to the provisions of the FDCA and all applicable regulations and guidance thereunder, including, but not limited to the following, to the extent applicable to the Products: (A) the requirement for all necessary approvals, permits, and licenses, (B) any requirements required under the statutes enforced by or regulations promulgated by the FDA, Good Manufacturing Practices, (C) establishment registration and product listing, and (D) label, labeling and advertising requirements. Except as set forth in Section 3.20(a)(i) of the Vidara Disclosure Schedule, (1) no Vidara Company is in receipt of any FDA notice of, or to the Knowledge of Vidara, subject to, any FDA adverse inspection, finding of any material deficiency, finding of any material non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case related to the Business or to the facilities in which products for the Business are manufactured, collected or handled, (2) no Product at the time sold or distributed by an Vidara Company has been recalled, suspended or discontinued as a result of any action by the FDA or by any Vidara Company, and (3) to the Knowledge of Vidara, no claims in the United States or outside the United States (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Product are pending or threatened against any Vidara Company.

(ii) To the Knowledge of Vidara, all manufacturing operations conducted by, or on behalf of, the Vidara Companies relating to the manufacturing and testing of all Products are being conducted in compliance with Good Manufacturing Practices in all material respects.

(b) Except as set forth in Section 3.20(b) of the Vidara Disclosure Schedule, to the Knowledge of Vidara, no Vidara Company has received any notification of any pending or threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, warning letter, consent decree, consent agreement, corporate integrity agreement, arbitration or other action from any Governmental Authority, including, the FDA, the Drug Enforcement Administration, the Centers for Medicare & Medicaid Services, the U.S. Department of Health and Human Services Office of Inspector General and the U.S. Department of Veterans Affairs Office of Inspector General, alleging potential or actual material non-compliance by, or material liability of, any Vidara Company under any applicable Laws. No Vidara Company is a party to a corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services or a consent decree with any Governmental Authority. No Vidara Company has reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority. No Vidara Company has applied for or received any grant, subsidy or financial assistance of any kind from any Governmental Authority.

(c) Section 3.20(c) of the Vidara Disclosure Schedule lists (i) all Notices of Inspectional Observations (Form 483), (ii) all establishment inspection reports, (iii) all recall letters and warning letters, in each case (clauses (i), (ii) and (iii)), received by any of the Vidara Companies from the FDA, and the responses thereto submitted by the Vidara Companies relating to the products manufactured or distributed by or for the Vidara Companies that have been received since December 20, 2011, and (iv) all written communications (including by email) between the FDA and the Vidara Companies or third parties authorized to communicate on behalf of the Vidara Companies, dated December 20, 2011 through the date hereof. A copy of all of the items listed in Section 3.20(c) of the Vidara Disclosure Schedule has been provided to Buyer. To the extent legally permissible, Vidara shall notify Buyer of any material written communications with Governmental Authorities regarding any of the items set forth in this Section 3.20 arising after the date hereof through the Closing Date, and, if requested by Buyer and to the extent legally permissible, Vidara shall provide to Buyer copies of such written communications. Such notification shall be made to a designated employee of Buyer who will be identified to Vidara for such purpose.

(d) Prior to the date hereof, Vidara has made available to Buyer true and correct copies of all material outstanding Governmental Orders in force on the date hereof specifically applicable to any Vidara Company. Except as set forth on Section 3.20(d) of the Vidara Disclosure Schedule, each Vidara Company has (i) timely filed with the appropriate Governmental Authority all material reports required by applicable Laws or any material rebate or refund agreement to be filed by or on behalf of such Vidara Company with respect to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), Medicare Part B average sales price (42 U.S.C. § 1395w-3a(c)), and non-federal average manufacturer price (38 U.S.C. § 8126(h)(5)), and each such report has been complete and accurate in all material respects, and (ii) timely paid all material rebate or refund amounts due and owing to a Governmental Authority in accordance with applicable Laws and any material rebate or refund agreements entered into with such Governmental Authority. No material deficiency with respect to such reports, rebates or refunds has been asserted in writing or otherwise against any of the Vidara Companies with respect to the Products.

(e) To the Knowledge of Vidara, no Vidara Company has made any materially false statements on, or material omissions from, the applications, approvals, reports and other submissions to any Governmental Authority or from any other records and documentation prepared or maintained to comply with the requirements of any Governmental Authority relating to the Products. No Vidara Company or, to the extent it would affect their service as such, any officer, key employee or agent of any Vidara Company has been convicted of any crime or engaged in any conduct that has or would reasonably be expected to result in (i) debarment under 21 U.S.C. § 335a or any similar state law or regulation or (ii) exclusion under 42 U.S.C. § 1320a-7 or any similar state Law or regulation.

(f) Except as set forth in Section 3.20(f) of the Vidara Disclosure Schedule, no Vidara Company or, in connection with their service as such, any director, officer, agent, employee or other person acting on behalf of any Vidara Company has used any corporate funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures related to political activity to government officials or others. No Vidara Company or, to the Knowledge of Vidara, in connection with their service as such, any director, officer, agent, employee or other person acting on behalf of any Vidara Company, has accepted or received any unlawful contributions, payments, gifts or expenditures. To the Knowledge of Vidara, no director or officer of any of the Vidara Company has, directly or indirectly, made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review, or examination of the financial statements with respect to any of the Vidara Companies.

(g) Neither Holdings nor any of its Affiliates (including the Vidara Companies) is in receipt of any payment, guarantee, financial assistance or other aid from a Governmental Authority that was not, but should have been, notified to the European Commission under Article 108 of the Treaty on the Functioning of the European Union for decision declaring such aid to be compatible with the common market, or which has been found to be incompatible with the common market.

3.21 Certain Business Relationships with Affiliates. Section 3.21 of the Vidara Disclosure Schedule sets forth each Contract between any Vidara Company and any Related Party, other than the Vidara Benefit Plans. Except as set forth in Section 3.21 of the Vidara Disclosure Schedule, no Vidara Company is party to any Contract with any current officer of any

Vidara Company, other than the Vidara Benefit Plans. Except as set forth in Section 3.21 of the Vidara Disclosure Schedule, no Related Party: (i) owns any material property or right, tangible or intangible, that is used by any Vidara Company, (ii) is indebted to, or is owed any money from, any Vidara Company, (iii) in the case of current officers or directors, is competing, directly or indirectly, with any Vidara Company, or (iv) has any claim or right against any Vidara Company other than the right to receive compensation and benefits for services provided as an employee or director. Each Contract set forth in Section 3.21 of the Vidara Disclosure Schedule has been duly and validly authorized by the applicable Vidara Company in compliance with applicable Law.

3.22 New Companies. Vidara owns beneficially and of record all of the outstanding capital stock of New Vidara. New Vidara owns beneficially and of record all of the outstanding capital stock of U.S. HoldCo. U.S. HoldCo owns beneficially and of record all of the outstanding capital stock of Merger Sub. New Vidara, U.S. HoldCo and Merger Sub were each formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

3.23 Investigation; Limitation on Warranties.

(a) Holdings acknowledges and agrees that neither Buyer nor any of its Affiliates, nor any other Person acting on behalf of Buyer or any of their respective Affiliates or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Buyer or any of its Affiliates or their respective businesses or assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Buyer Disclosure Schedule.

(b) Holdings acknowledges and agrees that it is consummating the Merger without any representation or warranty, express or implied, by any Person, except for the representations and warranties of Buyer expressly set forth in Article IV hereof.

(c) In connection with Holdings’ investigation of the Buyer, Holdings may have received from or on behalf of Buyer certain projections, including projected statements of operating revenues and income from operations of Buyer and certain business plan information of the Buyer. Holdings acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Holdings is familiar with such uncertainties, that Holdings is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Holdings shall have no claim against any Buyer or any other Person with respect thereto. Accordingly, Buyer makes no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

(d) Notwithstanding anything to the contrary contained herein or in the Related Agreements, Holdings’ representations and warranties in respect of the Vidara Companies and their assets, liabilities, operations and otherwise in respect of any period ending prior to February 2, 2012 are made with respect to AGI Therapeutics Ltd. and its Subsidiaries and only insofar as the subject matter of such representations or warranties are within the Knowledge of Vidara.

3.24 No Additional Representations or Warranties. Except as provided in this Article III and the Vidara Officer Certificate, neither Holdings nor its Subsidiaries, or any of their Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Buyer or its Affiliates. Without limiting the foregoing, Buyer acknowledges that Buyer, together with its advisors, has made its own investigation of the Vidara Companies and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the continued operation of the business of the Vidara Companies as conducted after the Closing, as contained in any materials provided by any of Holdings, the Vidara Companies or any of their Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise. For the purposes herein, any information provided to, or made available to, Buyer by or on behalf of any of Holdings or the Vidara Companies shall include any and all information that may be contained or posted in any electronic data room established by Holdings or its Representatives in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Buyer SEC Reports filed or furnished with the SEC since January 1, 2012 and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable section of the Buyer Disclosure Schedule (it being agreed that disclosure of any item in any section of the Buyer Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Buyer represents and warrants to Holdings and Vidara as of the date of this Agreement that:

4.1 Organization; Subsidiaries.

(a) Each of Buyer and its Subsidiaries is duly organized, validly existing, qualified and, where relevant, in good standing under the laws of its jurisdiction of incorporation or organization. Each of Buyer and its Subsidiaries has all requisite power and authority to own, lease and operate its respective assets and properties as they are now being owned and operated. Each of Buyer and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) Buyer has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the certificate of incorporation and by-laws of Buyer (the “Buyer Certificate and By-Laws”) as amended to the date hereof. The Buyer Certificate and By-Laws are in full force and effect and Buyer is not in violation of the Buyer Certificate and By-Laws.

(c) All the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Buyer have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Buyer free and clear of all Liens (other than Permitted Liens).

4.2 Capitalization.

(a) The entire authorized capital stock of Buyer consists of 200,000,000 shares of common stock, US$0.0001 par value per share (the “Buyer Common Stock” and the shares thereof, the “Buyer Shares”). As of March 18, 2014 (the “Buyer Capitalization Date”), (i) 68,563,819 Buyer Shares were issued and outstanding and (ii) zero Buyer Shares were held in treasury. As of March 18, 2014 (the “Buyer Reserve Capitalization Date”), (A) 10,365,125 Buyer Shares were reserved for issuance pursuant to the Buyer Share Plans (which number includes the increase of 703,400 Buyer Shares to the 2011 Equity Incentive Plan approved by the Buyer Board on January 10, 2014, subject to approval by the Buyer Stockholders) of which 6,338,764 Buyer Shares were subject to outstanding Buyer Options (which number includes the 684,950 Buyer Shares subject to Buyer Options approved by the Buyer Board on January 10, 2014, subject to approval by the Buyer Stockholders) and 1,681,605 Buyer Shares were subject to outstanding Buyer Share Awards and (B) 13,686,082 Buyer Shares were subject to outstanding warrants to acquire shares of Buyer Common Stock (such warrants, the “Buyer Warrants”). All the outstanding Buyer Shares are, and all shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, and (to the extent such concept is applicable to the equity interest) fully paid and non-assessable and free of pre-emptive rights.

(b) Except as set forth in Section 4.2(a), as of the date hereof: (i) Buyer does not have any shares of capital stock issued or outstanding other than shares that have become outstanding after the Buyer Capitalization Date or Buyer Reserve Capitalization Date, as applicable, but were reserved for issuance as set forth in Section 4.2(a), and (ii) other than as issued or reserved for in the ordinary course pursuant to the Buyer Share Plans and the Buyer Warrants, since the Buyer Reserve Capitalization Date, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments (contingent or otherwise) relating to the issuance of capital stock to which Buyer or any of its Subsidiaries is a party obligating Buyer or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Buyer or any Subsidiary of Buyer or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Buyer or a wholly owned Subsidiary of Buyer); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(c) There are no voting trusts or other agreements or understandings to which Buyer or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Buyer or any of its Subsidiaries.

4.3 Due Authorization. Subject only to the Buyer Stockholder Vote, Buyer has all necessary corporate power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby, including the Merger. Subject only to the Buyer Stockholder Vote, the execution, delivery and performance by Buyer of this Agreement and its Related Agreements have been duly authorized by all necessary corporate or other action of Buyer. Buyer has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements and, assuming due authorization, execution and delivery of this Agreement and the Related Agreements by the other parties hereto and thereto, this Agreement and each of its Related Agreements constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

4.4 No Violation; Consents and Approvals.

(a) The execution and delivery by Buyer of this Agreement and its Related Agreements do not, and, subject to obtaining the consents, approvals and authorizations, and making the filings, described in Section 4.4(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Buyer Material Contract or result in the creation of any Lien upon any of the properties, rights or assets of Buyer or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Organizational Documents of Buyer or any of its Subsidiaries or (iii) conflict with or violate any Laws applicable to Buyer or any of its Subsidiaries or any of their respective properties, rights or assets, other than, (A) in the case of sub-clauses (i), (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (B) as may arise as a result of facts or circumstances relating to Holdings or its Affiliates or Laws or contracts binding on Holdings or its Affiliates.

(b) Other than as may be required pursuant to or in connection with the HSR Act, the Securities Act, the Exchange Act, no consent, authorization or approval of, or filing with, any Governmental Authority is necessary, under applicable Law, for the consummation by Buyer of the transactions contemplated by this Agreement, except for such consents, authorizations or approvals of, or filings (i) that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or (ii) as may arise as a result of facts or circumstances relating to Holdings or its Affiliates or Laws or contracts binding on Holdings or its Affiliates.

4.5 SEC Reports; Financial Statements.

(a) Since January 1, 2012, Buyer has filed all forms, reports and documents (including all Exhibits, Schedules and Annexes thereto) required to be filed by it with the SEC, including any amendments or supplements thereto (collectively, together with all documents filed on a voluntary basis on Form 8-K and together with all documents incorporated by reference therein, the “Buyer SEC Reports”). As of their respective effective dates, all of the Buyer SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder.

(b) The financial statements (including all related notes and schedules thereto), contained or that will be contained in the Buyer SEC Reports (or incorporated therein by reference) (the “Buyer Financial Statements”) complied or when filed will comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present or will fairly present, as the case may be, in all material respects the consolidated financial position and results of operations and cash flows of Buyer and its Subsidiaries for the respective periods or as of the respective dates set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein and except, in the case of unaudited Buyer Financial Statements, for changes resulting from normal and recurring year-end adjustments).

(c) Buyer (i) maintains disclosure controls and procedures required by Rule 13a-15 under the Exchange Act that are designed to provide reasonable assurances that information relating to Buyer that is required to be disclosed in the reports that Buyer files or submits under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) and (ii) has disclosed since January 1, 2012 to Buyer’s auditors and the audit committee of the Buyer Board (x) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to materially and adversely affect Buyer’s ability to record, process, summarize and report financial information and (y) any fraud, to the Knowledge of Buyer, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting. All such disclosures were made in writing by management to Buyer’s auditors and audit committee and a copy has previously been made available to Holdings. For purposes of this Section 4.5(c), the terms “material weakness” and “significant deficiency” shall have the meanings assigned to such terms in Rule 1-02 of Regulation S-K, as in effect on the date of this Agreement.

(d) Except (i) as disclosed, reflected or reserved against in Buyer’s consolidated balance sheet (or the notes thereto) as of December 31, 2013 included in the Buyer SEC Reports filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since December 31, 2013 or in connection with the Transactions, (iii) as expressly permitted or contemplated by this Agreement and (iv) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Buyer nor any Subsidiary of Buyer has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Buyer and its consolidated Subsidiaries (or in the notes thereto), other than those liabilities which, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

(e) The Buyer maintains and has maintained a standard system of accounting established and administered, in all material respects, in accordance with GAAP. The Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.6 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, Buyer or a Buyer Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in Buyer’s and its Subsidiaries respective businesses as currently conducted. There are no pending or, to the Knowledge of Buyer, threatened Actions by any Person alleging infringement or misappropriation by Buyer or any Buyer Subsidiary of any Intellectual Property of any other Person, nor has Buyer or any Buyer Subsidiary received written communication from any Person threatening the institution of any such Action. Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, the conduct of the businesses of Buyer and its Subsidiaries does not infringe upon or constitute misappropriation or unauthorized use of, and has not infringed or constituted misappropriation or unauthorized use of, any Intellectual Property rights or any other proprietary right of any Person. To the Knowledge of Buyer, no Person has infringed, misappropriated or engaged in any unauthorized use, or is currently infringing, misappropriating or engaging in any unauthorized use of any of the Intellectual Property owned or controlled by Buyer or any of its Subsidiaries.

4.7 Material Contracts.

(a) Except for this Agreement, the Related Agreements or any contracts filed as exhibits to the Buyer SEC Reports, as of the date hereof, neither Buyer nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 4.7(a), other than Buyer Benefit Plans, being referred to herein as “Buyer Material Contracts”).

(b) Neither Buyer nor any Subsidiary of Buyer is in breach of or default under the terms of any Buyer Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. To the Knowledge of Buyer, as of the date hereof, no other party to any Buyer Material Contract is in breach of or default under the terms of any Buyer Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, each Buyer Material Contract is a valid and binding obligation of Buyer or the Subsidiary of Buyer which is party thereto and, to the Knowledge of Buyer, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.8 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, as of the date hereof, (i) all current, material insurance policies and contracts of Buyer and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (ii) all premiums due thereunder have been paid. Neither Buyer nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.9 Employee Benefit Plans.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, (i) each of the Buyer Benefit Plans has been operated and administered in material compliance in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) no Buyer Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iii) no Buyer Benefit Plan provides medical, health or life benefits (whether or not insured), with respect to current or former employees or directors of Buyer or its Subsidiaries beyond their retirement or other termination of service, other than under COBRA or comparable U.S. state law; (iv) no liability under Title IV of ERISA has been incurred by Buyer, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause Buyer, its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder; (v) no Buyer Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vi) all contributions or other amounts payable by Buyer or its Subsidiaries as of the Effective Time pursuant to each Buyer Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with US GAAP; (vii) neither Buyer nor any of its Subsidiaries has engaged in a transaction in connection with which Buyer or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (viii) there are no pending, or to the Knowledge of Buyer, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Buyer Benefit Plans or any trusts related thereto that would result in a material liability.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, each of the Buyer Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, and (ii) has received a favorable determination letter or opinion letter as to its qualification. Each such favorable determination letter has been provided or made available to Holdings.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Buyer under any Buyer Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Buyer Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(d) Since December 31, 2012, no Buyer Benefit Plan has been materially amended or otherwise materially modified to increase benefits (or the levels thereof) in a manner that would be material to Buyer and its Subsidiaries.

4.10 Taxes. Except as set forth in Section 4.10 of the Buyer Disclosure Schedule:

(a) All income and franchise Tax Returns and all other material Tax Returns required to be filed by or with respect to Buyer or its Subsidiaries have been timely filed, and such Tax Returns were complete and correct in all material respects and were prepared in compliance with all applicable laws and regulations. All material Taxes due and owing by Buyer or its Subsidiaries (whether or not shown on any Tax Return) have been timely paid other than those Taxes being actively contested by Buyer or the applicable Subsidiary in good faith and by appropriate proceedings. No claim has ever been made by a Governmental Authority in a jurisdiction where Buyer or any of its Subsidiaries does not file Tax Returns that such company is or may be subject to taxation by that jurisdiction.

(b) Neither Buyer nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) Neither Buyer nor any of its Subsidiaries is a party to or bound by any Tax indemnification, allocation or sharing agreement and neither Buyer nor any of its Subsidiaries has any liability for the Taxes of any Person (other than itself, Buyer or another Buyer Subsidiary).

(d) Buyer and each of its Subsidiaries are, and have been at all relevant times, in material compliance with applicable transfer pricing tax laws and regulations.

(e) All material Taxes required to be withheld pursuant to applicable Laws by Buyer and each of its Subsidiaries have been withheld and, to the extent required, have been timely paid to the proper Taxing authorities.

(f) With respect to each Taxable period of the Buyer and each of its Subsidiaries ending prior to the date of this Agreement, the Tax Returns filed by the Buyer or any of its Subsidiaries with respect to such period (x) have not been audited; or (y) have been audited and (i) such audit has been completed without the issuance of any notice of deficiency or similar notice of additional liability, or (ii) such audit has been completed and Buyer or the relevant Subsidiary have paid or settled with the Taxing authority any deficiency or additional liability notified therein.

4.11 Litigation. Except as set forth on Section 4.11 of the Buyer Disclosure Schedule, as of the date of this Agreement, there are no pending or, to the Knowledge of Buyer, threatened Actions against Buyer or its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have (a) a material adverse effect on the ability of any of Buyer to enter into and perform its obligations under this Agreement or (b) a Buyer Material Adverse Effect.

4.12 Compliance with Law; Permits.

(a) Each of Buyer or its Subsidiaries is in compliance with and is not in default under or in violation of any Laws, applicable to any of Buyer or its Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) Each of Buyer and its Subsidiaries has obtained all Permits of all Governmental Authorities that are necessary to permit the Buyer and its Subsidiaries to carry on their businesses as conducted on the date hereof in all material respects, including (i) all such Permits under the FDCA, the PHSA and the regulations of the FDA promulgated under any of the foregoing or any Similar Law or authorization of any other applicable Governmental Authority and (ii) all such Permits by any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy, marketing, developing or manufacturing of the products marketed by the Buyer or its Subsidiaries and, to the Knowledge of Buyer, there has been no violation, cancellation, revocation or default of any such Permit, except for any violation, cancellation, revocation or default that would not have a Buyer Material Adverse Effect.

(c) Except as would not have a Buyer Material Adverse Effect: (i) all material reports, documents, claims, Permits and notices required to be filed, maintained or furnished to any Governmental Authority by Buyer and its Subsidiaries have been filed, maintained and furnished, as applicable; (ii) all such reports, documents, claims, Permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing); (iii) there have not been any material false statements or omissions or other material violations of any laws, statutes, orders, rules or regulations of Governmental Authorities in connection with Buyer or its Subsidiaries prior product development or marketing efforts; and (iv) there are no administrative, civil or criminal proceedings relating to Buyer or its Subsidiaries or any of their respective employees, consultants or contractors.

4.13 Environmental Matters. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect: (i) Buyer and its Subsidiaries are now and have been in compliance with all, and have not violated any, applicable Environmental Laws; (ii) no property currently or formerly owned, leased or operated by Buyer or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be remediated or removed, that is in violation of any Environmental Law; (iii) neither Buyer nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that Buyer or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Response Actions; (iv) neither Buyer nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; and (v) Buyer has all of the environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such environmental Permits are in good standing.

4.14 Absence of Changes. Since January 1, 2013 through the date hereof, none of Buyer or its Subsidiaries has sustained any Buyer Material Adverse Effect.

4.15 Brokers and Finders. Except as set forth on Section 4.15 of the Buyer Disclosure Schedule, Buyer has not used any broker or finder in connection with the transactions contemplated hereby and no Person is entitled to any brokerage or finder’s commission, fee, or similar compensation (contingent or otherwise) in connection with or as a result of the Transactions based upon Contracts made by or on behalf of Buyer.

4.16 Opinion of Buyer Financial Advisor. The Buyer Board has received the opinion of the Buyer Financial Advisor, dated the date of this Agreement, to the effect that, based upon and subject to the various assumptions, qualifications and limitations set forth therein, as of such date, the Transaction Consideration is fair, from a financial point of view, to Buyer and its stockholders (other than Vidara and its affiliates).

4.17 Board Approval. The Buyer Board, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that the transactions contemplated by this Agreement are fair to and in the best interests of Buyer and its stockholders, (b) approved and adopted this Agreement and approved the Merger described herein and (c) determined to recommend to the stockholders of Buyer that such stockholders adopt this Agreement and directed that this Agreement be submitted for consideration by Buyer’s stockholders at a meeting of Buyer’s stockholders.

4.18 Required Stockholder Vote. The Buyer Stockholder Approval is the only vote of holders of securities of Buyer which is required to consummate the transactions contemplated hereby.

4.19 FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect:

(a) neither Buyer nor any Buyer Subsidiary, nor any director, manager or employee of Buyer or any Buyer Subsidiary has in the last five (5) years, in connection with the business of Buyer or any Buyer Subsidiary, itself or, to Buyer’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Buyer or any Buyer Subsidiary, taken any action in violation of the FCPA, the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable);

(b) neither Buyer nor any Buyer Subsidiary, nor any director, manager or employee of Buyer or any Buyer Subsidiary, are, or in the past five (5) years have been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving Buyer or any Buyer Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA; and

(c) Buyer and every Buyer Subsidiary have made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Buyer and every Buyer Subsidiary as required by the FCPA in all material respects.

4.20 Financing. Buyer has obtained a commitment letter, dated as of the date hereof, for debt financing (the “Financing”) in an aggregate principal amount of up to $250,000,000 from one or more investment funds managed by Deerfield Management Company, L.P. (together with any amendments, supplements or other modifications thereto and any restatements or replacements thereof, including pursuant to any Alternative Financing, the “Commitment Letter”). The Commitment Letter is in full force and effect as of the date hereof. Subject to the funding of the financing set forth in the Commitment Letter in accordance with its terms, the expected net proceeds from the Financing and the other financial resources of Buyer are reasonably expected to be sufficient to fund the Estimated Cash Consideration and any other amounts required to be paid by Buyer in connection with the Transactions. Buyer is not bound by any covenants or other obligations that would preclude, or require that any third party consent to, the Financing.

4.21 Investigation; Limitation on Warranties.

(a) Buyer acknowledges and agrees that neither Holdings nor any of the Vidara Companies, nor any other Person acting on behalf of Holdings or any of their respective Affiliates or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Holdings or any of the Vidara Companies or their respective businesses or assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Vidara Disclosure Schedule.

(b) Buyer acknowledges and agrees that it is entering into this Agreement and consummating the Merger and the other Transactions without any representation or warranty, express or implied, by any Person, except for the representations and warranties of Holdings expressly set forth in Article III hereof.

(c) In connection with Buyer’s investigation of the Vidara Companies, Buyer has received from or on behalf of Holdings certain projections, including projected statements of operating revenues and income from operations of the Vidara Companies and certain business plan information of the Vidara Companies. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall have no claim against any stockholder of Holdings or any other Person with respect thereto. Accordingly, Holdings makes no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

4.22 No Additional Representations or Warranties. Except as provided in this Article IV and the Buyer Officer Certificate, neither Buyer nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Holdings or its Affiliates. Without limiting the foregoing, Holdings acknowledges that Holdings, together with its advisors, has made its own investigation of Buyer and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the continued operation of the business of Buyer as conducted after the Closing, as contained in any materials provided by Buyer or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives, in the Buyer SEC Reports, or otherwise.

ARTICLE V

COVENANTS

5.1 Access to Information and Facilities; Confidentiality.

(a) From the date of this Agreement to the earlier of the Closing Date or the date this Agreement is terminated, subject to the Confidentiality Agreement, Holdings shall give Buyer and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, facilities, books and records of the Vidara Companies, and shall make the officers and employees of the Vidara Companies available to Buyer and its Representatives as Buyer and its Representatives shall from time to time reasonably request, in each case to the extent that such access and disclosure would not obligate Holdings or any of the Vidara Companies to take any actions that would unreasonably disrupt the normal course of their businesses or violate the terms of any contract to which the Vidara Companies are bound or any applicable Law or regulation; provided, however that all requests for access shall be directed to Virinder Nohria and David Kelly in writing (the “Vidara Designated Contacts”); provided, further, that nothing herein shall require Holdings or the Vidara Companies to provide access or to disclose any information to Buyer if such access or disclosure would be in violation of applicable Law (including the HSR Act and other Antitrust Laws) or the provisions of any agreement to which any Vidara Company is a party. Other than the Vidara Designated Contacts, Buyer is not authorized to and shall not (and shall cause its employees, agents, Representatives and Affiliates to not) contact any officer, director, employee, franchisee, customer, supplier, distributor, lender or other material business relation of any Vidara Company prior to the Closing without the prior written consent of a Vidara Designated Contact.

(b) From the date of this Agreement to the earlier of the Closing Date or the date this Agreement is terminated, subject to the Confidentiality Agreement, Buyer shall give Holdings and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, facilities, books and records of the Buyer and its Subsidiaries, and shall make the officers and employees of the Buyer and its Subsidiaries available to Holdings and its Representatives as Holdings and its Representatives shall from time to time reasonably request, in each case to the extent that such access and disclosure would not obligate Buyer or any of its Subsidiaries to take any actions that would unreasonably disrupt the normal course of their businesses or violate the terms of any contract to which the Buyer and its Subsidiaries are bound or any applicable Law or regulation; provided, however that all requests for access shall be directed to Timothy Walbert and Robert De Vaere in writing (the “Buyer Designated Contacts”); provided, further, that nothing herein shall require Buyer and its Subsidiaries to provide access or to disclose any information to Vidara if such access or disclosure (i) would cause significant competitive harm to the Buyer and its Subsidiaries if the transactions contemplated by this Agreement are not consummated or (ii) would be in violation of applicable Law (including the HSR Act and other Antitrust Laws) or the provisions of any agreement to which Buyer or any of its Subsidiaries is a party. Other than the Buyer Designated Contacts, Holdings is not authorized to and shall not (and shall cause its employees, agents, Representatives and Affiliates to not) contact any officer, director, employee, franchisee, customer, supplier, distributor, lender or other material business relation of Buyer or any of its Subsidiaries prior to the Closing without the prior written consent of a Buyer Designated Contact.

(c) Except as required by Law, each of Buyer and Holdings shall, and shall cause its Representatives to, treat and hold strictly confidential any information provided or obtained pursuant to this Section 5.1 in accordance with the terms of the Confidentiality Agreement.

(d) In the event of any termination of this Agreement, for 18 months following such termination, (i) Buyer shall not, and shall not permit any of its Affiliates to, hire or solicit any employee of any Vidara Company or encourage any such employee to leave such employment or hire any such employee who voluntarily left such employment during the six-month period following such voluntary termination; provided, that nothing in this Section 5.1(d)(i) shall prevent Buyer or any of its Affiliates from hiring any employee whose employment has been terminated by Holdings or a Vidara Company and provided, further, that neither Buyer nor any of its Subsidiaries shall be precluded from engaging in general or public solicitations or advertising not targeted at any such individuals described above; provided that Buyer otherwise complies with this Section 5.1(d)(i) and (ii) Vidara shall not, and shall not permit any of its Affiliates to, hire or solicit any employee of Buyer or any of its Subsidiaries or encourage any such employee to leave such employment or hire any such employee who voluntarily left such employment during the six-month period following such voluntary termination; provided, that nothing in this Section 5.1(d)(ii) shall prevent Vidara or any of its Affiliates from hiring any employee whose employment has been terminated by Buyer or any of its Subsidiaries; provided, further, that neither Vidara or any of its Affiliates shall be precluded from engaging in general or public solicitations or advertising not targeted at any such individuals described above; provided that Buyer otherwise complies with this Section 5.1(d)(ii).

5.2 Conduct of Business of Vidara Companies. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, Holdings shall cause the Vidara Companies to, (i) work with Buyer in good faith to renew or renegotiate the real property leases marked with an asterisk on Section 3.17 of the Vidara Disclosure Schedule or to locate suitable replacement real estate for the operations of the Vidara Companies currently conducted in such locations (including keeping Buyer reasonably informed of all material communications with respect to such actions) and (ii) except as required to effectuate the Transactions, as set forth in Section 5.2 of the Vidara Disclosure Schedule, as otherwise contemplated by this Agreement or the Related Agreements, or as consented to by Buyer in writing (which consent shall be considered by Buyer in good faith), operate the business of the Vidara Companies in the ordinary course and substantially in accordance with past practice. Without limiting the generality of the foregoing, except as required to effectuate the Transactions, as set forth in Section 5.2 of the Vidara Disclosure Schedule, as otherwise contemplated by this Agreement or as consented to by Buyer in writing (which consent shall be considered by Buyer in good faith), Holdings shall cause each of the Vidara Companies not to:

(a) except for cash distributions or dividends to a Vidara Company (and not Holdings) in the Ordinary Course of Business, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares of its capital stock, voting securities or other equity interests or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares of capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units;

(b) declare, set aside or make any payment, dividend or distribution of cash or other property to any of its equityholders with respect to its equity securities or otherwise, or purchase, redeem or otherwise acquire, directly or indirectly, other than in connection with the Reorganization, any of its equity securities (including any warrants, options or other rights to acquire its capital stock or other equity);

(c) materially and adversely modify or terminate any Vidara Material Contract (provided that the foregoing shall not prohibit allowing any such contract to lapse at the end of the current term thereof);

(d) sell, assign, transfer, convey, lease mortgage, pledge, encumber, impair or otherwise dispose of (in whole or in part), or create, incur, assume or cause to be subjected to any Lien (other than Permitted Liens) on, any material assets or properties of the Vidara Companies (other than the disposition of obsolete or worn-out assets), except sales of inventory in the Ordinary Course of Business;

(e) except as otherwise required by Law or any Vidara Benefit Plan existing on the date of this Agreement and made available to Buyer, (i) take any action with respect to the grant of any bonus or any severance or termination pay to any Vidara Service Provider (other than pursuant to policies or agreements of any of the Vidara Companies in effect on the date of this Agreement); (ii) voluntarily make any change in the key management structure of any of the Vidara Companies; (iii), adopt, enter into or amend any Vidara Benefit Plan; (iv) make any new grant or award, or vest, accelerate or otherwise amend any existing grant, benefit or award, under any Vidara Benefit Plan; (v) increase the compensation payable to any Vidara Service Provider; or (vi) enter into or forgive any loan to a Vidara Service Provider;

(f) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(g) make any loans or advances to any Person, except for advances to employees or officers of any of the Vidara Companies for expenses incurred in the Ordinary Course of Business;

(h) (i) make or change any Tax election, (ii) amend any Tax Return or (iii) enter into any closing agreement, settle any Tax claim or assessment relating to any of the Vidara Companies, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Vidara Company (in each case other than elections, filings, settlements, closing agreements, extensions or waivers made in the Ordinary Course of Business) if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Vidara Companies or Buyer for any period ending after the Closing Date or decreasing any Tax attribute of any Vidara Company or Buyer existing on the Closing Date;

(i) other than as required in connection with, and pursuant to the terms of, the Reorganization, adopt a plan of complete or partial liquidation, dissolution or recapitalization or effect any recapitalization, reclassification, stock split, reverse stock split or like change in its capitalization;

(j) abandon or permit the lapse of, as applicable, any of its Intellectual Property;

(k) incur, modify, assume or guarantee any Interest Bearing Indebtedness, or issue any debt securities or any warrants or rights to acquire any debt security;

(l) other than in the Ordinary Course of Business, delay or postpone the payment of any accounts payable or commissions or any other liability or obligation or agree or negotiate with any third party to extend the payment date of any accounts payable or commissions or any other liability or obligation or accelerate the collection of (or discounted) any accounts or notes receivable;

(m) take any action or fail to take any action, the primary purpose of which is to accelerate to the period prior to the Closing sales to trade or other customers that would otherwise be expected to occur after the Closing;

(n) make any change in any method of accounting or accounting policies or make any write-down in the value of its inventory, except as required by applicable Law;

(o) create or permit the creation of any Lien (other than a Permitted Lien) on any of the assets of any Vidara Companies;

(p) enter into any Contract pursuant to which any Vidara Company may become obligated to make any severance, termination or similar payment, or any bonus or similar payment (other than payment in respect of base salary), to any employee, current or former independent contractor, consultant (or similar relationship) or director of any Vidara Company;

(q)(i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (ii) enter into any agreement or exercise any discretion providing for acceleration of payment or performance as a result of a change of control of any Vidara Company;

(r) terminate any employee other than for cause (in which case Holdings shall notify Buyer), or hire any employee, in either case, whose annual base compensation exceeds or would exceed $175,000;

(s) make any capital expenditure which (i) involves the purchase of real property or (ii) is in excess of $100,000 individually or $200,000 in the aggregate during any fiscal quarter;

(t) cancel or compromise any material claim or waive or release any material right or settle, or agree to settle any Action to which it is a party or initiate or commence any Action (other than any Action to enforce the terms of this Agreement);

(u) sell, assign, transfer or license to any third party any of its Intellectual Property, other than non-exclusive licenses entered into in the Ordinary Course of Business;

(v) enter into a Contract, which had such Contract been entered into prior to the date hereof, would have been a Vidara Material Contract;

(w) take any action that is reasonably expected to materially and adversely affect, or materially impede or impair, the ability of the parties hereto, or any of the actual or contemplated parties to any other Related Agreement, to consummate the transactions contemplated hereby or thereby;

(x) change, amend or modify the Organizational Documents of any of the Vidara Companies, except as otherwise required by Law

(y) purchase, acquire or bind any directors’ and officers’ liability insurance policy or policies with annual premiums in excess of $300,000 in the aggregate; or

(z) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 5.2.

5.3 Conduct of Business of Buyer and its Subsidiaries. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, (i) except (x) as required to effectuate the Transactions, as otherwise contemplated by this Agreement or the Related Agreements, or as consented to by Holdings (which consent shall be considered by Holdings in good faith), or (y) for any actions taken in connection with acquisition transactions that are not reasonably expected to adversely affect, impede or impair Buyer’s ability to carry out its obligations under this Agreement and the Related Agreements in accordance with the terms hereof and thereof, Buyer shall and shall cause its Subsidiaries to operate their business in the ordinary course of business and substantially in accordance with past practice and (ii) Buyer shall not and shall cause its Subsidiaries to not, except as contemplated by this Agreement, as set forth in Section 5.3 of the Buyer Disclosure Schedule or as consented to by Holdings in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied):

(a) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Buyer or its Subsidiaries), except dividends and distributions paid or made on a pro rata basis by Buyer Subsidiaries;

(b) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares of its capital stock, voting securities or other equity interest in the Buyer or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares of capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (except as otherwise provided by the express terms of any options outstanding on the date hereof), other than (i) issuances of Buyer Shares in respect of (A) any exercise of Buyer Options outstanding on the date hereof or as may be granted after the date hereof in accordance with this Section 5.3(b), (B) any settlement of Buyer Share Awards outstanding on the date hereof or as may be granted after the date hereof in accordance with this Section 5.3(b), (C) any exercise of Buyer Warrants and (D) any conversion of notes governed by the Convertible Notes Indenture; (ii) grants of Buyer Options and Buyer Share Awards in the ordinary course of business consistent with past practice; (iii) withholding of Buyer Shares to satisfy Tax obligations pertaining to the exercise of Buyer Options or settlement of Buyer Share Awards or to satisfy the exercise price with respect to Buyer Options or to effectuate an option holder direction upon exercise; and (iv) transactions among the Buyer and its wholly owned Subsidiaries or among the Buyer’s wholly owned Subsidiaries.

(c) split, combine or reclassify any of its issued capital stock, other than pursuant to transactions by a wholly owned Subsidiary of the Buyer which remains a wholly owned Subsidiary after consummation of such transaction;

(d) amend its Organizational Documents in any manner that would materially delay or otherwise adversely affect the consummation of the transactions contemplated by this Agreement;

(e) take any action that is reasonably expected to materially and adversely affect, or materially impede or impair, the ability of the Parties, or any of the actual or contemplated parties to any other Related Agreement, to consummate the transactions contemplated hereby or thereby; or

(f) agree, in writing or otherwise, to take any of the foregoing actions.

5.4 Reorganization; Governance Matters.

(a) Subject to Section 5.4(b), Holdings and Vidara shall, and shall cause the other Vidara Companies to, use their reasonable best efforts to take such steps as are necessary to effect the Reorganization described on Schedule 1 hereto or as otherwise mutually and reasonably agreed by Holdings and Buyer. If the Parties agree to a deviation from Schedule 1 in accordance with this Section 5.4(a) (in which case, the Parties shall cause Schedule 1 to be revised accordingly), then for purposes of this Agreement, all references to Schedule 1 shall be deemed to be references to Schedule 1 as so revised. Holdings shall make available to Buyer in a timely manner for review and comment all drafts of the documents governing or effecting the Reorganization and all other instruments or documentation relating to the Reorganization, in each case, to the extent prepared by Holdings or its Representatives and shall incorporate into such document and instruments all reasonable comments provided by Buyer or its Representatives.

(b) Buyer shall, and shall cause its Subsidiaries to, use their reasonable best efforts to (i) cooperate with Holdings and the Vidara Companies and (ii) take such steps as are required of Buyer pursuant to this Agreement, including Schedule 1, to effect the Reorganization described on Schedule 1 hereto or as otherwise mutually and reasonably agreed by Holdings and Buyer. Buyer shall bear all filing fees, costs and similar expenses associated with effecting the Reorganization and effecting the steps contemplated on Schedule 1 hereto. To the extent that any such fees, costs or expenses are paid or incurred by Holdings, any Vidara Company or any New Company, Buyer shall reimburse Holdings or the applicable Vidara Company therefor promptly following such Person’s request for reimbursement.

(c) Holdings will not permit U.S. HoldCo, Merger Sub or any of the New Companies to take any action other than those actions that such Person is required to take pursuant to this Agreement, including Schedule 1 hereto, actions that are incidental thereto, and actions that Buyer otherwise requests in writing be taken by such Person.

(d) Prior to the Closing, subject to Section 2.6, Vidara shall, and shall cause the other Vidara Companies to, take such steps as are reasonably requested by Buyer to provide for the governance of the Vidara Companies from and after the Effective Time, including to: (i) form appropriate committees of the board of directors of any Vidara Company (including all committees required to comply with the listing requirements of NASDAQ and all committees of Buyer currently in place); (ii) nominate and cause to be elected, effective as of the Effective Time, such directors of the Vidara Companies required to comply with the listing requirements of NASDAQ, to comply with applicable Law following the Closing or as Buyer may designate; (iii) appoint, effective as of the Effective Time, to any committee of the board of directors of any Vidara Company such directors as Buyer may designate; (iv) adopt and approve such committee charters, codes of conduct or other guidelines, principles or codes of conduct for the Vidara Companies as Buyer may reasonably require; (v) adopt and approve such employee benefit plans, including equity-based plans, of the Vidara Companies as Buyer may reasonably require; and (vi) take such other corporate actions and adopt such other resolutions of the board of directors of the Vidara Companies and the shareholders of Vidara as Buyer may reasonably request. Additionally, prior to the Closing, each of Buyer and its Subsidiaries shall be permitted to (A) take any action to accelerate the vesting and exercisability or otherwise amend the terms of any Buyer Options, Buyer Share Awards or Buyer Warrants that are outstanding on the date hereof, and (B) adopt or amend any Buyer Share Plans.

5.5 Non-Solicitation – Vidara. Holdings agrees that neither it nor any Vidara Company nor any of their respective officers, directors or employees shall, and that it shall use reasonable best efforts to cause its and their respective Representatives (other than officers, directors or employees of the Vidara Companies) not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making or submission of, any Vidara Alternative Proposal, or (ii) participate in any discussions or negotiations regarding a Vidara Alternative Proposal with, or furnish any non-public information of Holdings to, any person that has made or, to Holdings’ Knowledge, is considering making a Vidara Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.5, or (iii) approve, endorse, or recommend any Vidara Alternative Proposal or enter into any Contract or agreement with any other Person in respect of any Vidara Alternative Proposal, or (iv) waive, terminate, modify or fail to use commercially reasonable efforts to enforce any provision of any “standstill” or similar obligation of any Person with respect to Holdings or any Vidara Company. Holdings shall, and shall cause the Vidara Companies and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Vidara Alternative Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Vidara Alternative Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith, and immediately terminate all physical and electronic data room access previously granted to any such person or its Representatives. Holdings will promptly (and in any event within 36 hours of receipt) notify Buyer orally and in writing of the receipt of any Vidara Alternative Proposal or any communication or proposal that could reasonably be expected to lead to any Vidara Alternative Proposal and shall, in the case of any such notice to Buyer as to receipt of a Vidara Alternative Proposal to the extent requested by Buyer, indicate the material terms and conditions of such Vidara Alternative Proposal or such communication or proposal (including any changes to such material terms and conditions) and the identity of the person making any such Vidara Alternative Proposal and thereafter shall promptly keep Buyer reasonably informed on a reasonably current basis of any material change to the terms and status of any such Vidara Alternative Proposal.

5.6 Non-solicitation – Buyer. Buyer agrees that neither it nor any Subsidiary of Buyer nor any of their respective officers, directors or employees shall, and that it shall use reasonable best efforts to cause its and their respective Representatives (other than directors, officers and employees of Buyer or any of its Subsidiaries) not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making or submission of, any Buyer Alternative Proposal, or (ii) participate in any discussions or negotiations regarding a Buyer Alternative Proposal with, or furnish any nonpublic information of Buyer to, any person that has made or, to Buyer’s knowledge, is considering making a Buyer Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.6, or (iii) approve, endorse, or recommend any Buyer Alternative Proposal or enter into any Contract or agreement with any other Person in respect of any Buyer Alternative Proposal or (iv) waive, terminate, modify or fail to use commercially reasonable efforts to enforce any provision of any “standstill” or similar obligation of any person with respect to Buyer or any of its Subsidiaries. Buyer shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Buyer Alternative Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Buyer Alternative Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith, and immediately terminate all physical and electronic dataroom access previously granted to any such person or its Representatives. Buyer will promptly (and in any event within 36 hours of receipt) notify Holdings orally and in writing of the receipt of any Buyer Alternative Proposal or any communication or proposal that could reasonably be expected to lead to any Buyer Alternative Proposal and shall, in the case of any such notice to Buyer as to receipt of a Buyer Alternative Proposal to the extent requested by Holdings, indicate the material terms and conditions of such Buyer Alternative Proposal or such communication or proposal (including any changes to such material terms and conditions) and the identity of the person making any such Buyer Alternative Proposal and thereafter shall promptly keep Holdings reasonably informed on a reasonably current basis of any material change to the terms and status of any such Buyer Alternative Proposal.

5.7 Buyer Change of Recommendation.

(a) Notwithstanding the limitations set forth in Section 5.6, if Buyer receives a bona fide unsolicited written Buyer Alternative Proposal or inquiry or proposal from a Person who Buyer reasonably believes is intending to make a Buyer Alternative Proposal and the Buyer Board determines in good faith (after consultation with Buyer’s financial advisors and outside legal counsel) that the failure to take the actions described in clauses (i) and (ii) of this Section 5.7 would reasonably constitute a breach of the directors’ fiduciary duties under applicable Law, and which Buyer Alternative Proposal, inquiry or proposal was made after the date of this Agreement and did not otherwise result from a breach of Section 5.6 or this Section 5.7, Buyer may take any or all of the following actions:

(i) furnish non-public information to the third party (and any persons acting in concert with such third party and to their respective potential financing sources and Representatives) making or intending to make such Buyer Alternative Proposal (provided that all such information has previously been provided to Holdings or is provided to Holdings prior to or concurrently with the time it is provided to such Person(s)), if, and only if, prior to so furnishing such information, Buyer receives from the third party and persons acting in concert with the third party an executed confidentiality agreement on terms that permit disclosures by Buyer and its Representatives as required by Section 5.6 and this Section 5.7 and that are otherwise not less restrictive of such person in the aggregate than those set forth in the Confidentiality Agreement; or

(ii) engage in discussions or negotiations with the third party making or intending to make such Buyer Alternative Proposal with respect to such Buyer Alternative Proposal,

provided, that prior to taking any action described in clauses (i) or (ii) above, the Buyer Board shall have determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Buyer Alternative Proposal either constitutes a Buyer Superior Proposal or could reasonably be expected to result in a Buyer Superior Proposal. Notwithstanding anything to the contrary set forth in this Section 5.7, prior to making the determination required by the foregoing sentence that such Buyer Alternative Proposal constitutes or could reasonably be expected to lead to a Buyer Superior Proposal the Buyer and its Representatives may contact the Person making such Buyer Alternative Proposal solely to clarify the material terms and conditions of such Buyer Alternative Proposal.

(b) Buyer will promptly (and in any event within 36 hours of receipt) notify Holdings orally and in writing of the receipt of any Buyer Alternative Proposal or any communication or proposal that could reasonably be expected to lead to any Buyer Alternative Proposal and shall, in the case of any such notice to Holdings as to receipt of a Buyer Alternative Proposal, indicate the material terms and conditions of such Buyer Alternative Proposal or such communication or proposal (including any changes to such material terms and conditions) and the identity of the person making any such Buyer Alternative Proposal and thereafter shall promptly keep Holdings reasonably informed on a reasonably current basis of any material change to the terms and status of any such Buyer Alternative Proposal. Buyer shall provide to Holdings as soon as reasonably practicable after receipt or delivery thereof (and in any event within 36 hours of receipt or delivery) copies of all written correspondence and other written material exchanged between Buyer or any of its Subsidiaries and the person making a Buyer Alternative Proposal (or such person’s Representatives) that describes any of the material terms or conditions of such Buyer Alternative Proposal, including draft agreements or term sheets submitted by either party in connection therewith. Buyer shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement that prohibits Buyer from providing such information to Holdings or complying with its obligations to Holdings under the Agreement.

(c) Except as set forth in Section 5.7(d) below, neither the Buyer Board nor any committee thereof shall (i) (A) withhold or withdraw (or qualify or modify in any manner adverse to Holdings), or propose publicly to withhold or withdraw (or qualify or modify in any manner adverse to Holdings), the Buyer Recommendation or (B) approve, recommend, adopt, or otherwise declare advisable, or propose publicly to approve, recommend, adopt or otherwise declare advisable, any Buyer Alternative Proposal (any of the foregoing actions in this sub-clause (i) being a “Buyer Change of Recommendation”) (it being agreed that (x) no “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act in and of itself shall constitute a Buyer Change of Recommendation and (y) for the avoidance of doubt, the provision by Buyer to Holdings of notice or information in connection with a Buyer Alternative Proposal or Buyer Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute a Buyer Change of Recommendation) or (ii) cause or allow Buyer or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement, license agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Buyer Alternative Proposal.

(d) Nothing in this Agreement shall prohibit or restrict the Buyer Board at any time prior to obtaining the Buyer Stockholder Approval, from making a Buyer Change of Recommendation in connection with a Buyer Alternative Proposal if the Buyer Board has concluded in good faith (after consultation with Buyer’s outside legal counsel and financial advisors) (i) that such Buyer Alternative Proposal constitutes a Buyer Superior Proposal and (ii) that the failure to make a Buyer Change of Recommendation would reasonably constitute a breach of the directors’ fiduciary duties under applicable Law; provided, however, that Buyer shall have provided prior written notice to Holdings, at least three Business Days in advance, of the Buyer Board’s making such Buyer Change of Recommendation, and specifying the material terms of the Buyer Alternative Proposal, the identity of the person making such Buyer Alternative Proposal and such other information with respect to such Buyer Alternative Proposal required by Section 5.7(b), and provided, further, that the Buyer Board shall take into account any changes to the terms of this Agreement or the Transactions proposed by Holdings during such three Business Day period in response to such prior written notice or otherwise, and during such three Business Day period Buyer shall engage in good faith negotiations with Holdings regarding any changes to the terms of this Agreement proposed by Holdings.

(e) Other than in connection with a Buyer Alternative Proposal, prior to the Closing Date, the Buyer Board may make a Buyer Change of Recommendation in response to a Change in Circumstance only after the fifth (5th) Business Day following Holdings’ receipt of written notice (which notice shall not constitute a Buyer Change of Recommendation) from the Buyer setting forth a description of such Change in Circumstance in reasonable detail and stating that the Buyer Board has determined that the failure to make a Buyer Change of Recommendation would reasonably constitute a breach of the Buyer Board’s fiduciary duties under applicable Law, and only if, during such five (5) Business Day period, the Buyer and its Representatives shall have negotiated in good faith with Holdings and its Representatives to amend this Agreement so that such Change in Circumstance would no longer necessitate a Buyer Change of Recommendation and, at the end of such five (5) Business Day period, after taking into account any changes to the terms and provisions of this Agreement proposed by Holdings as a result of such negotiations, the Buyer Board determines in good faith, after consulting with outside legal counsel, that the failure to make the Buyer Change of Recommendation would reasonably constitute a breach of the Buyer Board’s fiduciary duties under applicable Law.

(f) (i) Nothing contained in this Section 5.7 will prohibit Buyer from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or under applicable Law and (ii) no disclosure that the Buyer Board may determine (after consultation with outside counsel) that it or the Buyer, as applicable, is required to make under applicable Law will constitute a violation of this Agreement; provided, that in any event the Buyer Board shall not make a Buyer Change Recommendation except in accordance with this Section 5.7. Any general public disclosure by the Buyer of a Buyer Alternative Proposal shall be deemed to be a Buyer Change Recommendation, unless the Buyer Board reaffirms its recommendation and declaration of advisability with respect to this Agreement in such disclosure.

5.8 Efforts.

(a) Each of Holdings and Vidara shall use its reasonable best efforts to: (i) cause all the closing conditions contained in Article VI to be satisfied, including by obtaining and delivering the necessary agreements and documents pursuant thereto; and (ii) obtain each consent and provide any notice required to be obtained or provided by any of the Vidara Companies pursuant to any applicable Law, Contract or otherwise in connection with the Reorganization or any of the other transactions contemplated by this Agreement.

(b) Buyer shall use its reasonable best efforts to: (i) cause all the closing conditions contained in Article VII to be satisfied, including by obtaining and delivering the necessary agreements and documents pursuant thereto, and (ii) obtain each consent and provide any notice required to be obtained or provided by it pursuant to any applicable Law, Contract or otherwise in connection with the Merger or any of the other transactions contemplated by this Agreement, subject to the limitations set forth in this Section 5.9.

(c) Prior to the Closing, (i) Buyer shall promptly notify Holdings in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely or that has had or could reasonably be expected to have or result in a Buyer Material Adverse Effect and (ii) Holdings shall promptly notify Buyer in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI impossible or unlikely or that has had or could reasonably be expected to have or result in a Vidara Material Adverse Effect. No notification given pursuant to this Section 5.8(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Parties contained in this Agreement or the conditions to the obligations of the Parties under this Agreement.

5.9 Competition Clearance.

(a) Without limiting Section 5.8, each of Buyer and Holdings agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to respond as promptly as practicable to any request for additional information and documentary material pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and to obtain all requisite authorizations and approvals under other Antitrust Laws.

(b) Each of Holdings, on the one hand, and Buyer, on the other hand, shall, in connection with the efforts referenced in Section 5.9(a) to obtain all requisite clearances, approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences. As used in this Agreement, the term “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, foreign antitrust or competition related Laws and all other federal, state and local statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) In furtherance and not in limitation of the covenants of the Parties contained in Sections 5.9(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Holdings and Buyer shall use its reasonable best efforts to take, or cause to be taken, all such actions as may be necessary to resolve objections or suits so as to permit consummation of the Merger and the transactions contemplated by this Agreement in a timely manner, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, regardless of the consideration, the sale, divestiture, license or disposition of any assets or businesses of Holdings or the Subsidiaries or controlled Affiliates or of Buyer or controlled Affiliates, and (y) otherwise taking or committing to take any actions that after the Closing Date would limit Buyer’s, Holdings’ or the Subsidiaries’ or their controlled Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its businesses, product lines or assets, in each case as may be required in order to effect the satisfaction of the conditions set forth in Article VI and Article VII prior to the Termination Date and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other legal requirement in any suit or proceeding that would otherwise have the effect of preventing the Closing or delaying the Closing beyond the Termination Date; provided, however, that neither Holdings nor any of its Subsidiaries shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any order, requirement, condition, understanding or agreement of or with a Governmental Authority to sell, to license, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of Holdings or any of its Affiliates, unless such order, requirement, condition, understanding or agreement is binding on Holdings only in the event that the Closing occurs.

(d) Buyer shall be responsible for the payment of all filing fees under the HSR Act.

5.10 Preservation of Records; Post-Closing Access. For a period of seven (7) years after the Closing Date or such other period (if longer) required by applicable Law, (a) Vidara shall preserve and retain, all corporate, accounting, legal, auditing, human resources, Tax and other books and records of the Vidara Companies (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Vidara Companies prior to the Closing Date (the “Vidara Books and Records”), in each case, in accordance with the document and record retention policies of Buyer in effect as of the Closing, and (b) Buyer and Vidara shall afford to Holdings and its Representatives reasonable access during normal business hours to the Vidara Books and Records to the extent, and for a purpose, reasonably requested by Holdings, but excluding where such Vidara Books and Records are related to or subject to (i) a dispute between the Parties (including with respect to outstanding litigation), or (ii) attorney-client privilege or other privilege which would be impaired by such disclosure; provided, that the Persons provided such access shall treat any non-public information of the Vidara Companies as confidential and shall not disclose such information to any third party.

5.11 Employees and Benefits.

(a) For a period of no less than one (1) year following the Closing Date, and other than with the consent of such Vidara Employee, Vidara shall provide or cause each of the individuals employed by the Vidara Companies immediately prior to the Closing Date (the “Vidara Employees”) to be provided with, but only to the extent such Vidara Employee remains employed by a Vidara Company or the Buyer during the applicable period (i) an annual base salary (or annual base pay) that is no less favorable to such Vidara Employee than the annual base salary (or annual base pay) provided to such Vidara Employee prior to Closing; (ii) an annual cash target bonus opportunity that is substantially comparable in the aggregate to the annual cash bonus opportunity provided to Vidara Employees prior to Closing and (iii) employee retirement and welfare benefits (excluding severance benefits) that are substantially comparable, in the aggregate, as selected in the Buyer’s sole discretion to either (A) to those generally made available to similarly situated employees of the Surviving Corporation under the Surviving Corporation’s compensation and benefit plans and programs, or (B) to those provided to such Vidara Employee immediately prior to the Closing Date under the Vidara Benefit Plans.

(b) Notwithstanding the foregoing, this Section 5.11 shall not limit the obligation of Vidara or its Affiliates to comply with applicable Laws or to maintain any compensation arrangement or benefit plan that, pursuant to an existing contract (if any), must be maintained for a period longer than one (1) year following the Closing Date. No provision of this Agreement shall be construed as a guarantee of continued employment of any Vidara Employee and this Agreement shall not be construed so as to prohibit Vidara or the Surviving Corporation from having the right to terminate the employment of any Vidara Employee; provided that any such termination is effected in accordance with applicable Law.

(c) To the extent that a Vidara Employee continues in employment and participates in a benefit plan of the Surviving Corporation following the Closing Date, the Surviving Corporation shall use commercially reasonable efforts to ensure that such Vidara Employee shall be credited with his or her years of service with the Vidara Companies and their Affiliates, and any predecessor entities thereof, before the Closing Date, under any benefit plan of the Surviving

Corporation (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) to the same extent as such Vidara Employee was entitled, before the Closing Date, to credit for such service under such Vidara Benefit Plan for all purposes, including eligibility to participate, level of benefits, early retirement eligibility and early retirement subsidies, vesting and benefit accrual, if applicable, except to the extent such credit would result in the duplication of benefits for the same period of service. With respect to the calendar year in which Vidara or any of its Affiliates ceases to maintain any particular Vidara Benefit Plan (or to the extent a Vidara Employee ceases to participate in a Vidara Benefit Plan in connection with or following the Closing Date) and the Vidara Employee commences participation in a parallel benefit plan of the Surviving Corporation, the Surviving Corporation shall use commercially reasonable efforts to provide that each Vidara Employee shall be given credit for amounts previously paid under such Vidara Benefit Plan for the applicable plan year for purposes of applying deductibles, co-payments and out-of-pocket maximums (including any lifetime maximums) as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of the Surviving Corporation, as applicable.

(d) Buyer shall use commercially reasonable efforts to waive for each Vidara Employee and his or her dependents any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans applicable to such Vidara Employee after the Closing Date to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Vidara Employee under the terms of the parallel plan, program or arrangement of Vidara or its Affiliate, as applicable.

(e) Except as otherwise expressly provided herein, no provision of this Agreement shall limit the right of Buyer or any of its Subsidiaries to amend or terminate any Buyer Benefit Plan or the right to amend or terminate any Vidara Benefit Plan at any time following the Effective Time. For the avoidance of doubt, no Vidara Service Providers shall be deemed to be a third party beneficiary of this Section 5.11.

(f) Unless otherwise requested by Buyer in writing at least five days prior to the Effective Time, each of Holdings and Vidara agrees to take (or cause to be taken) all actions necessary or appropriate to withdraw as a participating employer in the Oasis Retirement Savings Plan, with such withdrawal effective as of the date immediately prior to the Effective Time and conditioned upon the Effective Time, and, prior to and conditioned upon such withdrawal as a participating employer, fully vest any and all unvested amounts of the accounts of all U.S. Vidara Employees who are participants at the time of such withdrawal. In the event of such withdrawal from the Oasis Retirement Savings Plan, from and after the Effective Time, the Buyer shall provide to Continuing Employees benefits under the Buyer 401(k) Plan (the “Buyer 401(k) Plan”). The Buyer shall use commercially reasonable efforts to allow the Vidara Employees to make eligible rollover contributions to the Buyer 401(k) Plan of their account balances (in cash and in loan notes, if any, evidencing loans to such Vidara Employees as of the date of distribution) from the Oasis Retirement Savings Plan as soon as practicable following the Effective Time.

(g) Unless otherwise requested by Buyer in writing at least five days prior to the Effective Time, each of Holdings and Vidara agrees to take (or cause to be taken) all actions necessary or appropriate to terminate its Service Agreement with Oasis and the participation of all Vidara U.S. Employees in the Oasis Benefit Plans, each effective as of the Effective Time.

5.12 Public Announcements. Subject to the requirements of applicable Law, the Securities Act, the Exchange Act, the SEC or any Governmental Authority, the Parties shall consult together as to the terms of, the timing of and the manner of publication of any formal public announcement which any Party may make primarily regarding the Merger or this Agreement. Buyer and Holdings shall give each other a reasonable opportunity to review and comment upon any such public announcement and shall not issue any such public announcement prior to such consultation, except as may be required by applicable Law, the Securities Act, the Exchange Act, the SEC or any Governmental Authority. Notwithstanding anything in this Section 5.12 to the contrary, (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party), (b) a Party may, without the prior consent of any other Party, issue any such press release or make any such public announcement or statement as may be required by Law or the rules and regulations of the NASDAQ Global Select Market and the NASDAQ Global Market if it first notifies and consults with the other Party prior to issuing any such press release or making any such public announcement or statement; and (c) Buyer need not consult with the Holdings or Vidara in connection with any press release, public statement or filing to be issued or made in accordance with Sections 5.6 and 5.7 with respect to any Buyer Alternative Proposal or any Buyer Change Recommendation.

5.13 Indemnification of Directors and Officers.

(a) For at least six (6) years from and after the Closing Date, Vidara agrees to indemnify and hold harmless all past and present officers and directors of the Vidara Companies (each a “D&O Indemnitee” and, collectively, the “D&O Indemnitees”) to the same extent such persons are currently indemnified by the Vidara Companies pursuant to their Organizational Documents for acts or omissions occurring on or prior to the Closing Date, and Vidara shall not, and shall not permit any of its Subsidiaries to, amend, repeal or modify any provision in the Vidara Companies’ or their successors’ Organizational Documents relating to the exculpation or indemnification of former officers and directors as in effect immediately prior to the Effective Time.

(b) At or prior to the Effective Time, Buyer may (at its sole and absolute discretion) purchase a directors’ and officers’ liability insurance “tail policy” with a claims period of six years from the Effective Time, and on terms and conditions no less favorable to the D&O Indemnitees than those in effect under the existing policy of directors’ and officers’ liability insurance maintained by the Vidara Companies as of the Closing Date (the “Existing D&O Policy”). If such “tail policy” is not obtained prior to the Effective Time, Buyer shall cause to be obtained and maintained in effect, for a period of six (6) years after the Closing, policies of directors’ and officers’ liability insurance protecting the D&O Indemnitees with coverage and containing terms and conditions (including with respect to deductible, amount and payment of attorneys’ fees) that are no less favorable in the aggregate than those of the Existing D&O Policy; provided, that (i) Buyer may substitute for the Existing D&O Policy a policy or policies of comparable coverage and (ii) Buyer shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of 300% of the annual premium paid by the Vidara Companies for the Existing D&O Policy (the “Maximum Premium”). In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium, Buyer shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 5.13 shall survive the consummation of the Closing indefinitely. In the event that Vidara or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of Vidara or its Subsidiaries, as the case may be, shall expressly assume and be bound by the obligations set forth in this Section 5.13.

(d) The obligations of Vidara and its Subsidiaries under this Section 5.13 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 5.13 applies without the consent of such affected D&O Indemnitee.

5.14 Filing of Tax Returns; Tax Matters.

(a) Holdings shall prepare and file or cause to be prepared and filed in a timely manner, all Tax Returns required to be filed by any Vidara Company after the date hereof and before the Closing Date with respect to any Tax. Buyer and Vidara shall prepare and file or cause to be prepared and filed in a timely manner, all Tax Returns required to be filed by Vidara or any of its Subsidiaries on or after the Closing Date with respect to any Pre-Closing Tax Period or Straddle Period. All such Tax Returns shall be prepared, and any positions and elections relating thereto made, in a manner consistent with the prior practice of Holdings and the Vidara Companies unless otherwise required by applicable Law. Prior to the filing of any Tax Return for a Pre-Closing Tax Period or Straddle Period, (i) Buyer agrees to deliver such Tax Return to Holdings at least thirty (30) days prior to the due date thereof, (ii) discuss in good faith with Holdings the items reflected on the Tax Return, and (iii) make any adjustments requested by Holdings unless, after a reasonable good faith determination, the Buyer determines that (A) there is insufficient authority to conclude that such comment or change is more likely than not correct in the terms of U.S. Treasury Regulations §1.6694-2(b), or (B) such comment or proposed change would reasonably be expected to materially increase the amount of any Taxes due by the Post Transaction Group in a taxable year after the Straddle Period. Unless otherwise required by applicable Law, Vidara shall not, without the prior written consent of Holdings (which consent shall not be unreasonably withheld or delayed), file any amended Tax Return with respect to any Vidara Company for any Pre-Closing Tax Period. Buyer and Vidara hereby covenant and agree that neither Vidara nor any of its Subsidiaries shall, unless required by applicable Law with respect to any Pre-Closing Tax Period, retroactively apply any changes, amendments or alterations in the Tax positions or elections taken by Holdings or any Vidara Company in any manner that would result in a breach of any of Holdings’ representations or warranties contained herein or would otherwise give rise to any obligation of Holdings. Buyer shall cooperate in providing Holdings with sufficient information to determining the earnings and profits amount and the amount includable under Code section 1248, and all information pertaining to the accurate determination of the Subpart F income with respect to each of the Vidara Companies for any Straddle Period.

(b) Each Party hereby acknowledges that it is its intent for all Tax purposes to treat the Merger as a taxable acquisition of Buyer, and the Parties agree to file their Tax Returns accordingly, except to the extent otherwise required by a final determination by any Taxing authority.

(c) From the Closing Date through December 31, 2014, Buyer shall not allow any Legacy Vidara Company to: (i) acquire or in-license any intangible property rights or products that may result in the accrual of any earnings and profits by a Legacy Vidara Company in the fiscal year ending December 31, 2014; (ii) raise the price of any Product; (iii) license or sell any intangible property to any party that may result in the accrual of any earnings and profits by a Legacy Vidara Company in the fiscal year ending December 31, 2014, or (iv) enter into any other transaction or engage in any other business outside such company’s Ordinary Course of Business (provided however that solely for purposes of this Section 5.14(c), “Ordinary Course of Business” shall include collaboration agreements and research and development Agreements) that would increase the earnings and profits or Subpart F income of a Legacy Vidara Company for U.S. federal income Tax purposes; in each case, to the extent any such action could reasonably be expected to result in a U.S. federal income tax liability to any Holdings Member in excess of the U.S. federal income tax liability (determined without regard to any unrelated tax attribute of such Holdings Member) such Holdings Member would have otherwise incurred based on an interim closing of the books of the Legacy Vidara Companies as of the close of business on the Closing Date (provided that reductions or deductions to earnings and profits or Subpart F income that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning immediately after the Closing Date in proportion to the number of days in each period).

(d) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Buyer.

5.15 Preparation of SEC Documents.

(a) As promptly as practicable after the date of this Agreement, Buyer and Vidara shall cooperate and prepare, and Buyer shall file with the SEC, a preliminary form of the proxy statement to be sent to the Buyer stockholders in connection with the Buyer Stockholder Meeting (the “Buyer Proxy Statement”), and Vidara and Buyer shall cooperate and prepare, and Vidara (in cooperation with Buyer) shall file the Registration Statement with the SEC. Buyer will cause the Buyer Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Vidara and Buyer will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. The Registration Statement and the Buyer Proxy Statement shall include all information reasonably requested by each of Buyer and Vidara to be included therein. Buyer shall use its reasonable best efforts to have the Buyer Proxy Statement cleared by the SEC as promptly as practicable after filing. Buyer will advise Vidara, promptly after it receives notice thereof, of any request by the SEC for amendment of the Buyer Proxy Statement or any SEC comments thereon. Each of Vidara and Buyer shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after filing and to remain effective as long as necessary to consummate the transactions contemplated hereby. Vidara will advise Buyer, promptly after Vidara receives notice thereof, of any request by the SEC for amendment of the Registration Statement or any SEC comments thereon. Buyer and Vidara shall take any action reasonably required to be taken under any applicable state securities Laws (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) in connection with the issuance of Vidara Ordinary Shares in the Merger.

(b) As promptly as practicable after the initial filing of the Registration Statement with the SEC, each of Vidara and Buyer shall cooperate and prepare and file with the SEC the registration statement of Vidara contemplated by Section 2.1 of the Registration Rights Agreement registering the resale by Holdings or the Holdings Members of any Registrable Securities (as defined in the Registration Rights Agreement) held by Holdings or the Holdings Members following Closing and prior to the submission of the Acceleration Letter or, if such registration statement is filed pursuant to Rule 462(e) under the Securities Act, the filing of such registration statement, including by virtue of the distribution of Vidara Ordinary Shares by Holdings to the Holdings Members after Closing and prior to the submission of the Acceleration Letter or, if such registration statement is filed pursuant to Rule 462(e) under the Securities Act, the filing of such registration statement, as well as, at Buyer’s election, any Vidara Ordinary Shares issuable upon exercise of any Buyer Warrants (the “Resale Registration Statement”). Each of Vidara and Buyer will cause the Resale Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. The Resale Registration Statement shall include all information reasonably requested by each of Buyer and Vidara to be included therein. If the Resale Registration Statement is not filed pursuant to Rule 462(e) under the Securities Act, each of Buyer and Vidara shall use its reasonable best efforts to have the Resale Registration Statement declared effective under the Securities Act as soon as practicable after the Effective Time. Vidara will advise Buyer, promptly after Vidara receives notice thereof, of any request by the SEC for amendment of the Resale Registration Statement or any SEC comments thereon. Prior to the initial filing of the Registration Statement with the SEC, Vidara shall enter into the Registration Rights Agreement with Holdings and the Holdings Members set forth in Exhibit A to the Registration Rights Agreement.

(c) Buyer and Vidara shall promptly furnish to each other all information, and take such other actions (including without limitation using their respective reasonable best efforts to provide any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with this Section 5.15. Whenever any Party learns of the occurrence of any event or the existence of any fact which is required to be set forth in an amendment or supplement to the Buyer Proxy Statement, the Registration Statement, the Resale Registration Statement or any other filing made pursuant to this Section 5.15, Buyer or Vidara, as the case may be, shall, to the extent legally permitted, promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to the Buyer stockholders such amendment or supplement.

(d) No filing of, or amendment or supplement to, the Registration Statement or the Resale Registration Statement shall be made by Vidara without the prior consent of Buyer, and no filing of, or amendment or supplement to, the Buyer Proxy Statement will be made by Buyer without the prior written consent of Vidara (in each case, which consent shall not be unreasonably withheld, delayed or conditioned) and without providing the applicable Party the opportunity to review and comment thereon. Each of Buyer and Vidara will advise the other Party, promptly after receiving oral or written notice thereof, of the time when the Registration Statement or the Resale Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Vidara Ordinary Shares for offering or sale in any jurisdiction, or any oral or written request by the SEC for any amendment to the Buyer Proxy Statement, the Registration Statement, the Resale Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and will promptly provide the other Parties with copies of any written communication from the SEC or any state securities commission.

(e) Each of Buyer and Vidara agrees, as to itself and its Affiliates, that none of the information supplied or to be supplied by it or its Affiliates for inclusion or incorporation by reference in the Buyer Proxy Statement, the Registration Statement (including the prospectus therein) or the Resale Registration Statement (including the prospectus therein), and any amendments or supplements thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, Buyer, Holdings or Vidara discovers that the Registration Statement (or the prospectus included therein), the Resale Registration Statement (or the prospectus included therein) or the Buyer Proxy Statement either (i) includes a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) fails to comply with the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder, in any material respect, then the Party that discovers such information shall, to the extent legally permitted, promptly notify the other and Buyer and Vidara shall cooperate to promptly prepare and file with the SEC, and in the case of the Buyer Proxy Statement to the extent required by Law, disseminate to the Buyer stockholders, an appropriate amendment or supplement to the applicable document correcting the material misstatement or omission or causing such document to so comply.

(f) For the sake of clarity, (i) in no event shall any Party be deemed to have supplied any information contemplated by Section 5.15(e) that relates solely to the other Party or its Affiliates or their businesses, performance, assets, liabilities, operations or Representatives, and (ii) in no event shall Vidara be deemed to have supplied any information contemplated by Section 5.15(e) that consists of or relates to the Vidara Companies’ objectives, projections (whether, financial, operational or otherwise), pro forma results, or plans for any period following the Effective Time.

(g) Vidara will cause the prospectus included in the Registration Statement to be mailed to the Buyer Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and Buyer will cause the Buyer Proxy Statement to be mailed to the Buyer Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and the Buyer Proxy Statement is cleared for mailing.

(h) After the date of this Agreement and prior to the Closing Date, each of Buyer and Vidara shall file with the SEC in a timely manner all forms, reports and documents required to be filed by it with the SEC (including, in the case of Vidara, any such forms, reports and documents that are or would otherwise be required to be filed by it under Section 15(d) of the Exchange Act from and after the date that the Registration Statement is declared effective under the Securities Act and prior to the Closing Date) (collectively, the “Reports”). Buyer and Vidara shall use commercially reasonable efforts to ensure that none of the Reports filed by it after the date of this Agreement and prior to the Closing Date (and, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) will contain any untrue statement of a material fact or omit (or will have omitted) to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.16 Buyer Stockholder Meeting.

(a) Buyer shall take all action necessary to call, give notice of, convene and hold a meeting of the Buyer Stockholders in accordance with applicable Law and its Organizational Documents (the “Buyer Stockholder Meeting”) as promptly as practicable following the date upon which the Buyer Proxy Statement has been cleared and the Registration Statement becomes effective for the purpose of obtaining the adoption and approval of this Agreement by the holders of Buyer Shares as required by the DGCL (the “Buyer Stockholder Approval”); provided, however, that Buyer may also conduct the 2014 annual meeting of the Buyer Stockholders as part of the Buyer Stockholder Meeting and include in the agenda for the meeting the election of directors and such other proposals as it would include on its agenda for the annual meeting in the ordinary course. Except as required by Law, the Buyer shall not adjourn or postpone the Buyer Stockholder Meeting after filing of the Registration Statement without the consent of Holdings (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that the Buyer may, without the consent of Holdings, adjourn or postpone the Buyer Stockholder Meeting (i) to the extent reasonably necessary to ensure that any required supplement or amendment to the Buyer Proxy Statement or Registration Statement is provided to the Buyer Stockholders or to permit dissemination of information which is material to stockholders voting at the Buyer Stockholder Meeting, but only for so long as the Buyer Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give the Buyer Stockholders sufficient time to evaluate any such disclosure or information so provided or disseminated, or (ii) if, as of the time the Buyer Stockholder Meeting is scheduled (as set forth in the Buyer Proxy Statement), there are insufficient Buyer Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Buyer Stockholder Meeting, but only until a meeting can be held at which there are a sufficient number of Buyer Shares represented to constitute a quorum or (B) voting for the Buyer Stockholder Approval, but only until a meeting can be held at which there are a sufficient number of votes of holders of Buyer Shares to obtain the Buyer Stockholder Approval. Subject to Section 5.7, the Buyer shall (i) use reasonable best efforts to obtain from the Buyer Stockholders the Buyer Stockholder Approval and (ii) through the Buyer Board make the Buyer Recommendation to the Buyer Stockholders (and include the Buyer Recommendation in the Buyer Proxy Statement). Buyer shall submit this Agreement to the Buyer Stockholders at the Buyer Stockholder Meeting for the purpose of obtaining the Buyer Stockholder Approval.

(b) The Buyer shall, prior to the Buyer Stockholder Meeting, keep Holdings reasonably informed in the two (2) weeks prior to the Buyer Stockholder Meeting of the number of proxy votes received in respect of matters to be acted upon at the Buyer Stockholder Meeting, and in any event shall provide such number promptly upon the reasonable request of Holdings or its representatives.

5.17 Re-Registration of Vidara. Each of Holdings and Vidara shall use its reasonable best efforts to ensure that all necessary resolutions are passed, actions are taken and filings are prepared and made, in each case, as are required under the Irish Companies (Amendment) Act 1983 in order to effect the re-registration of Vidara as a public limited company prior to the Registration Statement being declared effective by the SEC.

5.18 Stock Exchange Listing. Each of Buyer and Vidara shall use its reasonable best efforts to cause the Vidara Ordinary Shares to be issued pursuant to the Merger and the Vidara Ordinary Shares held by Holdings immediately prior to the Effective Time to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

5.19 Reserved.

5.20 Financing.

(a) Subject to the terms of this Agreement (including the rights of Parent and Merger Sub in this Section 5.20(a) to obtain Alternative Financing), Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary or advisable to arrange the Financing and to consummate the Financing at the Effective Time, including using reasonable best efforts to (i) maintain in effect the Commitment Letter and (ii) satisfy on a timely basis all of the conditions precedent set forth in the Commitment Letter. Buyer shall have the right from time to time to amend, restate, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter and/or substitute other debt financing for all or any portion of the Financing from the same and/or alternative debt financing sources (together with any alternative financing as described in Section 5.20(b) below, each an “Alternative Financing”); provided, that any such (i) amendment, restatement, supplement, replacement or other modification to or waiver of any provision of the Commitment Letter or (ii) Alternative Financing, shall not, without the prior written consent of Holdings, (A) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount, unless the Financing is increased by a corresponding amount on substantially the same terms as provided in the applicable Commitment Letter) to be funded at Closing, (B) impose new or additional conditions precedent or contingencies to the Financing as set forth in the Commitment Letter or otherwise amend, modify, or expand any conditions precedent to the funding of the Financing (unless such conditions precedent or contingencies to the Alternative Financing would not be reasonably expected to (x) prevent or delay in any material respect the Closing, or (y) adversely affect, impede or impair in any material respect the ability of Buyer to consummate the transactions contemplated by this Agreement), (C) release or consent to the termination of the obligations of the lenders under the Commitment Letter (except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Alternative Financing or as otherwise expressly contemplated by the applicable Commitment Letter), or (D) otherwise amend, restate, supplement, replace or modify any Commitment Letter in a manner that would reasonably be expected to prevent or delay in any material respect the ability of the Buyer to consummate the Merger and the transactions contemplated hereby and by the Related Agreements. Notwithstanding anything to the contrary set forth in any Commitment Letter, the borrower under any Financing or any Alternative Financing shall be U.S. HoldCo.

(b) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter (other than on account of any Alternative Financing referred to in Section 5.20(a) above having been completed and other than due to the failure of a condition to the consummation of the Financing resulting from a material breach of any representation, warranty, or covenant of Holdings and the Vidara Companies set forth in this Agreement or the failure of any condition set forth in Section 6.1 of this Agreement) and as a result Buyer would reasonably be expected to not have sufficient funds to pay the Estimated Cash Consideration and any other amounts required to be paid by Buyer in connection with the consummation of the transactions contemplated hereby, Buyer shall use reasonable best efforts to obtain any such portion from alternative debt sources as promptly as practicable following the occurrence of such event in an amount that will still enable Buyer to pay the Estimated Cash Consideration and any other amounts required to be paid by Buyer in connection with the consummation of the transactions contemplated hereby.

(c) As applicable based on the nature of the Financing or the Alternative Financing, as the case may be, Holdings shall cause the Vidara Companies to use reasonable best efforts to cooperate with Buyer (and use reasonable best efforts to cause the independent accounting firm and other advisers retained by the Vidara Companies to cooperate with Buyer) in connection with the Financing, including (i) participating, upon reasonable advance notice, in a reasonable number of meetings, presentations, road shows, rating agency presentations, and drafting sessions, and participating in reasonable and customary due diligence, in each case with or by the Financing Sources (or prospective lenders or investors in any Financing) and assisting Buyer in the preparation of customary offering documents and materials (including any confidential offering memoranda or circulars and rating agency presentations) and the review and comment on the definitive documentation for the Financing or an Alternative Financing to the extent reasonably requested by Buyer, (ii) using reasonable best efforts to obtain and furnish to Buyer, as promptly as reasonably practicable, with the Required Financial Statements and coordinate with Buyer in the preparation of pro forma historical financial statements, and (iii) using reasonable best efforts to cause its current or former independent accountants (including of predecessor owners of any business) to provide assistance and cooperation in any Financing, including participating in a reasonable number of drafting sessions and accounting due diligence sessions and providing customary “comfort letters” and any necessary written consents to use their audit reports and to be named as “Experts” in any offering documentation relating to any Alternative Financing. In addition, U.S. Holdco shall, and Holdings shall cause U.S. Holdco to, and Holdings shall cause the Vidara Companies (other than U.S. Holdco) to use reasonable best efforts to (A) in the case of U.S. Holdco, incur the indebtedness contemplated by the Financing or any Alternative Financing, and in the case of each Vidara Company, provide customary certificates, opinions and other documents and instruments, and take all necessary corporate action (subject to the performance of Buyer’s obligations pursuant to Section 5.24), to permit the consummation of any Financing and any Alternative Financing and to permit the proceeds thereof to be made available for use in accordance with Schedule 1 at the Effective Time, including, without limitation, executing and delivering prior to the Closing Date (or, in the case of U.S. Holdco, the applicable closing date for any Financing or Alternative Financing), definitive financing documents, including credit agreements, indentures, intercreditor agreements, pledge and security documents, and certificates (including borrowing base and solvency certificates), or other documents, to the extent reasonably requested by Buyer and otherwise facilitating the granting or perfection of collateral to secure any Financing or Alternative Financing, delivering certificates representing equity interests constituting collateral, authorizing intellectual property filings with respect to intellectual property constituting collateral and executing and delivering, and permitting the filing and registration of, mortgages with respect to owned real property constituting collateral and obtaining releases of existing Liens, (B) furnishing Buyer and any Financing Sources promptly, and in any event at least five (5) days prior to the Closing Date (or if earlier, the closing date for such Financing or Alternative Financing), with all documentation and other information required by any Governmental Authority with respect to any Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each case, to the extent that such documentation and information has been reasonably requested in writing (which may be by e-mail) at least ten (10) days prior to the Closing Date (or such earlier date if applicable), and (C) assisting in the delivery of inventory appraisals and field audits and obtaining surveys and title insurance and real property surveys reasonably requested by Buyer. Notwithstanding anything in this Agreement to the contrary, (x) neither Holdings nor any Vidara Company or any of their Representatives shall be required to take any action under this Section 5.20 that would interfere unreasonably with the business or operations of the Vidara Companies and (y) neither Holdings nor any of the Vidara Companies shall be required to take any action that will conflict with or violate their respective organizational documents or result in the contravention of any contract to which Holdings or the Vidara Companies is a party that is material to the business of Vidara and the Holding Companies, taken as a whole, prior to the Effective Time (it being agreed, however, that the foregoing sub-clause (x) shall not apply to (and shall not in any manner affect) Holding’s obligations hereunder with respect to the delivery of the Required Financial Information, with respect to the other actions under this Section 5.20(c) that are usual and customary with respect to senior secured term loans or high yield debt financings and the incurrence of debt thereunder or therewith and the Vidara Companies’ obligations under sub-clause (A) to the extent necessary to ensure the consummation of the Financing to permit the proceeds thereof to be made available for use in accordance with Schedule 1). Holdings consents to the reasonable use of the Holdings’ and the Vidara Companies’ logos in connection with the arrangement of any Alternative Financing in a manner customary for financing transactions.

(d) Buyer shall indemnify and hold harmless Holdings, each Vidara Company, its Subsidiaries, their Affiliates and their respective members, directors, officers, employees, attorneys, accountants and other advisors or representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing, any Alternative Financing and the performance of their respective obligations under Section 5.20(c), other than to the extent any of the foregoing arise from the willful misconduct or gross negligence of any Vidara Company or its or their respective directors, officers, employees, attorneys, accountants or other advisors or representatives. Buyer shall, promptly upon request by Holdings, reimburse Holdings and the Vidara Companies for all reasonable out of pocket costs incurred by Holdings or any of the Vidara Companies in connection with the cooperation required by Section 5.20(c) and Buyer shall, promptly upon written request by Holdings, reimburse U.S. HoldCo for any accrued interest, debt discount and prepayment or redemption premiums incurred by U.S. HoldCo in respect of any Financing or Alternative Financing to the extent such Financing or Alternative Financing is consummated prior to the Closing and this Agreement is terminated pursuant to Section 8.1 (provided that no such reimbursement shall be required to the extent the Closing occurs). For the avoidance of doubt, Buyer shall bear and be responsible for, and/or promptly upon request by Holdings, reimburse Holdings and the Vidara Companies for, and the Holdings’ Transaction Expenses shall not include, the reasonable out-of-pocket costs incurred to provide the Required Financial Information, including preparation and audit tests, reasonable and documented expenses payable to InterMune’s and/or to InterMune’s independent accountants with respect to the preparation of the Required Financial Information.

(e) With respect to any outstanding indebtedness of any of the Vidara Companies set forth on Section 5.20(e) of the Vidara Disclosure Schedules, (i) Holdings shall, or shall have caused the Vidara Companies to, deliver all notices and take other actions required to facilitate the termination of commitments in respect of such indebtedness, repayment in full of all obligations in respect of such indebtedness and release of any Liens and guarantees in connection therewith on the Closing Date and (ii) no later than three (3) Business Days prior to the Closing Date, Holdings shall, or shall have caused the Vidara Companies to, furnish to Buyer customary payoff letters with respect to such indebtedness (each, a “Payoff Letter”) in substantially final form and in form and substance reasonably satisfactory to Buyer from all financial institutions and other Persons to which such indebtedness is owed, or the applicable agent, trustee or other representative on behalf of such Persons, which Payoff Letters shall (A) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other outstanding and unpaid obligations related to such indebtedness as of the Closing Date (the “Payoff Amount”) and (B) state that all obligations (including guarantees) in respect thereof and Liens in connection therewith on the assets of the Vidara Companies or otherwise on the business of the Vidara Companies shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date by the Persons holding such indebtedness, released or arrangements reasonably satisfactory to Buyer for such release shall have been made by such time, subject, as applicable, to the replacement (or cash collateralization or backstopping) of any then outstanding letters of credit or similar indebtedness.

(f) Vidara shall, and Holdings shall cause Vidara to, cooperate with Buyer to (i) enter into, and Vidara shall enter into, a supplemental indenture to the Convertible Notes Indenture prior to or at the Effective Time, which supplemental indenture shall comply with the requirements specified in Section 14.07 of the Convertible Notes Indenture (such supplemental indenture, the “Supplemental Indenture”), and (ii) effect the delivery of officers’ certificates and opinions of counsel required under the Convertible Notes Indenture or otherwise requested by the trustee thereunder, and to the extent any such certificates or opinions are required to be delivered by officers of Vidara or counsel to Vidara, Vidara shall, and Holdings shall cause Vidara to, use reasonable best efforts to cause such officers or counsel to deliver such certificates and opinions.

(g) Prior to the conversion of Vidara to a public limited company and subject to the performance of the Buyer’s obligations under Section 5.24, each of Vidara and Holdings shall, to the extent necessary, comply with the provisions of section 60 of the Irish Companies Act 1963, and in particular shall undertake the procedure specified in subsections (2) to (11) of the section 60 of the Irish Companies Act 1963, so as to enable Vidara to enter into the supplemental indenture in compliance with Irish Law.

5.21 Section 280G.

(a) Prior to Closing, Holdings shall use commercially reasonable efforts to obtain executed and effective Code Section 280G “waivers” in a form reasonably acceptable to Buyer from each of the individuals identified in Section 5.21 of the Vidara Disclosure Schedule and any other individuals who are “disqualified individuals” (as defined in Section 280G(c) of the Code) of Holdings or its Subsidiaries (the “280G Waivers”) and who may receive in connection with the execution and delivery of this Agreement and/or the consummation of the Transactions (either alone or in conjunction with any other event) any “parachute payment” (within the meaning of Section 280G of the Code) that is subject to the imposition of an excise Tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code.

(b) Following the delivery by Holdings to Buyer of each of the executed 280G Waivers described in Section 5.21(a) and following the disclosure of any information from Buyer required pursuant to Section 5.21(c) but prior to the Closing Date, Holdings shall have submitted to its members for approval, in a manner that complies with the approval requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder and is satisfactory to Buyer, any payments and/or benefits that separately or in the aggregate, could be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) for which an executed 280G Waiver was obtained or for which no waiver is necessary, such that upon obtaining such approval of the Holdings Members such payments and benefits would not be deemed to be “parachute payments” under Section 280G of the Code. In addition, Holdings shall have delivered to Buyer evidence reasonably satisfactory to Buyer that either (i) a vote of the Holdings Members was solicited in conformance with the requirements Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, and the requisite approval of the Holdings Members was obtained with respect to any payments and/or benefits that were subject to the vote of the Holdings Members (the “280G Approval”) or (ii) the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided pursuant to the 280G Waivers.

(c) No later than fourteen (14) days prior to the Closing, Buyer shall provide Holdings with all relevant terms of any employment contracts or other arrangements that Buyer intends to enter into with the “disqualified individuals” (as defined in Section 280G(c) of the Code) of Holdings and its Subsidiaries on or around the Closing Date that, to the Knowledge of Buyer, could reasonably be expected to result in payments and other terms (including, rights to severances or signing bonuses) that need to be approved (or disclosed) to ensure the disclosure to the Holdings Members and the approval described in Section 5.21(b) is valid.

5.22 Rule 16b-3. Prior to the Effective Time, each of Vidara and Buyer shall take such steps as may be reasonably requested by any Party to cause dispositions of the Buyer’s equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Buyer to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

5.23 Certain Vidara Stockholder Resolutions. Prior to Closing, each of Holdings and Vidara, as applicable, shall adopt resolutions providing for:

(a) the change of Vidara’s legal name to Horizon Pharma plc; and

(b) the actions required to effect the Reorganization and the steps set forth on Schedule 1.

5.24 Financial Assistance Whitewash. Prior to its conversion into a public limited company, Holdings and each Vidara Company, as applicable, shall undertake the procedures specified in subsection (2) to (11) of the section 60 of the Irish Companies Act 1963 (the “Whitewash Procedures”) so as to enable it to enter into and complete those elements of the Transactions (including without limitation the incurrence of any debt or the provision of any guarantees or collateral to secure any debt in connection with any Financing or Alternative Financing) which constitute the giving of financial assistance by Vidara in connection with the acquisition of its shares within the meaning of section 60 of the Irish Companies Act 1963. Prior to the Closing, promptly following the receipt of a written request from Holdings (and in any event prior to the undertaking of the Whitewash Procedures), Buyer shall provide such information as Holdings may reasonably require in order to effect the Whitewash Procedures, including a working capital statement in respect of Buyer and its Affiliates prepared by a reputable international accounting firm or investment bank acceptable to Holdings and in a form acceptable to Holdings in respect of a period of not more than 18 months following the making of any statutory declaration pursuant to the validation procedures specified in subsection (2) to (11) of section 60 of the Companies Act 1963; provided, that Holdings shall only be permitted to provide Buyer with one written request for information under this Section 5.24 and in no event shall Buyer be required to provide information in response to more than one written request received under this Section 5.24 save that where the Whitewash Procedures are carried out more than once, Vidara may request (and Buyer shall then provide) an update to information previously provided to Vidara to the extent necessary to keep such information current.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS

OF BUYER

The obligation of Buyer to consummate the Transactions are subject to the satisfaction (or waiver by Buyer) of the following conditions precedent on or before the Closing:

6.1 Accuracy of Representations and Warranties. Each of the representations and warranties of Holdings contained in Article III (a) that are qualified as to Vidara Material

Adverse Effect shall be true and correct at and as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)) and (b) that are not so qualified shall be true and correct at and as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), except where any failures of the representations and warranties referred to in this clause (b) to be true and correct do not constitute a Vidara Material Adverse Effect (it being acknowledged and agreed that all materiality qualifiers limiting the scope of such representations and warranties shall be disregarded for purposes of this clause (b)); provided, that the Vidara Fundamental Representations shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Vidara Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

6.2 Compliance with Agreements and Covenants. Each of Holdings and Vidara shall have performed and complied with all of the covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date in all material respects.

6.3 Reorganization. The Reorganization shall have been effected in accordance with Schedule 1 in all material respects.

6.4 HSR Clearance. Either (a) the applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the DOJ or the FTC to prevent consummation of the transactions contemplated by this Agreement or (b) any action commenced by the DOJ or FTC in relation to the transactions contemplated by this Agreement shall have been resolved in a manner that permits the consummation of the Closing.

6.5 No Prohibition. There shall not be pending any Action in which a Governmental Authority with jurisdiction over the Parties is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Transactions; (b) seeking to prohibit or limit in any material respect the ability of Buyer’s stockholders to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the shares of Vidara Ordinary Stock; (c) relating to the Merger or the other Transactions and that would reasonably be expected to materially and adversely affect the right or ability of Buyer to own any of the material assets or materially limit the operation of the business of Buyer or any of its Subsidiaries; (d) seeking to compel any of the Vidara Companies, Buyer or any Subsidiary of Buyer to dispose of or hold separate any material assets or material business as a result of the Merger or any of the other Transactions; or (e) relating to the Merger or the other Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on the Vidara Companies, Buyer or any of Buyer’s Affiliates.

6.6 Buyer Stockholder Vote. Buyer shall have obtained the Buyer Stockholder Approval.

6.7 No Vidara Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Vidara Material Adverse Effect that has not been cured.

6.8 Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order issued by the SEC that shall remain in effect or proceedings threatened by the SEC seeking a stop order.

6.9 NASDAQ Listing. The Vidara Ordinary Shares to be issued pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

6.10 Re-Registration of Vidara. Vidara shall have been re-registered as a public limited company in accordance with the provisions of the Irish Companies (Amendment) Act 1983.

6.11 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or the other Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Action enacted or deemed applicable to the Merger or the other Transactions that makes consummation of the Merger or the other Transactions illegal.

6.12 Certain Corporate Actions. Each of the actions contemplated by Section 5.23 and Section 5.24 shall have been undertaken and completed.

6.13 Closing Deliveries. Holdings shall have delivered to Buyer each of the following at or before the Closing:

(a) an officer’s certificate, dated as of the Closing Date, duly executed by an authorized officer of Holdings, stating that the conditions specified in Section 6.1 and Section 6.2 have been satisfied (the “Vidara Officer Certificate”);

(b) documentation reasonably satisfactory to Buyer evidencing the consummation of the Reorganization;

(c) Vidara shall have executed and delivered the Supplemental Indenture to Buyer and the trustee under the Convertible Notes Indenture;

(d) a general release, in the form appended to Section 6.13(d) of the Vidara Disclosure Schedule, duly executed by Dr. Virinder Nohria;

(e) a general release, in the form appended to Section 6.13(e) of the Vidara Disclosure Schedule, duly executed by Balaji Venkataraman;

(f) a general release, in the form appended to Section 6.13(f) of the Vidara Disclosure Schedule, duly executed by Holdings; and

(g) the Temporary Escrow Agreement, duly executed by Holdings and the Escrow Agent.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF HOLDINGS

The obligation of Holdings, the Vidara Companies and the New Companies to consummate the Transactions are subject to the satisfaction (or waiver by Holdings) of the following conditions precedent on or before the Closing:

7.1 Accuracy of Representations and Warranties. Each of the representations and warranties of Buyer contained in Article IV (a) that are qualified as to Buyer Material Adverse Effect shall be true and correct at and as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)), and (b) that are not so qualified shall be true and correct at and as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)), except where any failures of the representations and warranties referred to in this clause (b) to be true and correct do not constitute a Buyer Material Adverse Effect (it being acknowledged and agreed that all materiality qualifiers limiting the scope of such representations and warranties shall be disregarded); provided, that (i) the Buyer Fundamental Representations (other than the representations and warranties of Buyer contained in Section 4.2) shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Buyer Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) and (ii) the representations and warranties of Buyer contained in Section 4.2 shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)) except where the failure to be so accurate in all respects would not reasonably be expected to result in an increase in the aggregate Merger Consideration otherwise payable under Section 2.7 of more than 150,000 Vidara Ordinary Shares.

7.2 Compliance with Agreements and Covenants. Buyer shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date, in all material respects.

7.3 HSR Clearance. Either (a) the applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the DOJ or the FTC to prevent consummation of the transactions contemplated by this Agreement or (b) any action commenced by the DOJ or FTC in relation to the transactions contemplated by this Agreement shall have been resolved in a manner that permits the consummation of the Closing.

7.4 No Prohibition. There shall not be pending any Action in which a Governmental Authority with jurisdiction over the Parties is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Transactions; or (b) seeking to prohibit or limit in any material respect the ability of Holdings to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of its shares of Vidara Ordinary Stock; or (c) relating to the Merger or the other Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Holdings, any Holding Member or any of the Vidara Companies.

7.5 No Buyer Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Buyer Material Adverse Effect that has not been cured.

7.6 Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

7.7 Resale Registration Statement. Either (a) counsel for Buyer shall have received from the staff of the SEC a letter, in form and substance reasonably acceptable to Vidara, indicating that the SEC is of the view that the Merger will constitute a “succession” for purposes of Rule 12g-3(a) of the Exchange Act and that Vidara may take into account Buyer’s reporting history under the Exchange Act in determining Vidara’s eligibility to use Form S-3 immediately following the Effective Time, and Vidara shall otherwise be reasonably satisfied that it is eligible to file Resale Registration Statements on Form S-3 pursuant to Rule 462(e) under the Securities Act (an “Automatic Resale Registration Statement”) and such Automatic Resale Registration Statement shall have been prepared and, in the reasonably opinion of counsel to Vidara, ready for filing with the SEC promptly following Closing or (b) Vidara shall have been notified by the SEC that the Resale Registration Statement will not be reviewed by the SEC or is no longer subject to further review and comments, Vidara shall have caused a letter to be delivered to the SEC requesting that the effectiveness of the Resale Registration Statement be accelerated, which letter shall be in form and substance reasonably acceptable to Buyer (the “Acceleration Letter”); and, in each of clauses (a) and (b), Buyer or Vidara shall have paid (or, in the case of an Automatic Resale Registration Statement, be prepared to pay prior to the filing thereof) any registration fees associated with the Resale Registration Statement, and Holdings shall be reasonably satisfied that all other filings have been made, that all consents and approvals have been obtained and that all other arrangements have been made and are in place, in each case as would be necessary for the Resale Registration Statement to be declared effective under the Securities Act and in such form as will allow Holdings or Holdings Members to publicly resell their Ordinary Shares pursuant to such Resale Registration Statement (subject, in the case of the preceding clause (b), only to the lapse of time between the Effective Date and the time at which effectiveness of the Registration Statement was requested in the Acceleration Letter and the satisfaction of such other conditions, if any, as are set forth in the Acceleration Letter).

7.8 NASDAQ Listing. The Vidara Ordinary Shares to be issued pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

7.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or the other Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Action enacted or deemed applicable to the Merger or the other Transactions that makes consummation of the Merger or the other Transactions illegal.

7.10 Closing Deliveries. Buyer shall have delivered to Holdings each of the following at or before the Closing:

(a) An officer’s certificate, dated as of the Closing Date, duly executed by an authorized officer of Buyer, stating that the conditions specified in Section 7.1 and Section 7.2 have been satisfied (the “Buyer Officer Certificate”); and

(b) The Temporary Escrow Agreement, duly executed by Buyer and the Escrow Agent.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

(a) with the mutual written consent of Holdings and Buyer; or

(b) By either Holdings or Buyer if the Closing of the Merger shall not have occurred on or before September 30, 2014 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and, provided further, that neither Party shall be entitled to terminate this Agreement pursuant to this Section 8.1(a) during the pendency of the period contemplated in Section 8.1(e)(ii), if applicable; or

(c) By Holdings, if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Article VII and (ii) has not been or is incapable of being cured by Buyer within thirty (30) calendar days after its receipt of written notice thereof from Holdings; or

(d) By Buyer, if Holdings shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Article VI and (ii) has not been or is incapable of being cured by Holdings within thirty (30) calendar days after its receipt of written notice thereof from Buyer; or

(e) Either (i) by Holdings following a Buyer Change of Recommendation or (ii) by Holdings or the Buyer in the event that the Buyer Stockholder Approval is not obtained within twenty (20) Business Days following the date on which the Buyer Stockholder Meeting is initially convened; or

(f) By either Holdings or Buyer if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to any Party whose failure to comply with Section 5.8 has caused or resulted in such action or inaction; or

(g) By Holdings if (i) a third party sells any product that is a generic version of any dosage strength of the pharmaceutical product currently marketed by Buyer under the trademark Vimovo®, to any Person not affiliated with such third party or with Holdings, in the United States or for resale in the United States and (ii) the Buyer Average Share Price for the period beginning on the first trading day following the date on which such sale becomes public knowledge, including by virtue of a public announcement thereof by such third party or public disclosure thereof by Buyer (the “Reference Date”), and ending with the fifth trading day after the Reference Date is lower than the lesser of (x) $8.00 and (y) the price that is 65% of the Buyer Average Share Price for the period beginning with the trading day that is five (5) trading days immediately prior to the Reference Date and ending on the last trading day immediately preceding the Reference Date; provided, however, that Holdings may not terminate this Agreement pursuant to this Section 8.1(g) after that date that is ten (10) calendar days after the Reference Date; or

(h) By Holdings if all of the conditions in Article VI and Article VII have been and continue to be satisfied (other than those conditions, which by their terms, are not capable of being satisfied until the Closing) and Buyer fails to consummate the Transactions within three (3) Business Days of the date the Closing should have occurred pursuant to Section 2.1 and Holdings and the Vidara Companies stood ready and willing to consummate on that date.

Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 8.1 shall not be available to any Party whose material failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, or, if not remedied, would reasonably be expected to cause or result in, the failure to satisfy any condition to the obligations of any Party.

8.2 Expenses. Unless otherwise provided herein, each of Holdings (on behalf of itself and the Vidara Companies) and Buyer shall bear and pay all costs and expenses incurred by it in connection with the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by it in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated. Notwithstanding the foregoing, (i) all filing fees paid in respect of the Buyer Proxy Statement, the Registration Statement and the Resale Registration Statement, (ii) printing and mailing costs related to the preparation, printing and dissemination of the Buyer Proxy Statement, the prospectus contained in the Registration Statement and the Resale Registration Statement, (iii) all filing fees paid in connection with the antitrust filings contemplated in Section 5.9, shall be borne by Buyer, and (iv) all costs and expenses contemplated by Section 5.20 shall be borne by Buyer.

8.3 Effect of Termination. Except as otherwise set forth in this Section 8.3 or in Section 8.4, in the event of termination of this Agreement by either Holdings or the Buyer as provided in Section 8.1, this Agreement will forthwith become void and have no further force or effect, without any Liability (other than as set forth in Section 8.2, this Section 8.3 or Section 8.4) on the part of the Buyer or Holdings; provided, however, that the provisions of Section 5.1(c), Section 5.1(d), Section 5.20(d), Section 8.2, this Section 8.3, Sections 8.4, 10.2, 10.6, 10.7, 10.8, 10.12, 10.13 and 10.18 and the first sentence of Section 10.9 will survive any termination hereof; provided, further, however, nothing in this Section 8.3 shall relieve any Party of any Liability for any breach by such Party of this Agreement prior to the Effective Time.

8.4 Termination Fee; Reverse Termination Fee.

(a) In the event that:

(i)(A) a Buyer Alternative Proposal shall have been made to Buyer or to the Buyer’s stockholders generally or any Person shall have publicly announced a Buyer Alternative Proposal and such Buyer Alternative Proposal shall not have been publicly withdrawn, (B) either Buyer or Holdings terminates this Agreement pursuant to Section 8.1(b) or Holdings terminates this Agreement pursuant to Section 8.1(c) and (C) Buyer enters into a definitive agreement with respect to, or consummates a Buyer Alternative Proposal with the Person or Persons making such Buyer Alternative Proposal or any of such Person’s or Persons’ Affiliates or any group that includes such Person or Persons or any of their Affiliates within twelve (12) months of the date this Agreement is terminated; or

(ii)(A) this Agreement is terminated by Holdings pursuant to Section 8.1(e)(i) and (B) the notice of termination to Buyer includes a demand from Holdings, which demand shall be irrevocable, to receive the Termination Fee.

then in any such event under clause (i) or (ii) of this Section 8.4(a), Buyer shall promptly, but in no event later than three (3) Business Days after the later of (x) the date of such termination and (y) the date of the event giving rise to Buyer’s obligation to pay the Termination Fee under Section 8.4(a)(i), pay or cause to be paid to Holdings or its designees a termination fee in an amount equal to US$23,000,000 (the “Termination Fee”) by wire transfer of same day funds. Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Termination Fee or expanding the circumstances in which the Termination Fee is to be paid, it is agreed that the Termination Fee is a liquidated damage and not a penalty and that in no event shall Buyer be required to pay the Termination Fee on more than one occasion. If Buyer becomes obligated to pay the Termination Fee pursuant to this Section 8.4(a), Holdings agrees that its right to receive the Termination Fee from Buyer shall be its sole and exclusive remedy against Buyer and, upon payment of the Termination Fee, neither Buyer nor any of its Affiliates shall have any Liability to Holdings or any of its Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby.

(b) In the event that (i) this Agreement is terminated by Holdings pursuant to Section 8.1(h) and (ii) the notice of termination to Buyer includes a demand from Holdings, which demand shall be irrevocable, to receive the Reverse Termination Fee, then Buyer shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay or cause to be paid to Holdings or its designees a termination fee in an amount equal to US$44,000,000 (the “Reverse Termination Fee”) by wire transfer of same day funds. Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Reverse Termination Fee or expanding the circumstances in which the Reverse Termination Fee is to be paid, it is agreed that the Reverse Termination Fee is a liquidated damage, and not a penalty and that in no event shall Buyer be required to pay the Reverse Termination Fee on more than one occasion. If Buyer becomes obligated to pay the Reverse Termination Fee pursuant to this Section 8.4(b), Holdings agrees that its right to receive the Reverse Termination Fee from Buyer shall be its sole and exclusive remedy against Buyer and, upon payment of the Reverse Termination Fee, neither Buyer nor any of its Affiliates shall have any Liability to Holdings or any of its Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby

(c) In the event that (i) this Agreement is terminated by Holdings or Buyer pursuant to Section 8.1(e)(ii) and (ii) if such termination is by Holdings, the notice of termination to Buyer includes a demand from Holdings, which demand shall be irrevocable, to receive the Expense Reimbursement Amount, Buyer shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay or cause to be paid to Holdings or its designees an amount equal to US$13,500,000 (the “Expense Reimbursement Amount”) by wire transfer of same day funds. Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Expense Reimbursement Amount or expanding the circumstances in which the Expense Reimbursement Amount is to be paid, it is agreed that the Expense Reimbursement Amount constitutes reasonable compensation for the costs and expenses, including opportunity costs, incurred by Holdings and the Vidara Companies in connection with the transactions contemplated hereby, and not a penalty and that in no event shall Buyer be required to pay the Expense Reimbursement Amount on more than one occasion. If Buyer becomes obligated to pay the Expense Reimbursement Amount pursuant to this Section 8.4(c), Holdings agrees that its right to receive the Expense Reimbursement Amount from Buyer shall be its sole and exclusive remedy against Buyer and, upon payment of the Expense Reimbursement Amount, neither Buyer nor any of its Affiliates shall have any Liability to Holdings or any of its Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby.

(d) The Parties acknowledge that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. If Buyer fails promptly to pay the Termination Fee or the Reverse Termination Fee, as the case may be, and, in order to obtain such payment, Holdings commences an action or proceeding that results in a judgment against Buyer for such fee, Buyer shall pay to Holdings, together with such fee, interest on such fee from the date of termination of this Agreement at a rate per annum equal to six percent (6%).

8.5 Enforcement.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. The Parties acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Section 8.1, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

(b) Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 8.5. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 8.5.

(c) To the extent any Party brings any action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement pursuant to Section 8.3 hereof) when expressly available to such Party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action.

(d) Notwithstanding anything in this Agreement to the contrary, including, without limitation, the provisions of Sections 8.5(a), 8.5(b) and 8.5(c), the right of Holdings or any Vidara Company to obtain an injunction, specific performance or other equitable relief to cause Buyer to consummate the Closing shall only be available prior to the valid termination of this Agreement and only in the event that (i) all conditions in Article VI and Article VII (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which shall be capable of being satisfied on the Closing Date) have been satisfied, and remain satisfied, at the time when the Closing would have occurred and Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.1, (ii) the Financing has been funded or is reasonably expected to be funded at the Closing in accordance with its terms, and (iii) Holdings has irrevocably confirmed to Buyer in writing that if specific performance is granted and the Financing is funded, then Holdings will perform its obligations to effect the Closing pursuant to Section 2.1. For the avoidance of doubt, (A) under no circumstance shall Holdings be permitted or entitled to receive both a grant of specific performance to compel the Closing (which is only available to the extent expressly permitted by this Section 8.5(d)) and payment of the Reverse Termination Fee (which is only available to the extent, expressly permitted by Section 8.4(b)), and (B) under no circumstance shall Holdings be entitled to enforce specifically Buyer’s obligation to seek to cause the Financing to be funded or to effect the Closing if the Commitment Letter have not been funded in accordance with the terms thereof (or would not have been funded at the Closing in accordance with the terms thereof even if Buyer was ready, willing and above to otherwise effect the Closing).

ARTICLE IX

SURVIVAL AND RELEASE

9.1 Survival. Each and every representation and warranty contained in this Agreement and in any certificate delivered pursuant to this Agreement shall expire as of, and shall not survive, the Closing and neither Holdings nor any of its Affiliates, on the one hand, or Buyer or any of its Affiliates (including the Vidara Companies following the Closing), on the other, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives shall have any liability whatsoever with respect to any such representation or warranty. Each and every covenant, undertaking or agreement contained in this Agreement (other than the Surviving Covenants) shall expire as of, and shall not survive, the Closing and none of the Parties to this Agreement, nor any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives shall have any liability whatsoever with respect to any such covenant, undertaking or agreement. Each Surviving Covenant shall survive the Closing and will remain in full force and effect thereafter in accordance with their respective terms. For purposes of this Agreement “Surviving Covenants” means the covenants contained in Sections 2.6, 2.9(g), 2.11, 5.1(c), 5.10, 5.11, 5.13, 5.14(b), 5.14(c), 5.14(d), 5.20(d), 8.2, 8.4, 8.5 and 9.1 and the other covenants contained in this Agreement which by their terms are to be performed (in whole or in part) by the Parties following the Closing.

ARTICLE X

MISCELLANEOUS

10.1 Amendment. Prior to the Effective Time, this Agreement may be amended, modified or supplemented but only in a writing signed by Buyer and Holdings. Following the Effective Time, this Agreement may be amended, modified or supplemented but only in a writing signed by Buyer and Holdings. Notwithstanding anything herein to the contrary, Section 10.9, Section 10.12, Section 10.13 and Section 10.18 hereof and this Section 10.1 may not be modified, waived or terminated in a manner that is adverse in any material respect to the Financing Sources without the prior written consent of each Financing Source that is a party to the Commitment Letter.

10.2 Notices. Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by confirmed facsimile, (iii) on the next Business Day if sent by an overnight delivery service, or (iv) five Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)	If to Holdings, addressed as follows:

c/o DFW Capital Partners

300 Frank W. Burr Blvd., Suite 5

Teaneck, NJ 07666

Attention: Keith W. Pennell, Managing Partner

Facsimile No.: (201) 836-5666

with copies to:

Mayer Brown LLP

1675 Broadway

New York, New York 10019

Attention: Reb D. Wheeler

Facsimile No.: (212) 849-5914

and

A&L Goodbody

The Chrysler Building

405 Lexington Avenue

Suite 33D New York,

New York 10174

Attention: Cian McCourt

Facsimile No.: (212) 333-5126

(b)	If to Buyer, addressed as follows:

Horizon Pharma, Inc.

520 Lake Cook Road, Suite 520

Deerfield, IL 60015

Attention: Timothy P. Walbert

Facsimile No.: (847) 572-1372

With a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attention: Barbara Borden

Facsimile No.: (858) 550-6420

or to such other individual or address as a Party may designate for itself by notice given as herein provided.

10.3 Waivers. The failure of a Party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same, except as provided in Section 5.7. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

10.4 Counterparts. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by fax and email). Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any law authorizing electronic signatures.

10.5 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Sections of the Disclosure Schedule are for convenience only and shall not be deemed part of this Agreement or the Disclosure Schedule or be given any effect in interpreting this Agreement or the Disclosure Schedule. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Underscored references to Articles, Sections, Exhibits or Schedules shall refer to those portions of this Agreement. Time is of the essence of each and every covenant, agreement and obligation in this Agreement. Neither Holdings, on the one hand, nor Buyer, on the other hand, shall be deemed to be in breach of any covenant contained in this Agreement if such Party’s deemed breach is the result of any action or inaction on the part of the other. Any information “made available” by Holdings to Buyer shall include only (i) that information included in the materials posted to the virtual data room hosted by IntraLinks and made available to Buyer and its Representatives, but only if so posted and made available on or before the date that is two days prior to the date of this Agreement; and (ii) the employment related information contemplated in Section 3.16(d), which was separately provided to Buyer in writing.

10.6 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

10.7 Binding Agreement. This Agreement and the Related Agreements shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

10.8 Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by any Party without the prior written consent of the other Party; provided, however, that each of Buyer and U.S. HoldCo may pledge their respective rights hereunder as security for any Financing or Alternative Financing source, provided that no such pledge pursuant to this Section 10.8 shall relieve Buyer or U.S. HoldCo of its obligations hereunder. For all purposes hereof, a transfer, sale or disposition of a majority of the capital stock or other voting interest of Buyer (whether by contract or otherwise) shall be deemed an assignment hereunder. Any purported assignment in contravention of this Section 10.8 shall be null and void.

10.9 Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any remedy, claim, liability, reimbursement, cause of action or other right. Notwithstanding the foregoing, (a) the Persons referred to in Section 5.13, and for purposes of Section 5.14(c) the Holdings Members, are hereby made express third party beneficiaries of this Agreement, with all of the rights, remedies, claims, liabilities, reimbursements, causes of action and other rights accorded such Persons under this Agreement and the Related Agreements, and (b) each Financing Source shall be an express third party beneficiary of and shall be entitled to rely upon and enforce Section 10.1, Section 10.12, Section 10.13 and Section 10.18 hereof, and this Section 10.9, and each Financing Party may enforce such provisions. Buyer and Vidara agree and acknowledge that their mutual intention that the Persons identified in the foregoing clause (a) benefit from Section 5.13 and Section 5.14(c) is a material part of the Parties’ purpose in entering into this Agreement and is a material inducement to Holdings’ and Vidara’s entry into this Agreement.

10.10 Further Assurances. Upon the reasonable request of Buyer or Holdings, each Party will on and after the Closing Date execute and deliver to the other Parties such other documents, assignments and other instruments as may be reasonably required to effectuate completely the Reorganization, the Merger, and to effect and evidence the provisions of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

10.11 Entire Understanding. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof. This Agreement and the Related Agreements set forth the entire agreement and understanding of the Parties and supersedes any and all prior agreements, arrangements and understandings among the Parties.

10.12 Jurisdiction of Disputes.

(a) IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF DELAWARE, WHETHER A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 10.12 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF

PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION 10.12 SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE STATE OF DELAWARE); (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) DESIGNATE, APPOINT AND DIRECT CT CORPORATION SYSTEM AS ITS AUTHORIZED AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS AND DOCUMENTS IN ANY LEGAL PROCEEDING IN THE STATE OF DELAWARE; (E) AGREE TO NOTIFY THE OTHER PARTIES TO THIS AGREEMENT IMMEDIATELY IF SUCH AGENT SHALL REFUSE TO ACT, OR BE PREVENTED FROM ACTING, AS AGENT AND, IN SUCH EVENT, PROMPTLY TO DESIGNATE ANOTHER AGENT IN THE STATE OF DELAWARE, SATISFACTORY TO HOLDINGS AND BUYER, TO SERVE IN PLACE OF SUCH AGENT AND DELIVER TO THE OTHER PARTY WRITTEN EVIDENCE OF SUCH SUBSTITUTE AGENT’S ACCEPTANCE OF SUCH DESIGNATION; (F) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 10.2 FOR COMMUNICATIONS TO SUCH PARTY; (G) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (H) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b) Notwithstanding anything herein to the contrary, each of the Parties agrees, on behalf of itself and its Subsidiaries, that it will not bring or support any litigation, proceeding or other Action (whether at law, in equity, in contract, in tort or otherwise) against any Financing Source in any way relating to this Agreement, any Related Document or any of the transactions contemplated by this Agreement or any Related Document, including any dispute arising out of or relating in any way to the Financing, the Commitment Letter, any Alternative Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The provisions of this Section 10.12(b) shall be enforceable by each Financing Source.

10.13 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY SUCH ACTION INVOLVING THE FINANCING SOURCES). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14 Disclosure Schedule. The disclosures in a particular Disclosure Schedule are to be taken as relating to each other Disclosure Schedule to the extent the relevance of such disclosure to such other Disclosure Schedule is reasonably apparent. The inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to the Party disclosing such information. In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement.

10.15 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

10.16 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All references in this Agreement to (a) “USD”, “$” or “dollars” shall mean U.S. denominated dollars and (b) “EUR”, “€” or “euros” are to euros, the lawful currency of Ireland. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

10.17 Provision Respecting Representation of Holdings. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, member, partners, officers, employees and Affiliates, that Mayer Brown LLP may serve as counsel to each and any member of the Vidara Group, on the one hand, and Holdings and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Mayer Brown LLP may serve as counsel to the Vidara Group or any director, member, partner, officer, employee or Affiliate of the Vidara Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of Holdings and/or any of its Subsidiaries, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to and waive any conflict of interest arising from such representation.

10.18 No Recourse to Financing Sources. Notwithstanding anything herein to the contrary, it is acknowledged and agreed that all claims, obligations, liabilities or causes of action, whether at law, in equity, in contract, in tort or otherwise, that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement) or the transactions contemplated by this Agreement may be made only against (and are those solely of) the entities that are expressly identified as parties to this Agreement in the Preamble to this Agreement. Notwithstanding anything herein to the contrary, Holdings agrees, on behalf of itself and its Affiliates and each of its and its Affiliates’ respective former, current or future general or limited partners, stockholders, managers, members, controlling persons, agents or Representatives (collectively, the “Vidara Parties”) that the Financing Sources shall be subject to no liability or claims to the Vidara Parties in connection with the Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

VIDARA THERAPEUTICS HOLDINGS LLC

By:	/s/ Virinder Nohria
Name: Virinder Nohria
Title: President

VIDARA THERAPEUTICS INTERNATIONAL LTD.

By:	/s/ Samira Saya
Name: Samira Saya
Title: Director

HORIZON PHARMA, INC.

By:	/s/ Timothy P. Walbert
Name: Timothy P. Walbert
Title: President, Chief Executive Officer and Chairman of the Board

HAMILTON HOLDINGS (USA), INC.

By:	/s/ Virinder Nohria
Name: Virinder Nohria
Title: President

HAMILTON MERGER SUB, INC.

By:	/s/ Virinder Nohria
Name: Virinder Nohria
Title: President

SCHEDULE 1

The Reorganization Steps

Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Transaction Agreement and Plan of Merger (the “Agreement”) to which this Schedule is attached.

The following are the steps to be undertaken, or caused to be undertaken, by the relevant parties to the Agreement to effect the Reorganization:

1.	Step 1: Formation of Non-Resident Irish Company

1.1.	Vidara Therapeutics International Limited (“Vidara”) shall form a new non-resident Irish company that is a tax resident in Bermuda for Irish tax purposes (“NewCo”). For U.S. federal tax purposes, NewCo shall elect status as a disregarded entity effective as of the date of its formation.

1.2.	Timing: The actions in this Step 1 shall be completed prior to Step 2.

1.3.	Documents Required for Step 1:

1.3.1.	Companies Registration Office (“CRO”) Form A1 in relation to formation of NewCo;

1.3.2.	Memorandum and Articles of Association of NewCo;

1.3.3.	Board minutes of NewCo on incorporation (meeting to be held in Bermuda); and

1.3.4.	IRS Form 8832 (Entity Classification Election) for NewCo.

2.	Step 2: Sale of Intellectual Property

2.1.	Vidara shall sell, transfer and assign all of its Intellectual Property to NewCo in exchange for the issuance by NewCo to Vidara of an interest-free promissory note with an original principal amount equal to the fair market value of such Intellectual Property (as determined through an independent appraisal).

2.2.	All existing Contracts between Vidara and Vidara Therapeutics Research Ltd. (“VTRL”) shall be transferred, assigned and/or novated by Vidara to NewCo.

2.3.	Timing: The actions in this Step 2 shall be completed prior to Step 3.

2.4.	Documents Required for Step 2:

2.4.1.	Asset Transfer Agreement;

2.4.2.	Promissory Note;

2.4.3.	Deed of Assignment/Novation of contracts;

2.4.4.	Valuation Report;

2.4.5.	Board minutes of Vidara (meeting to be held in Bermuda);

2.4.6.	Board minutes of NewCo (meeting to be held in Bermuda); and

2.4.7.	Board minutes of VTRL (meeting to be held in Ireland).

3.	Step 3: Vidara Moves its Tax Residency from Bermuda to Ireland

3.1.	Vidara moves its tax residency from Bermuda to Ireland for Irish tax purposes pursuant to, and in accordance with, applicable Law.

3.2.	Timing: The actions in this Step 3 shall be completed prior to Step 6.

3.3.	Documents Required for Step 3:

3.3.1.	Board minutes of Vidara (meeting to be held in Bermuda);

3.3.2.	Board minutes of Vidara (meeting to be held in Ireland); and

3.3.3.	Irish Revenue form 11F CRO (to be filed within 30 days of commencing activity in Ireland).

4.	Step 4: Formation of Luxembourg SARL and Creation of New Vidara Orphan Structure

4.1.	Luteus Capital Limited, an Irish limited company (“New Vidara”), shall form a Luxembourg SARL (“Lux FinCo”). Lux FinCo shall then form an Irish limited company (“Irish FinCo”), and each of Lux FinCo and Irish FinCo shall elect status as a disregarded entity for U.S. federal tax purposes effective as of the date of its formation.

4.2.	New Vidara to adopt new Memorandum and Articles of Association with share capital divided into common shares (which carry voting rights) and preference shares (with a very small par value and which carry no voting rights).

4.3.	New Vidara to issue one common share to a McCann FitzGerald nominee company, MFSD Nominees Limited (“MFSD Nominee”).

4.4.	All of the shares in New Vidara which are held by Vidara to be converted into preference shares.

4.5.	Timing: The following actions in this Step 4 shall be completed prior to Step 5.

4.6.	Documents Required for Step 4:

4.6.1.	File IRS Forms 8832 (Entity Classification Election) for Lux FinCo and Irish FinCo.

4.6.2.	New memorandum and articles of association of New Vidara.

4.6.3.	Written resolution of New Vidara adopting new memorandum and articles and altering share rights.

4.6.4.	Letter of application for share to be signed by the MFSD Nominee.

4.6.5.	Board minutes of New Vidara approving the issue of the nominee share to MFSD Nominee.

5.	Step 5: Contribution of U.S. HoldCo to Lux FinCo

5.1.	New Vidara shall contribute all of the issued and outstanding shares of capital stock of Vidara Holdings (USA), Inc. (“U.S. HoldCo”) to Lux FinCo by way of contribution to capital in exchange for additional ordinary shares of capital stock of Lux FinCo.

5.2.	Timing: The following actions in this Step 5 shall be completed prior to Step 6.

5.3.	Documents Required for Step 5:

5.3.1.	Contribution Agreement.

6.	Step 6: Vidara Share Capital Reorganization

6.1.	Vidara shall create a new class of ordinary shares of Vidara denominated in US dollars (the “Vidara Ordinary Shares”) and create additional euro-denominated share capital up to a par value of €40,000 (in anticipation of conversion into a public limited company), such that the aggregate number of Vidara Ordinary Shares authorized to be issued by Vidara shall be sufficient to cover:

6.1.1.	the Merger Consideration to be issued to the Horizon shareholders at Closing;

6.1.2.	the Vidara Ordinary Shares to be issued to Holdings as partial consideration for the transfer of the VTI shares at Step 11;

6.1.3.	a bonus issue of [ ][1] Vidara Ordinary Shares (the “Holdings Retained Bonus Shares”), which, together with the shares at Step 6.1.2 represent Holdings’ agreed shareholding in Vidara post-Closing; and

6.1.4.	a bonus issue of Vidara Ordinary Shares (the “Holdings Redeemable Bonus Shares”) which are to be redeemed at Step 12 for the purpose of delivering cash consideration to Holdings (such number of shares to be determined following determination of the cash consideration payable at Closing).

6.2.	Vidara issues the Holdings Retained Bonus Shares by way of bonus issue to Holdings using the balance in its revaluation or other reserves.

6.3.	Vidara issues the Holdings Redeemable Bonus Shares by way of bonus issue to Holdings using the balance in its revaluation or other reserves.

[1]	To equal 31,350,000 minus the number of Hamilton Ordinary Shares subscribed for by U.S. HoldCo in Step 9.1(a) (with the result expressed as a number of whole Vidara Ordinary Shares).

6.4.	Holdings shall subscribe for 39,900 euro-denominated ordinary shares of €1.00 each in Vidara (in order to satisfy the Irish company law requirement that a plc has issued share capital of at least €40,000).

6.5.	Timing: The completion of Step 6 must occur prior to the completion of Step 8.

6.6.	Documents Required for Step 6:

6.6.1.	Board minutes of Vidara (meeting to be held in Ireland) in relation to the increase in its authorized share capital, the creation of the US dollar denominated shares and the euro denominated shares;

6.6.2.	Written shareholder resolutions of Vidara in relation to the increase in its authorized share capital, the creation of the US dollar denominated shares and the euro denominated shares;

6.6.3.	CRO Forms B5, G1 and G2 in relation to the above shareholder resolutions and share issuance;

6.6.4.	Board minutes of Vidara (meeting to be held in Ireland) in relation to the existence of sufficient reserves and the creation and issuance of Holdings Retained Bonus Shares and Holdings Redeemable Bonus Shares;

6.6.5.	Supporting accounting information regarding the existence of sufficient reserves;

6.6.6.	Written shareholder resolutions of Vidara in relation to the creation and issuance of the Holdings Retained Bonus Shares and Holdings Redeemable Bonus Shares to Holdings; and

6.6.7.	Revised Memorandum and Articles of Vidara.

7.	Step 7: Financial Assistance Whitewash

7.1.	Vidara shall undertake the procedure specified in the first sentence of Section 5.24 of the Agreement.

7.2.	Timing: The completion of Step 7 must occur prior to completion of Step 8.

7.3.	Documents Required for Step 7:

7.3.1.	Board minutes of Vidara in relation to the whitewash (meeting to be held in Ireland);

7.3.2.	Written shareholder resolutions of Vidara in relation to the whitewash;

7.3.3.	Statutory declaration of all/majority of the directors of Vidara in relation to the whitewash;

7.3.4.	Working Capital report for enlarged group; and

7.3.5.	CRO Form G1.

8.	Step 8: Re-Registration of Vidara as a Public Limited Company

8.1.	Vidara shall re-register as a PLC.

8.2.	Timing: The completion of Step 9 shall occur prior to the Steps 10 to 12.

8.3.	Documents Required for Step 8:

8.3.1.	Board minutes of Vidara in relation to re-registration of Vidara as a public limited company (meeting to be held in Ireland);

8.3.2.Written	shareholder resolutions of Vidara in relation to re-registration as a public limited company;

8.3.3.	Revised Memorandum and Articles of Association of Vidara;

8.3.4.	CRO Form 71;

8.3.5.	Written statement by the auditors of Vidara that in their opinion the relevant balance sheet shows that at the balance sheet date the amount of the company’s net assets was not less than the aggregate of its called up share capital and undistributable reserves;

8.3.6.	Copy of the relevant balance sheet, together with a copy of an unqualified report by the company’s auditors in relation to the balance sheet;

8.3.7.	Statutory declaration in the prescribed form (CRO Form 72) made by a director or the company secretary of Vidara to the effect that:

8.3.7.1.	the special resolutions mentioned in Step 8.3.2 above have been passed and the certain statutory conditions in relation to r-registration have been satisfied; and

8.3.7.2.	between the balance sheet date and the application of the company for re-registration there has been no change in the financial position of the company that has resulted in the amount of the company’s net assets becoming less than the aggregate of its called up share capital and undistributable reserves.

9.	Step 9: Subscription for Vidara Ordinary Shares by U.S. HoldCo and New Vidara

9.1.	Subject to its receipt of the Financing or an Alternative Financing, U.S. HoldCo shall subscribe for an aggregate number of Vidara Ordinary Shares equal to the sum of (a) [ ][2] Vidara

[2]

To equal the number of Vidara Ordinary Shares contemplated as consideration for VTI in Step 11.1(a), which number shall equal: (1) the product of (a) the value of VTI as of the Closing multiplied by (b) a fraction (i) the numerator of which is the total value of the 31,350,000 Vidara Ordinary Shares at the Closing (the value of each Vidara Ordinary Share determined by reference to the fair market value of a share of Buyer Common Stock as of immediately prior to the Closing) (the “Share Value”) and (ii) the denominator of which is the sum of the Estimated Cash Consideration plus the Share Value; divided by (2) the fair market value of a share of Buyer Common Stock as of immediately prior to the Closing (with the result expressed as a number of whole Vidara Ordinary Shares). The cash component set forth in Step 11.1(b) is determined in a manner consistent with the calculation described in the immediately preceding sentence.

Ordinary Shares plus (b) a portion of the Merger Consideration (the “Primary Shares”)[3], and in exchange, it shall (i) issue to Vidara Note No. 1 in the aggregate initial principal amount of US $250,000,000 and (ii) make a cash payment to Vidara in the amount equal to the Estimated Cash Consideration minus the cash consideration paid for the VTI shares in Step 11.1 (the aggregate dollar amount of the consideration set forth in clauses (i) and (ii) of this Step 9.1 is referred to herein as the “Aggregate Subscription Consideration”).

9.2.	New Vidara shall subscribe for an aggregate number of Vidara Ordinary Shares equal to the Merger Consideration minus the number of Vidara Ordinary Shares subscribed for by U.S. HoldCo in Step 9.1(b) above (the “Additional Shares”) in exchange for a euro-denominated interest-free note payable, at the option of the issuer, in cash or shares (in such case, for an aggregate value not to exceed the principal amount of the note).

9.3.	LuxFinCo shall elect status as a corporation for U.S. federal income tax purposes effective the day of Closing, reversing the status it elected in Step 4.1.

9.4.	Timing: The completion of Step 9 shall occur at the Closing contemporaneously with, but immediately prior to, the completion of Steps 10, 11 and 12.

9.5.	Documents Required for Step 9:

9.5.1.	Economic Study;

9.5.2.	Board minutes of Vidara in relation to the issue of Vidara Ordinary Shares (meeting to be held in Ireland);

9.5.3.	Form of Note;

9.5.4.	Subscription Agreement;

9.5.5.	CRO Form B5 for share issuance;

9.5.6.	Valuation Report; and

9.5.7.	IRS Form 8832 (Entity Classification Election) for LuxFinCo.

10.	Step 10: Contribution of Right to Receive Vidara Ordinary Shares by each of U.S. HoldCo and New Vidara to Merger Sub

10.1.	New Vidara contributes its right to receive a number of Vidara Ordinary Shares equal to the Additional Shares to the capital of Lux FinCo by way of renouncing its right to receive such Vidara Ordinary Shares, in exchange for either alphabet shares or ordinary shares of Lux FinCo.

10.2.	Lux FinCo contributes its right to receive a number of Vidara Ordinary Shares equal to the Additional Shares to the capital of U.S. HoldCo by way of renouncing its right to receive such Vidara Ordinary Shares in exchange for additional common shares of capital stock of U.S. HoldCo.

[3]	Such portion to equal (a) (i) the Aggregate Subscription Consideration divided by (ii) the fair market value of a share of Buyer Common Stock as of immediately prior to the Closing minus (b) the number of Vidara Ordinary Shares subscribed for in Step 9.1(a) (with the result expressed as a number of whole Vidara Ordinary Shares).

10.3.	U.S. HoldCo contributes its right to receive a number of Vidara Ordinary Shares equal to the Primary Shares and the Additional Shares to the capital of Vidara Merger Sub, Inc. (“Merger Sub”) by way of renouncing its right to receive such Vidara Ordinary Shares in exchange for additional common shares of capital stock of Merger Sub.

10.4.	Timing: The completion of Step 10 shall occur at the Closing contemporaneously with the completion of Steps 9, 11 and 12, but immediately following Step 9 and immediately prior to Steps 11 and 12.

10.5.	Documents Required for Step 10:

10.5.1.	Prepare appropriate documentation for the issuance of alphabet shares by Lux FinCo, if applicable.

11.	Step 11: Transfer of VTI Shares

11.1.	Holdings shall transfer and assign all of the issued and outstanding shares of capital stock of Vidara Therapeutics, Inc. (“VTI”) to U.S. HoldCo in exchange for U.S. Holdco (a) renouncing its right to receive the Vidara Ordinary Shares subscribed for by U.S. Holdco in Step 9.1(a) in favor of Holdings and (b) making a cash payment to Holdings in the amount of US $10,000,000, which amount will be considered part of the Estimated Cash Consideration and Final Cash Consideration paid to Holdings under the Merger Agreement.

11.2.	Timing: The completion of Step 11 shall occur at the Closing contemporaneously with the completion of Steps 9, 10 and 12, but immediately following Steps 9 and 10 and immediately prior to Step 12.

11.3.	Documents Required for Step 11:

11.3.1.	VTI Transfer Agreement.

12.	Step 12: Redemption of Holdings Redeemable Bonus Shares

12.1.	Vidara converts the Holdings Redeemable Bonus Shares to redeemable shares.

12.2.	Vidara shall redeem the Holdings Redeemable Bonus Shares for an aggregate amount in cash equal to the cash consideration payable at Closing (the aggregate par value of the Holdings Redeemable Bonus Shares to be equal to or less than such cash amount) out of a portion of the cash subscription proceeds received at Step 10 (the “Redemption”), leaving Holdings as the holder of the Vidara Ordinary Shares received from U.S. HoldCo in Step 11, the Holdings Retained Bonus Shares and the 40,000 ordinary shares of €1.00 each that are to be converted into deferred shares in Step 15.

12.3.	Timing: The completion of Step 12 shall occur at the Closing (following determination of the cash consideration payable at Closing) contemporaneously with the completion of Steps 9, 10 and 11, but immediately following Step 11 and the Merger, and once the Vidara Ordinary Shares have been listed on NASDAQ; provided, that cash will not transfer to Holdings for the Redemption until after the Vidara Ordinary Shares have been listed on NASDAQ.

12.4.	Documents Required for Step 12:

12.4.1.	Board minutes of Vidara in relation to the existence of sufficient reserves and the Redemption (meeting to be held in Ireland);

12.4.2.	Written shareholder resolutions of Vidara in relation to the Redemption; and

12.4.3.	CRO forms B7/28 and G1 in respect of redemption and shareholder resolutions.

13.	Step 13: Transfer of Common Share from Nominee to Vidara

13.1.	The sole common share in New Vidara (the “Common Share”) is transferred by the MFSD Nominee to Vidara for nominal consideration. New Vidara’s share capital is reorganised so that it consists only of common shares by means of converting all other classes of share in its capital to common shares. New Vidara adopts new memorandum and articles of association reflecting this capital structure.

13.2.	Timing: At Closing.

13.3.	Documents Required for Step 13:

13.3.1.	Share transfer form in relation to transfer of the Common Share;

13.3.2.	Board minutes of New Vidara (meeting to be held in Ireland);

13.3.3.	New memorandum and articles of association for New Vidara; and

13.3.4.	Written shareholder resolution of New Vidara adopting the new memorandum and articles of association.

14.	Step 14: Contribution of Note No. 1

14.1.	Vidara shall contribute Note No. 1 to New Vidara in exchange for a euro-denominated interest-free note payable, at the option of the issuer, in cash or shares (in such case, for an aggregate value not to exceed the principal amount of the note). New Vidara shall then contribute Note No. 1 to Lux FinCo in exchange for a euro-denominated interest-free note payable, at the option of the issuer, in cash or shares (in such case, for an aggregate value not to exceed the principal amount of the note). Lux FinCo shall then contribute Note No. 1 to Irish FinCo as a contribution to capital. Irish FinCo shall then transfer Note No. 1 back to Lux FinCo in exchange for Lux FinCo’s interest-free obligation.

14.2.	Timing: At Closing.

14.3.	Documents Required for Step 14:

14.3.1.	Contribution and Transfer Agreements;

14.3.2.	Board minutes of Vidara (meeting to be held in Ireland);

14.3.3.	Board minutes of Lux FinCo; and

14.3.4.	Board minutes of Irish FinCo (meeting to be held in Ireland).

15.	Step 15: Conversion of Ordinary Euro-Denominated Shares in Vidara held by Holdings into Deferred Shares

15.1.	The 40,000 ordinary shares of €1.00 each in Vidara held by Holdings are automatically converted into deferred shares with no economic value at Closing and will continue to be held by Holdings or transferred to an acceptable party (e.g. the company secretary of Vidara).

15.2.	Timing: At Closing.

Schedule 2

Illustrative Working Capital

Exhibit A

Registration Rights Agreement

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made as of the Effective Date (as defined below) by and among VIDARA THERAPEUTICS INTERNATIONAL LTD., a limited company formed under the laws of Ireland (registered number [—]) whose registered address is [—] (the “Company”), VIDARA THERAPEUTICS HOLDINGS LLC, a Delaware limited liability company (“Holdings”), and each Person listed on Exhibit A hereto (each a “Holdings Member” and, collectively with Holdings, the “Vidara Investors”).

WHEREAS, the Company, Holdings, Hamilton Holdings (USA), Inc., a Delaware corporation and indirect wholly owned subsidiary of the Company (“U.S. Holdco”), Hamilton Merger Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of the Company (“Merger Sub”), and Horizon Pharma, Inc., a Delaware corporation (“Buyer”), entered into a Transaction Agreement and Plan of Merger, dated as of March 18, 2014 (the “Merger Agreement”), pursuant to which, among other things, the Reorganization will be completed and Merger Sub will merge with and into Buyer (the “Merger”), and Buyer, as the surviving corporation of the Merger, shall become a wholly owned subsidiary of the Company upon the terms and conditions set forth in the Merger Agreement; and

WHEREAS, this Agreement is being executed and delivered pursuant to the terms of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1 Definitions. In addition to the terms defined elsewhere in this Agreement, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Merger Agreement. Additional definitions are as follows:

1.1 “Affiliate” means, with respect to any Person, (i) any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person, (ii) any trust of which the first Person is the settlor, trustee or a beneficiary and (iii) if the first Person is an individual, any immediate family member of the first Person or any other Person that directly or indirectly through one or more intermediaries, is controlled by, or is under common control with, such first Person and/or any immediate family member of such first Person. For purposes of this definition, (A) the term “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of management or policies of a Person, whether through ownership of securities, by contract or otherwise and (B) the term “immediately family member” means any spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

1.2 “Effective Date” means the date that this Agreement is executed and delivered by the Company and each of the Vidara Investors.

1.3 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.4 “Holder” means any person owning or having the right to acquire Registrable Securities, but only if such holder is a Vidara Investor or any assignee thereof in accordance with Section 3.1 hereof.

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1.5 “Legal Proceeding” means any action, claim, suit or proceeding (including without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or, to the knowledge of the Person subject thereto, threatened.

1.6 “Majority Holders” means, as applicable, (i) prior to the Closing, the Vidara Investors who hold a majority-in-interest of the Ordinary Shares then held by all Vidara Investors or (ii) as of and following the Closing, the Holders of a majority-in-interest of the then outstanding Registrable Securities.

1.7 “Merger Registration Statement” means the registration statement of the Company on Form S-4, registering under the Securities Act the Ordinary Shares to be issued pursuant to the Merger Agreement as the Merger Consideration (as defined in the Merger Agreement).

1.8 “Ordinary Shares” means the ordinary shares, nominal value US$0.0001 per share, of the Company.

1.9 “Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A or 430B promulgated by the SEC pursuant to the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of all or any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

1.10 “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.11 “Registrable Securities” means the Shares; provided, however, that no Shares shall be deemed Registrable Securities for purposes of this Agreement to the extent such Shares (a) have been sold to the public pursuant to an effective registration statement filed with the SEC (including a Registration Statement hereunder) or in accordance with Rule 144, (b) have been sold, transferred or otherwise disposed of by a Person in a transaction in which its rights under this Agreement were not assigned in accordance with Section 3.1, or (c) are held by a Holder of less than 5% of the outstanding Ordinary Shares and whose Shares are all eligible for sale to the public without registration under the Securities Act, including under Rule 144 without being subject to any restrictions (including volume, manner of sale and current public information requirements) contained therein.

1.12 “Registration Expenses” means all expenses incurred by the Company in complying with Section 2 of this Agreement, including, without limitation, (a) all federal and state registration, qualification and filing fees, (b) printing expenses, (c) fees and disbursements of counsel for the Company (including the fees related to the delivery of customary opinions and 10b-5 negative assurance letters to the underwriters in connection with any Permitted Underwritten Offering (as defined below)), (d) the fees and expenses of the Company’s auditors in connection with any regular or special audits incident to or required by any such registration or the preparation and delivery of comfort letters customarily delivered to the underwriters in connection with any Permitted Underwritten Offering, (e) all of the Company’s word processing, duplicating, printing, messenger and delivery expenses, (f) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (g) the fees and expenses of any special experts retained by the Company in connection with such registration and amendments and supplements to the Registration Statement and Prospectus, (h) premiums and other costs of the Company for policies of insurance against

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liabilities of the Company arising out of any public offering of the Registrable Securities being registered, to the extent that the Company in its sole discretion elects to obtain and maintain such insurance and (i) the reasonable fees and disbursements, not to exceed an aggregate of fifty thousand dollars ($50,000) during the term of this Agreement, of one special counsel for all Holders incurred in connection with the registration of the Registrable Securities hereunder.

1.13 “Registration Statement” means any registration statement of the Company filed under the Securities Act that covers the resale of all or any portion of the Registrable Securities pursuant to the provisions of Section 2.1 of this Agreement.

1.14 “Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

1.15 “Rule 145” means Rule 145 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

1.16 “Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

1.17 “Rule 416” means Rule 416 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

1.18 “SEC Guidance” means (i) any publicly-available written or oral guidance, or comments, requirements or requests of the SEC staff and (ii) the Securities Act and the rules and regulations thereunder.

1.19 “Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement, and all fees and disbursements of counsel to the Holders that are not included in Registration Expenses.

1.20 “Shares” means collectively, (i) all Ordinary Shares that are or will be (as applicable) held by the Vidara Investors on the Closing Date, immediately after giving effect to the Closing, and (ii) any Ordinary Shares issued after the Closing Date as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Ordinary Shares referenced in (i) above.

1.21 “Specified Holders” means the Vidara Investors who are designated as such on Exhibit A hereto and each of their assignees in accordance with Section 3.1 hereof.

2 Registration Rights.

2.1 Shelf Registration.

(a) As soon as reasonably practicable following the initial filing of the Merger Registration Statement with the SEC (or such later date as shall be mutually agreed by the Company and the Majority Holders), the Company shall file with the SEC a “shelf” Registration Statement covering the resale of all of the Registrable Securities (based on the number thereof as estimated at the time of filing of

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such Registration Statement by the Company to be outstanding at the Effective Time) for an offering to be made on a continuous basis pursuant to Rule 415 or, if Rule 415 is not available for offers and sales of the Registrable Securities, by such other means of distribution of Registrable Securities as the Majority Holders may reasonably specify (the “Initial Registration Statement”). The Initial Registration Statement shall be on Form S-3 (except if the Company is then ineligible pursuant to SEC Guidance to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on Form S-1) subject to the provisions of Section 2.1(e) and shall contain (except if otherwise required pursuant to written comments received from the SEC upon a review of such Registration Statement) the “Plan of Distribution” section attached hereto as Annex I. Notwithstanding the registration obligations set forth in this Section 2.1(a) and Section 2.1(b), in the event the SEC informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its reasonable best efforts to file amendments to the Initial Registration Statement as required by the SEC or (ii) withdraw the Initial Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the SEC, on Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall be obligated to use its reasonable best efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Section 612.09 of the Compliance and Disclosure Interpretations of the staff of the Division of Corporation Finance with respect Rule 415, dated January 26, 2009. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used reasonable best efforts to advocate with the SEC for the registration of all or a greater number of Registrable Securities), the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of unregistered Registrable Securities held by such Holders (if prior to the Closing, based on the number thereof as estimated at the time by the Company to be outstanding at the Effective Time), subject to any determination by the SEC that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Initial Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its reasonable best efforts to file with the SEC, as promptly as allowed by SEC Guidance, one or more registration statements on Form S-3 (except if the Company is then ineligible to register for resale the Registrable Securities on Form S-3, in which case such registrations shall be on Form S-1) to register for resale those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended, or the New Registration Statement.

(b) The Company shall use its reasonable best efforts (i) to cause the Initial Registration Statement (as may be amended) or the New Registration Statement, as applicable, to become or to be declared effective as soon as reasonably practicable following the Closing Date, (ii) with respect to each other Registration Statement filed pursuant to this Section 2.1, to cause each such Registration Statement to become or to be declared effective as soon as reasonably practicable after the filing thereof, and (iii) subject to Section 2.4(a) hereof, to keep each Registration Statement continuously effective under the Securities Act until the earlier of (x) such time as all of the Registrable Securities covered by such Registration Statement have been publicly sold by the Holders, (y) the date on which the registration rights provided to each Holder terminate pursuant to Section 2.8 (the “Effectiveness Period”).

(c) The Company shall ensure that each Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall comply with the requirements of the Securities Act and the rules and regulations promulgated thereunder and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein,

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or necessary to make the statements therein (in the case of Prospectuses, in the light of the circumstances in which they were made) not misleading. Each Registration Statement shall also cover, to the extent allowable under the Securities Act and the rules promulgated thereunder (including Rule 416), such indeterminate number of additional Ordinary Shares resulting from stock splits, stock dividends or similar transactions with respect to the Registrable Securities.

(d) Each Holder agrees to furnish to the Company a completed Questionnaire in the form attached to this Agreement as Annex II (a “Selling Shareholder Questionnaire”) on a date that is not less than five (5) Business Days prior to the date of filing of a Registration Statement. Each Holder further agrees that it shall not be entitled to be named as a selling securityholder in a Registration Statement or use the Prospectus for offers and resales of Registrable Securities at any time, unless such Holder has returned to the Company a completed and signed Selling Shareholder Questionnaire. If a Holder of Registrable Securities returns a Selling Shareholder Questionnaire after the deadline specified in the previous sentence, the Company shall use its reasonable best efforts to take such actions as are required to name such Holder as a selling securityholder in the Registration Statement or any pre-effective or post-effective amendment thereto and to include (to the extent not theretofore included) in the Registration Statement the Registrable Securities identified in such late Selling Shareholder Questionnaire; provided, however, that the Company shall not in any event be obligated to effect more than two (2) such post-effective amendments under this Section 2.1(d) in any six-month period (each such post-effective amendment, a “Holder POSAM”). Each Holder acknowledges and agrees that the information in the Selling Shareholder Questionnaire will be used by the Company in the preparation of the Registration Statement and hereby consents to the inclusion of such information in the Registration Statement.

(e) In the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on Form S-1 or another appropriate form reasonably acceptable to the Majority Holders, and (ii) undertake to register the Registrable Securities on Form S-3 as soon as such form is available, provided that, subject to Section 2.4(a) hereof, the Company shall maintain the effectiveness of such Registration Statement that is on a form other than Form S-3 then in effect, until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.

(f) Underwritten Offerings.

(i) Holders shall be entitled to offer and sell their Registrable Securities pursuant to an underwritten public offering provided that the aggregate amount of Registrable Securities to be offered and sold in such offering are reasonably expected to result in aggregate gross proceeds of not less than $25 million (each such underwritten offering, a “Permitted Underwritten Offering”). In the event that Holders intend to sell Registrable Securities in a Permitted Underwritten Offering, the Holders intending to participate in any such Permitted Underwritten Offering (the “Participating Holders”) shall so notify the Company, which notice shall be delivered to the Company not less than twenty-five (25) days prior to the date the underwriting agreement for such Permitted Underwritten Offering is executed (the “Underwriting Notice”); provided, however, that no Underwriting Notice may be delivered to the Company with respect to the sale of any Registrable Securities that are not covered by an effective Registration Statement. Following delivery of the Underwriting Notice, the Company shall use commercially reasonable efforts to give written notice of such request for a Permitted Underwritten Offering to all Holders of Registrable Securities within five (5) days after receipt of the Underwriting Notice and any Holders who did not deliver such Underwriting Notice may also participate in the Permitted Underwritten Offering if they provide the Company with written notice at least fourteen (14) days prior to the date the underwriting agreement for such Permitted Underwritten Offering is executed.

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(ii) The bookrunning underwriter(s) for any Permitted Underwritten Offering shall be selected by the Company with the consent of the Holders of a majority-in-interest of the Registrable Securities to be offered in such Permitted Underwritten Offering (the “Holders of a Majority in Interest of Participating Holders”) (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that the Holders of a Majority in Interest of Participating Holders may select up to two (2) co-managers in each Permitted Underwritten Offering with the consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned).

(iii) In connection with any Permitted Underwritten Offering and if requested by the underwriters, the Company and all Holders proposing to distribute their securities through such underwriting agree to enter into an underwriting agreement with the underwriters selected for such underwriting, which underwriting agreement shall be in customary form and reasonably satisfactory in form and substance to the Company (provided that in no event shall the Company be required to comply with any lock-up provisions for longer than sixty (60) days from the date of the underwriting agreement), the Holders of a Majority in Interest of Participating Holders and the underwriters and shall contain such representations and warranties by the Company and the Participating Holders and such other terms and provisions as are customarily contained in agreements of this type, including, but not limited to, indemnities to the effect and to the extent provided in this Agreement or as are otherwise then customary (if more extensive), provisions for the delivery of officers’ certificates, opinions of counsel for the Company and the Participating Holders and accountants’ “comfort” letters, and shall also use reasonable efforts to provide lock-up arrangements by the Company’s officers and directors not to exceed sixty (60) days and which provide customary exceptions including an exception for shares sold pursuant to written 10b5-1 plans that are in effect as of the date of such lock-up agreements.

(iv) If the managing underwriter of a Permitted Underwritten Offering advises the Holders proposing to distribute their securities in such offering that, in its good faith view, the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the largest number of securities which can reasonably be sold in an orderly manner without having a significant and adverse effect on such offering (the “Maximum Offering Amount”), then the rights of the Holders to include their securities in such offering shall be limited to the Maximum Offering Amount in the following order of priority:

(A) first, all Registrable Securities requested by the Participating Holders to be included in such offering shall be included, but, if the number of Registrable Securities requested to be included in such offering exceeds the Maximum Offering Amount, then the number of Registrable Securities that each Participating Holder will be entitled to include in such offering will be allocated on a pro rata basis based on the number of Registrable Securities owned by such Participating Holder to the aggregate number of Registrable Securities owned by all Participating Holders; and

(B) second, other securities, if any, requested to be included in such offering to the extent permitted hereunder.

(v) A Majority in Interest of the Participating Holders shall have the right to cancel a proposed Permitted Underwritten Offering pursuant to this Section 2.1(f) when, (i) prior

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to any public announcement of the proposed Permitted Underwritten Offering, the managing underwriter of the Permitted Underwritten Offering advises the Participating Holders and the Company that in its good faith view, market conditions are so unfavorable as to be seriously detrimental to such Permitted Underwritten Offering or (ii) the request for cancellation is based upon information relating to the Company that the managing underwriter of the Permitted Underwritten Offering determines in good faith to be materially adverse and that is different from the information publicly available or otherwise known to the Participating Holders at the time of the Underwriting Notice, provided that the cancellation occurs within three (3) business days of such information becoming publicly available or otherwise known to the Participating Holders. Such cancellation of a Permitted Underwritten Offering shall not be counted as one of the total of the two (2) or three (3) Permitted Underwritten Offerings referenced in Section 2.1(f)(vi) hereof.

(vi) Notwithstanding the foregoing: (A) if the Company furnishes to the Participating Holders a certificate signed by the Company’s principal executive officer that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for a Permitted Underwritten Offering to be effected at such time, the Company shall have the right to defer such Permitted Underwritten Offering for a period of not more than sixty (60) days from the date of the Underwriting Notice, provided that the Company shall not exercise this deferral right more than once in any twelve (12) month period; (B) the Company shall not be obligated to take any action to effect any Permitted Underwritten Offering during the ninety (90) day period following the closing of any underwritten public offering of the Company’s securities (including a Permitted Underwritten Offering); and (C) the Company shall not be obligated to take any action to effect (a) more than two (2) Permitted Underwritten Offerings in any twelve (12) month period and (b) more than three (3) Permitted Underwritten Offerings during the term of this Agreement.

2.2 Piggyback Offering. In the event that the Company proposes to undertake a public underwritten offering of its Ordinary Shares for its own account and for the primary purpose of raising cash proceeds, pursuant to an effective registration statement other than a registration statement on Form S-4 or Form S-8, the Company shall consider in good faith offering the Holders the opportunity to sell all or a portion of their Registrable Securities in such underwritten offering after taking into consideration factors the Company deems relevant in conducting its offering, including, but not limited to, the timing of the proposed offering, the Company’s financing objectives, the number of Holders at such time and the difficulty of including any Holders that wish to participate in such offering. Compliance by the Company of its obligations under this Section 2.2 shall not relieve the Company of its obligations contemplated by Section 2.1 hereof and inclusion of Registrable Securities in an underwritten offering pursuant to this Section 2.2 shall not constitute a Permitted Underwritten Offering under Section 2.1(f).

2.3 Obligations of the Company. In addition to the other obligations of the Company set forth in this Agreement, the Company shall:

(a) not less than five (5) Business Days prior to the filing of a Registration Statement and not less than three (3) Business Days prior to the filing of any related Prospectus or any amendment or supplement thereto (except for annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any similar or successor reports, including any proxy statements under the Exchange Act (collectively, the “SEC Reports”)), the Company shall furnish to the Holders (or, in lieu thereof, the Holders’ counsel described in Section 2.3(b), if any) copies of such Registration Statement, Prospectus or amendment or supplement thereto, as proposed to be filed; provided, however, that (i) the Company shall not be required to furnish to the Holders any prospectus supplement being prepared and filed solely to name new or additional selling securityholders unless such Holders are named in such prospectus supplement, (ii) in the event that any Registration Statement is on Form S-1 (or other form

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which does not permit incorporation by reference), the Company shall not be required to furnish to the Holders any prospectus supplement that does not contain substantive information other than information included in an SEC Report that would be incorporated by reference in such Registration Statement if such Registration Statement were on Form S-3 (or other form which permits incorporation by reference); provided that, if for any reason Rule 172 is becomes unavailable, such prospectus supplements shall be furnished by the Company, and (iii) after it has been filed with the SEC, the Company shall furnish a copy of the Initial Registration Statement to any Holder upon written request;

(b) permit a single firm of counsel (which such counsel shall be confirmed to the Company in writing) designated by the Holders of a majority-in-interest of the Registrable Securities covered by a Registration Statement to review such Registration Statement and all amendments and supplements thereto within a reasonable period of time prior to the filing thereof (but only to the extent any such amendment or supplement is required to be furnished to the Holders pursuant Section 2.3(a) above), and use reasonable best efforts to reflect in such documents any comments as such counsel may reasonably propose;

(c) subject to Section 2.4(a), prepare and file with the SEC such amendments and supplements to a Registration Statement and the Prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement in compliance with the requirements of the Securities Act and the rules and regulations promulgated thereunder and current, effective and free from any material misstatement or omission to state a material fact during the Effectiveness Period;

(d) furnish to any Holder with respect to the Registrable Securities registered under a Registration Statement such number of copies of such Registration Statement, Prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act and the rules and regulations promulgated thereunder and such other documents as the Holder may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Securities by the Holder;

(e) use its reasonable best efforts to register and qualify the Registrable Securities covered by a Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any state or jurisdiction in which it is not now qualified or has not consented;

(f) notify the Holders in writing as promptly as reasonably possible (and, in the case of (i)(A) below, not less than three (3) Business Days prior to such filing): (i)(A) when a Prospectus or any prospectus supplement (but only to the extent notice is required under Section 2.3(a) above) or post-effective amendment to a Registration Statement is proposed to be filed, (B) when the SEC notifies the Company whether there will be a “review” of such Registration Statement and whenever the SEC comments in writing on such Registration Statement (in which case the Company shall provide true and complete copies thereof and all written responses thereto to each of the Holders, but not information which the Company reasonably believes would constitute material non-public information) and (C) with respect to each Registration Statement or any post-effective amendment, when the same has been declared effective; (ii) of any request by the SEC or any other Governmental Authority for amendments or supplements to a Registration Statement or Prospectus or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Legal Proceeding for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Legal Proceeding for such purpose; (v) of the occurrence of any event or

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passage of time that makes the financial statements included or incorporated by reference in a Registration Statement ineligible for inclusion or incorporation by reference therein or any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading; and (vi) of the occurrence or existence of any pending corporate development with respect to the Company that the Company believes may be material and that, in the determination of the Company, makes it not in the best interest of the Company to allow continued availability of a Registration Statement or Prospectus; provided, that each Holder shall agree to keep any and all of such information confidential until such information otherwise becomes public; provided, further, that notwithstanding each Holder’s agreement to keep such information confidential, each such Holder makes no acknowledgement that any such information is material non-public information;

(g) following the occurrence of any event contemplated by Section 2.3(f)(v), as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the affected Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading and provide to each Holder such number of copies as may be reasonably requested of the Prospectus as so amended or supplemented;

(h) use its reasonable best efforts to cause all such Registrable Securities registered pursuant to this Section 2 to be listed on each securities exchange and trading system on which the Ordinary Shares are then listed;

(i) use its reasonable best efforts to prevent the issuance of any stop order by the SEC suspending the effectiveness of a Registration Statement or to promptly obtain its withdrawal if such stop order should be issued;

(j) comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by a Registration Statement, including without limitation, Rule 172 under the Securities Act; file any preliminary or final prospectus, including any supplement or amendment thereof, with the SEC pursuant to Rule 424 under the Securities Act; promptly inform the Holders in writing if, at any time during the period of effectiveness of a Registration Statement, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Holders are required to make available a prospectus in connection with any disposition of the Registrable Securities; and take such other actions as may be necessary to facilitate the registration of the Registrable Securities hereunder;

(k) use its reasonable best efforts to avoid the issuance of or, if issued, promptly obtain the withdrawal of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction;

(l) at any time after the filing of the Initial Registration Statement and throughout the Effectiveness Period, make available, upon written request, at reasonable times at the Company’s

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principal place of business or such other reasonable place for inspection by the Holders who shall certify to the Company that they have a current intention to sell Registrable Securities pursuant to a Registration Statement, the Holders’ counsel described in Section 2.3(b) and any underwriter(s) of a Permitted Underwritten Offering and counsel for such underwriter(s), such financial and other information and books and records of the Company, and cause the officers, employees, counsel and independent certified public accountants of the Company to respond to such inquiries, as shall be reasonably necessary, in their reasonable belief, to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act; provided, however, that each such party shall be required to agree in writing pursuant to a customary confidentiality agreement to maintain in confidence and not to disclose to any other person any information or records designated by the Company as being confidential, until such time as (A) such information becomes a matter of public record (whether by virtue of its inclusion in a Registration Statement or otherwise) or (B) such person shall be required to disclose such information pursuant to a subpoena or order of any court or other governmental agency or body having jurisdiction over the matter (subject to the requirements of such order, and only after such person shall have given the Company prompt prior written notice of such requirement to allow the Company at its expense to undertake appropriate action to prevent disclosure of the information designated as confidential by the Company); and

(m) cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement (or electronic book entries in lieu thereof), which certificates shall be free, to the extent permitted by law, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holders may reasonably request.

2.4 Obligations of Holders.

(a) Suspension Notice.

(i) Each Holder further agrees by its acquisition of such Registrable Securities that, upon receipt of (i) a notice from the Company of the occurrence of any event of the kind described in Section 2.3(f)(ii)-(vi) and/or (ii) the notice required by 2.3(f)(i)(A) with respect to any post-effective amendment to a Registration Statement (each a “Suspension Notice”), such Holder will, regardless of whether the Company has breached its obligations under Section 2.4(a)(ii), forthwith discontinue disposition of such Registrable Securities under the Registration Statement for the period (the “Suspension Period”) beginning on the receipt of such Suspension Notice by the Holder until the Holders are advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed.

(ii) The Company shall use its reasonable best efforts to not allow any Suspension Period (other than a Suspension Period caused by a Holder POSAM) to exceed 30 consecutive days and the aggregate of all Suspension Periods (excluding any Suspension Period caused by a Holder POSAM) to exceed 90 days in any twelve-month period.

(iii) Subject to Section 2.4(b), notwithstanding the receipt of a Suspension Notice from the Company, any Holder may sell its Registrable Securities pursuant to Rule 144 or otherwise (other than pursuant to or under the Registration Statement), provided that at the time of such sale such Holder is not in possession of material non-public information.

(b) Transfer Restrictions. Each Holder covenants and agrees that the Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act (including a Registration Statement hereunder), or pursuant to an

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available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable U.S. state and federal securities laws. In connection with any transfer of Shares other than (i) pursuant to an effective registration statement (including a Registration Statement hereunder), (ii) to the Company, (iii) to an Affiliate of a Holder or (iv) pursuant to Rule 144 (provided that the Holder provides the Company with reasonable assurances (in the form of seller and broker representation letters) that the securities may be sold pursuant to such rule), the Company may require the transferor thereof to provide, and the transferor agrees to provide, to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act. Each Specified Holder further covenants and agrees not to knowingly transfer Shares to a Person or an Affiliate of such Person (each a “Prohibited Transferee”) that (i) has filed, or to the Specified Holder’s knowledge is required to file, a Schedule 13D with the SEC with respect to the Company or (ii) has announced to the general public or, to the Specified Holder’s knowledge has, any intention to acquire or influence control of the Company. In the case of a privately-negotiated or “block” trade of Shares, the transferring Specified Holder shall make reasonable inquiry, or shall cause such Specified Holder’s broker or agent to make reasonable inquiry on the Specified Holder’s behalf, as to the identity of the transferee for purposes of determining whether such transferee is a Prohibited Transferee.

(c) Confidentiality. Each Participating Holder in a Permitted Underwritten Offering agrees to keep confidential any and all non-public information regarding the Company that such Participating Holder receives from or on behalf of the Company or any underwriter in such Permitted Underwritten Offering during the period following the delivery of the Underwriting Notice pertaining to such Permitted Underwritten Offering and through the completion of termination of such Permitted Underwritten Offering.

2.5 Expenses of Registration. All Registration Expenses shall be borne by the Company. All Selling Expenses shall be borne by the holders of the securities registered or sold, as applicable, pro rata on the basis of the number of Registrable Securities registered or sold, as applicable, except that Selling Expenses constituting any fees, commissions or discounts of any underwriter or broker dealer or any transfer taxes or stamp duties shall be payable by the Holder of the Registrable Securities to which such fees, commissions, discounts, taxes or duties relate.

2.6 Indemnification. In the event any Registrable Securities are included in a Registration Statement contemplated by this Agreement:

(a) The Company shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless each Holder, the officers, directors, agents, partners, members, managers, shareholders, Affiliates and employees of each of them, any underwriter (as defined in the Securities Act) for such Holder, any each Person who controls any such Holder or underwriter (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, shareholders, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements and costs and expenses of investigating and defending any such loss, claim, damage, liability or related action or proceeding) (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of prospectus, any issuer free writing prospectus (as defined in Rule 433 under the Securities Act) or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, preliminary prospectus, form of

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prospectus, issuer free writing prospectus, or supplement thereto, in light of the circumstances under which they were made) not misleading, or any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws, except to the extent, but only to the extent, that (A) such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and approved by such Holder expressly for use in the Registration Statement, such Prospectus, preliminary prospectus, form of prospectus or issuer free writing prospectus or in any amendment or supplement thereto (it being understood that each Holder has approved Annex I hereto for this purpose), (B) in the case of an occurrence of an event of the type specified in Sections 2.3(f)(i)(A) (with respect to any post-effective amendment to a Registration Statement) and 2.3(f)(ii)-(vi), related to the use by a Holder or any underwriter retained by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated and defined in Section 2.4(a), but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected in a Prospectus (as then amended or supplemented) or supplement thereto delivered to such Holder or underwriter or (C) any such Losses arise out of the Holder’s (or any other indemnified Person’s) failure to send or give a copy of the Prospectus or supplement (as then amended or supplemented) to the Persons asserting an untrue statement or alleged untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person in which such delivery is required by the Securities Act (including Rule 172 under the Securities Act) if such statement or omission was corrected in such Prospectus or supplement. The Company shall notify the Holders promptly of the institution, threat or assertion of any Legal Proceeding arising from or in connection with the transactions contemplated by this Agreement of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party (as defined in Section 2.6(c)) and shall survive any resales or dispositions of Registrable Securities by the Holders.

(b) Each Holder shall, notwithstanding any termination of this Agreement, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, any underwriter of Registrable Securities and each Person who controls the Company or any underwriter (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, preliminary prospectus or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (i) to the extent, but only to the extent that, such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein or (ii) to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and approved by such Holder expressly for use in the Registration Statement (it being understood that the Holder has approved Annex I hereto for this purpose), such Prospectus or such form of prospectus or in any amendment or supplement thereto. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

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(c) If any Legal Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to promptly give written notice to the Indemnifying Party after commencement of any Legal Proceeding shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party, but the failure to so deliver written notice to the Indemnifying Party will not relieve it of any liability that it may have to any Indemnified Party otherwise than under this Section 2.6.

An Indemnified Party shall have the right to employ separate counsel in any such Legal Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Legal Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Legal Proceeding; or (3) such Indemnified Party shall have been advised by counsel that an actual or potential conflict of interest exists if the same counsel were to represent such Indemnified Party and the Indemnifying Party or any other Indemnified Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party); provided, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to not more than one local counsel that may be required in the opinion of such firm) at any time for all Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Legal Proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Legal Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Legal Proceeding and does not include an admission of fault or any wrong doing by the Indemnified Party.

Subject to the terms of this Agreement, all fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating, defending or preparing to defend such Legal Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within twenty (20) Business Days of written notice thereof to the Indemnifying Party; provided, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally judicially determined to not be entitled to indemnification hereunder).

(d) If a claim for indemnification under Section 2.6(a) or 2.6(b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or

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omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Legal Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.6(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 2.6(d), (A) no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Legal Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission and (B) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) The indemnity and contribution agreements contained in this Section 2.6 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

(f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with any Permitted Underwritten Offering pursuant to Section 2.1(f) are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(g) The obligations of the Company and Holders under this Section 2.6 shall survive the completion of any resales or dispositions of Registrable Securities pursuant to a Registration Statement under this Section 2 and otherwise.

2.7 Rule 144. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees, for a period of three (3) years following the Closing Date, to:

(a) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act or, if the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, make and keep current public information available, as those terms are understood and defined in Rule 144, in each case, at all times on and after the date hereof; and

(b) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of the Securities Act and the Exchange Act or, if the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, that adequate current public information with respect to the Company is available as required by Rule 144, (ii) if requested by the Company’s registrar and transfer agent for the Ordinary Shares or any broker dealer that is selling the Registrable Securities on behalf of any Holder, an opinion of counsel, reasonably acceptable to the registrar and transfer agent and/or such broker dealer, to the effect that the sale is being made in accordance with Rule 144 (provided

14

that the Holder provides the Company with reasonable assurances (in the form of seller and broker representation letters) that the securities may be sold pursuant to such rule) and (iii) such other information of the Company as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration.

2.8 Termination of Registration Rights. The registration rights provided to each Holder under this Section 2 shall terminate upon the earlier to occur of: (a) the date that is (i) two (2) years and six (6) months following the first date on which the Registration Statement registering all of such Holder’s Registrable Securities outstanding on the Closing Date (or the remainder of such Holder’s Registrable Securities outstanding on the Closing Date in the event that such Registrable Securities are registered on more than one Registration Statement pursuant to Section 2.1(a)) became or was declared effective under the Securities Act plus (ii) the aggregate amount of all Suspension Periods (excluding any Suspension Period caused by a Holder POSAM); or (b) such time as there are no Registrable Securities outstanding. Notwithstanding the foregoing, (i) Sections 2.6, 2.7 and 3 shall survive the termination of such registration rights and (ii) Section 2.4(b) shall survive until the date that is two (2) years and six (6) months from the date of this Agreement at which time Section 2.4(b) shall terminate.

3 Miscellaneous.

3.1 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Company may not assign its rights or obligations hereunder without the prior written consent of the Majority Holders (other than by merger or consolidation or to an entity which acquires the Company, including by way of acquiring all or substantially all of the voting power or assets of the Company, provided that the successor or acquiring Person agrees in writing to assume all of the Company’s rights and obligations under this Agreement). The rights of any Holder hereunder, including the right to have the Company register Registrable Securities pursuant to this Agreement, may be assigned following the Closing (but only with all related obligations) by a Holder to a transferee or assignee of such Registrable Securities, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Shares with respect to which such registration rights are being assigned and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement.

3.2 Amendments and Waivers. The provisions of this Agreement may not be amended, modified, supplemented or waived unless the same shall be in writing and signed by the Company and the Majority Holders. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of some Holders and that does not directly or indirectly affect the rights of other Holders may be given by all Holders to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified or supplemented except in accordance with the provisions of the first sentence of this Section 3.2. Each Holder acknowledges that the Majority Holders have the power to bind all of the Holders.

3.3 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Legal Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this

15

Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

3.4 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that each of the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

3.5 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

3.6 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) prior to 5:00 p.m., Eastern Time, on a Business Day, except in the event that the recipient is located outside the United States, in which case notice shall be deemed given and effective on the next Business Day after the date of transmission, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile on a day that is not a Business Day or later than 5:00 p.m., Eastern Time, on any Business Day, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, or in the event the recipient is located outside the United States, five (5) Business Days following the date of mailing, if sent by internationally-recognized overnight delivery service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address and facsimile numbers for such notices and communications shall be as follows:

To the Company (prior to the Closing):

Vidara Therapeutics International Ltd.

[—]

Telephone: [—]

Facsimile No.: [—]

Attention: [—]

or at such other address and facsimile number as shall be specified by notice to the Holders given in accordance with this Section 3.6.

To the Company (after the Closing):

Buyer

[—]

Telephone: [—]

Facsimile No.: [—]

Attention: [—]

or at such other address and facsimile number as shall be specified by notice to the Holders given in accordance with this Section 3.6.

16

To the Holders:

At the respective addresses and facsimile numbers set forth on the signature pages attached hereto (or at such other addresses and facsimile numbers as shall be specified by notice to the Company given in accordance with this Section 3.6).

3.7 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter hereof.

3.8 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

3.9 Adjustments in Share Numbers. In the event of any stock split, subdivision, combination or other similar recapitalization or event occurring after the date hereof, each reference in this Agreement to a number of Ordinary Shares shall be deemed to be amended to appropriately account for such event.

3.10 Remedies. In the event of a breach by the Company or by a Holder of any of their obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company and each Holder agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

VIDARA THERAPEUTICS INTERNATIONAL LTD.

By:
Name:
Title:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,

SIGNATURE PAGES OF HOLDERS TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

[Holdings Members]

ADDRESS FOR NOTICE:

Tel:
Fax:

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

VIDARA THERAPEUTICS HOLDINGS LLC

By:
Name:
Title:

ADDRESS FOR NOTICE:

Tel:
Fax:

Contact Person:

EXHIBIT A

VIDARA INVESTORS

1.	[Holdings Members]

2.	Vidara Therapeutics Holdings LLC

SCHEDULE 3.1

SPECIFIED HOLDERS

DFW Capital Partners Affiliates

Altiva Capital, LLC

Mayura One, LLC, as Trustee of the Mayura Trust

Virinder Nohria

Mohun Patrick Nohria 2013 Gift Trust

Annex I

PLAN OF DISTRIBUTION

We are registering the ordinary shares issued to the selling shareholders to permit the resale of these shares by the selling shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

Each selling shareholder of the ordinary shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their ordinary shares covered hereby on The NASDAQ Global Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	an underwritten public offering in which one or more underwriters participate;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part, to the extent permitted by law;

•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	put or call options transactions or through the writing or settlement of standardized or over-the-counter options or other hedging or derivative transactions, whether through an options exchange or otherwise;

•	by pledge to secure debts and other obligations;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

To the extent required by law, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution, which amended or supplemented prospectus may include the following information to the extent required by law:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the ordinary shares;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The selling shareholders may also sell ordinary shares under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

If underwriters are used in the sale, the ordinary shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of ordinary shares, underwriters may receive compensation from the selling shareholders, for whom they may act as agents, in the form of discounts, concessions or commissions. If the selling shareholders use an underwriter or underwriters to effectuate the sale of ordinary shares, we and/or they will execute an underwriting agreement with those underwriters at the time of sale of those ordinary shares. To the extent required by law, the names of the underwriters will be set forth in a supplement to this prospectus or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus, used by the underwriters to sell those securities. The obligations of the underwriters to purchase those ordinary shares will be subject to certain conditions precedent, and unless otherwise specified in a prospectus or a prospectus supplement, the underwriters will be obligated to purchase all the ordinary shares offered by such prospectus or prospectus supplement if any of such ordinary shares are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440-1.

From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the ordinary shares owned by them. The pledgees, secured parties, or persons to whom the shares have been hypothecated will, upon foreclosure, be deemed to be selling shareholders. The number of a selling shareholder’s ordinary shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling shareholder’s ordinary shares will otherwise remain unchanged.

In connection with the sale of the ordinary shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling shareholders may also sell the ordinary shares short and deliver these securities to close out their short positions or to return borrowed shares in connection with such short sales, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered on this registration statement to cover short sales of our ordinary shares made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling shareholders may also sell ordinary shares from time to time through agents. We will name any agent involved in the offer or sale of such shares and will list commissions payable to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.

The selling shareholders may sell ordinary shares directly to purchasers. In this case, they may not engage underwriters or agents in the offer and sale of such shares.

A selling shareholder that is an entity may elect to make a pro rata in-kind distribution of the ordinary shares to its members, partners or shareholders. In such event we may file a prospectus supplement to the extent required by law in order to permit the distributees to use the prospectus to resell the ordinary shares acquired in the distribution. A selling shareholder which is an individual may make gifts of ordinary shares covered hereby. Such donees may use the prospectus to resell the shares or, if required by law, we may file a prospectus supplement naming such donees.

The selling shareholders and any broker-dealers or agents that are involved in selling the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any discounts, commissions or concessions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Each selling shareholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the ordinary shares. In no event shall any underwriter or broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, and the selling shareholders may be entitled to contribution. We may be indemnified by the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, or we may be entitled to contribution.

The selling shareholders will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder unless an exemption therefrom is available.

We agreed to use our reasonable best efforts keep the registration statement of which this prospectus is a part effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume restrictions by reason of under Rule 144 under the Securities Act or any other rule of similar effect, (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect or (iii) two years from the date the registration statement of which this prospectus is a part was declared effective by the SEC, provided that such two year period is subject to extension for the number of days that the effectiveness of the registration statement of which this prospectus is a part is suspended. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale of ordinary shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of ordinary shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part. In addition, there can be no assurances that any selling shareholder will not transfer, devise or gift the ordinary shares by other means not described in this prospectus.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

Annex II

Selling Shareholder Notice and Questionnaire

The undersigned holder of ordinary shares (the “Registrable Securities”) of VIDARA THERAPEUTICS INTERNATIONAL LTD., a limited company formed under the laws of Ireland (the “Company”), understands that the Company has filed or intends to file with the United States Securities and Exchange Commission (the “SEC”) a registration statement (the “Registration Statement”) for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of the Registrable Securities, in accordance with the terms of the Registration Rights Agreement (the “Registration Rights Agreement”) to which this document is attached. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Registration Rights Agreement.

In order to sell or otherwise dispose of any Registrable Securities pursuant to the Registration Statement, a holder of Registrable Securities generally will be required to be named as a selling shareholder in the related prospectus or a supplement thereto (as so supplemented, the “Prospectus”), deliver the Prospectus to purchasers of Registrable Securities (including pursuant to Rule 172 under the Securities Act) and be bound by the provisions of the Registration Rights Agreement (including certain indemnification provisions). Holders must complete and deliver this Notice and Questionnaire in order to be named as selling shareholders in the Prospectus.

Certain legal consequences arise from being named as a selling shareholder in the Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling shareholder in the Registration Statement and the related prospectus.

NOTICE

The undersigned holder (the “Selling Shareholder”) of Registrable Securities hereby elects to include the Registrable Securities owned by it in the Registration Statement.

The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate:

QUESTIONNAIRE

1. Name.

(a)	Full Legal Name of Selling Shareholder

(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities are held:

(c)	Full Legal Name of Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities covered by this Questionnaire):

2. Address for Notices to Selling Shareholder:

Telephone:

Fax:

Contact Person:

3. Beneficial Ownership of Registrable Securities:

(a)	Number of Registrable Securities beneficially owned:

(b)	Number of Registrable Securities to be registered pursuant to this Notice for resale:

4. Broker-Dealer Status:

(a)	Are you a broker-dealer?

Yes     ☐             No     ☐

(b)	If “yes” to Section 4(a), did you receive your Registrable Securities as compensation for investment banking services to the Company?

Yes     ☐             No     ☐

Note: If “no” to Section 4(b), the SEC’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

(c)	Are you an affiliate of a broker-dealer?

Yes     ☐             No     ☐

Note: If yes, provide a narrative explanation below:

(d)	If you are an affiliate of a broker-dealer, do you certify that you purchased the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Yes     ☐             No     ☐

Note: If “no” to Section 4(d), the SEC’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

5. Beneficial Ownership of Securities of the Company Owned by the Selling Shareholder.

Except as set forth below in this Item 5, the undersigned is not the beneficial or registered owner of any securities of the Company other than the Registrable Securities.

(a)	Type and amount of other securities beneficially owned by the Selling Shareholder:

6. Relationships with the Company:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (owners of 5% of more of the equity securities of the undersigned) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

State any exceptions here:

7. Plan of Distribution:

The undersigned has reviewed the form of Plan of Distribution attached as Annex I to the Registration Rights Agreement, and hereby confirms that, except as set forth below, the information contained therein regarding the undersigned and its plan of distribution is correct and complete.

State any exceptions here:

***********

The undersigned agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Registration Statement remains effective. All notices hereunder and pursuant to the Registration Rights Agreement shall be made in writing and shall be delivered as set forth in Section 3.6 of the Registration Rights Agreement. In the absence of any such notification, the Company shall be entitled to continue to rely on the accuracy of the information in this Notice and Questionnaire.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 7 and the inclusion of such information in the Registration Statement and the related prospectus and any amendments or supplements thereto. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related prospectus and any amendments or supplements thereto.

By signing below, the undersigned acknowledges that it understands its obligation to comply, and agrees that it will comply, with the provisions of the Exchange Act and the rules and regulations thereunder, particularly Regulation M in connection with any offering of Registrable Securities pursuant to the Registration Statement. The undersigned also acknowledges that it understands that the answers to this Questionnaire are furnished for use in connection with Registration Statements filed pursuant to the Registration Rights Agreement and any amendments or supplements thereto filed with the SEC pursuant to the Securities Act.

The undersigned hereby acknowledges and is advised of the following Compliance and Disclosure Interpretation (“CDI”) of the staff of the Division of Corporation Finance (with respect to Securities Act Sections) regarding short selling:

“239.10 An issuer filed a Form S-3 registration statement for a secondary offering of common stock which is not yet effective. One of the selling shareholders wanted to do a short sale of common stock “against the box” and cover the short sale with registered shares after the effective date. The issuer was advised that the short sale could not be made before the registration statement becomes effective, because the shares underlying the short sale are deemed to be sold at the time such sale is made. There would, therefore, be a violation of Section 5 if the shares were effectively sold prior to the effective date. [Nov. 26, 2008]”

By returning this Questionnaire, the undersigned will be deemed to be aware of the foregoing CDI.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Date:	Holder:

By:
Name:
Title:

PLEASE FAX A COPY (OR EMAIL A .PDF COPY) OF THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE, AND RETURN THE ORIGINAL BY OVERNIGHT MAIL, TO:

Vidara Therapeutics International Ltd.

[—]

Telephone: [—]

Facsimile No.: [—]

Attention: [—]

With a copy to:

Buyer

[—]

Telephone: [—]

Facsimile No.: [—]

Attention: [—]

Exhibit B

Temporary Escrow Agreement

TEMPORARY ESCROW AGREEMENT

THIS TEMPORARY ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [            ], 2014, by and among Hamilton Therapeutics Holdings LLC, a Delaware limited liability company (“Holdings”), Horizon Pharma, Inc., a Delaware corporation (“Buyer” and, together with Holdings, sometimes referred to individually as a “Party” and collectively as the “Parties”, and together with the Escrow Agent, the “Agreement Parties”), and Citibank, National Association, as escrow agent (the “Escrow Agent”). Capitalized terms not defined herein shall have the meanings assigned to them in that certain Transaction Agreement and Plan of Merger, dated as of March 18, 2014 (as amended or otherwise modified from time to time, the “Merger Agreement”), by and among Holdings, Hamilton Therapeutics International LTD., an Irish private limited company, Buyer and the other parties signatory thereto.

WHEREAS, the Merger Agreement contemplates the execution and delivery of this Agreement and the deposit by Buyer with the Escrow Agent of $2,750,000 (the “Temporary Escrow Amount”) in order to provide a source of funding as described in Section 2.11 of the Merger Agreement. The Parties wish such deposit to be subject to the terms and conditions set forth herein and in the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the Parties hereto agree as follows:

1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.

2. Escrow Fund.

(a) Simultaneous with the execution and delivery of this Agreement, Buyer is depositing with the Escrow Agent the Temporary Escrow Amount. The Escrow Agent hereby acknowledges receipt of the Temporary Escrow Amount and shall hold the Temporary Escrow Amount, together with all products and proceeds thereof, including all interest, dividends, gains and other income (collectively, the “Escrow Earnings”) earned with respect thereto (collectively, the “Escrow Fund”) in a separate and distinct account, subject to the terms and conditions of this Agreement.

(b) For greater certainty, all Escrow Earnings shall be retained by the Escrow Agent and reinvested in the Escrow Fund and shall become part of the Escrow Fund; and shall be disbursed as part of the Escrow Fund in accordance with the terms and conditions of this Agreement.

3. Investment of Escrow Fund. During the term of this Agreement, the Escrow Fund shall be invested, as directed in writing by the Parties, in one or more of the following: (a) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof; (b) certificates of deposit or interest-bearing accounts of national banks rated with a bond rating of A+ or better; and (c) shares of a money market fund investing only in short-term U.S. Treasury obligations or obligations backed by short-term U.S. Treasury obligations, including, without limitation, any money market mutual fund, unless otherwise

1

instructed jointly in writing by the Parties and as shall be acceptable to the Escrow Agent, acting reasonably. Such joint written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold. With respect to any such written instructions, the Escrow Agent will endeavor to comply with such instructions as soon as reasonably practicable. Subject to receipt of joint written instructions as referred to above, the Escrow Agent is hereby authorized to execute purchases and sales of those investments identified in the applicable joint instructions through the facilities of its own trading or capital markets operations or those of any affiliated entity. In the absence of such joint written direction to the contrary, the Temporary Escrow Amount shall be invested in the Citibank Market Deposit Account (the “MDA”), an interest bearing deposit obligation of Citibank, N.A., or, if not available, such similar or successor account offered by the Escrow Agent (the MDA together with the investments described in clause (a), (b) and (c) of this Section 3, collectively, the “Permitted Investments”). The Parties understand that amounts on deposit in the MDA are insured up to a total of $250,000, per depositor, per insured bank (including principal and accrued interest) by the Federal Deposit Insurance Corporation (the “FDIC”), subject to the applicable rules and regulations of the FDIC. The Parties understand that deposits in the MDA in excess of such FDIC insured amount are not secured. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of the Escrow Fund or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment made prior to its maturity under the terms and conditions of this Agreement or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Escrow Fund. The Escrow Agent or any of its affiliates may receive compensation from third parties with respect to any investment directed hereunder; provided that the foregoing shall not limit the Escrow Agent’s liability for its bad faith, willful misconduct or gross negligence. Except as expressly provided herein, the Escrow Fund shall not, in any manner, directly or indirectly, be assigned, hypothecated, pledged, alienated, released from escrow or transferred within escrow (or otherwise dealt with in any manner which has the economic effect of any of the foregoing acts, on a current or prospective basis).

The Escrow Agent shall have no obligation to invest or reinvest the property held in escrow pursuant to the terms hereof until the following Business Day if all or a portion of such property is deposited with the Escrow Agent after 12:00 PM Eastern Time on the day of deposit. Instructions to invest or reinvest funds that are received after 12:00 PM Eastern Time will be treated as if received on the following Business Day. The Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to distribute amounts from the Escrow Fund pursuant to the terms of this Agreement. Requests or instructions received after 12:00 PM Eastern Time by the Escrow Agent to liquidate all or any portion of the Escrow Fund will be treated as if received on the following Business Day. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Fund, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the Escrow Fund in accordance with the terms, and subject to the conditions, of this Agreement and the foregoing shall not limit the Escrow Agent’s liability for its bad faith, willful misconduct or gross negligence.

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The Parties to this Agreement acknowledge that non-deposit investment products are not obligations of, or guaranteed by, Citibank/Citigroup or any of its affiliates, are not FDIC insured and are subject to investment risks, including the possible loss of principal amount invested. Only deposits in the United States (e.g., the MDA) are subject to FDIC insurance.

The Escrow Agent is authorized, for any securities at any time held hereunder, to register such securities in the name of its nominee(s) or the nominees of any securities depository, and such nominee(s) may sign the name of any of the Parties hereto to whom or to which such securities belong and guarantee such signature in order to transfer securities or certify ownership thereof to tax or other Governmental Entities.

The Escrow Agent shall send an account statement to each of the Parties on a monthly basis reflecting activity in the Escrow Account for the preceding month. Although Buyer and Holdings each recognize that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, Buyer and Holdings hereby agree that confirmations of Permitted Investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered. No statement need be rendered for the Escrow Account if no activity occurred for such month.

The delivery of the Escrow Fund is subject to the sale and final settlement of Permitted Investments. Proceeds of a sale of Permitted Investments will be delivered on the Business Day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such Permitted Investments. If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding Business Day.

4. Disposition and Termination of the Escrow Fund.

(a) Disposition of Escrow Fund. Upon receipt of a Joint Release Instruction with respect to the Escrow Fund, the Escrow Agent shall promptly, but in any event within two (2) Business Days after receipt of such Joint Release Instruction, disburse all or part of the Temporary Escrow Amount in accordance with such Joint Release Instruction. If at any time either of the Parties receives a Final Determination, then upon receipt by the Escrow Agent of a copy of such Final Determination from any Party, the Escrow Agent shall (A) promptly deliver a copy of such Final Determination to the other Party and (B) on the fifth (5th) Business Day following receipt by the applicable Party from the Escrow Agent of the Final Determination, disburse to Buyer and/or Holdings, as applicable, part or all, as the case may be, of the Temporary Escrow Amount (but only to the extent funds are available in the Escrow Fund) in accordance with such Final Determination. Subject to the terms of this Section 4(a), the Escrow Agent will act on such Final Determination without further inquiry.

(b) Termination. Except as provided in Section 8, this Agreement and the escrow arrangements contemplated by this Agreement shall terminate on the earliest to occur of (i) the date that the Escrow Fund is fully and finally distributed in accordance with the terms of this Agreement or (ii) the delivery to the Escrow Agent of a written notice of termination executed jointly by Buyer and Holdings (such notice, the “Termination Notice”).

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(c) Disbursement Logistics.

(i) All payments of any part of the Escrow Fund pursuant to (x) Section 4(a) shall be made by wire transfer of immediately available funds or cashier’s check as set forth in the Joint Release Instruction or Final Determination, as applicable, or (y) Section 4(b)(ii) shall be made by wire transfer of immediately available funds or cashier’s check as set forth in the Termination Notice.

(ii) In the event a Joint Release Instruction or a Termination Notice is delivered to the Escrow Agent, whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A-1 and A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing actually received and acknowledged by the Escrow Agent.

(iii) Whenever the Escrow Agent pays all or any portion of the Temporary Escrow Amount pursuant to a Joint Release Instruction, Final Determination and/or Termination Notice, the Escrow Agent shall also pay therewith, as applicable, all Escrow Earnings earned through the date of payment on the underlying amount of the Temporary Escrow Amount being paid as set forth in such Joint Release Instruction, Final Determination and/or Termination Notice.

(d) Certain Definitions.

(i) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are not required or authorized by law to be closed in New York, New York.

(ii) “Final Determination” means a final non-appealable decision, judgment or award of any Governmental Entity of competent jurisdiction which may be issued, together with (A) a certificate of the prevailing Party to the effect that such decision, judgment or award is final and non-appealable and from a Governmental Entity of competent jurisdiction having proper authority and (B) the written payment instructions of the prevailing Party.

(iii) “Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.

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(iv) “Joint Release Instruction” means the joint written instruction of Buyer and Holdings, which is executed by Buyer and Holdings, to the Escrow Agent directing the Escrow Agent to disburse all or a portion of the Escrow Fund, as applicable.

(v) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, firm, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or other entity.

5. Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, and no duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Merger Agreement, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any Joint Release Instruction furnished to it hereunder and believed by it to be genuine and to have been signed and presented by the proper Party or Parties. Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 attached hereto. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due to the Escrow Fund. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely the Escrow Fund until it shall be directed otherwise in a Final Determination. The Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or non-action based on such declaratory judgment. The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder. The Escrow Agent shall have no liability or obligation with respect to the Escrow Fund except for the Escrow Agent’s bad faith, willful misconduct or gross negligence. To the extent practicable, the Parties agree to pursue any redress or recourse in connection with any dispute (other than with respect to a dispute involving the Escrow Agent) without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable, directly or indirectly, for any (a) damages, losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which result from the Escrow Agent’s bad faith, gross negligence or willful misconduct, or (b) special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), other than in connection with the Escrow Agent’s bad faith, gross negligence or willful misconduct, even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

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6. Resignation and Removal of Escrow Agent. The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by Buyer and Holdings acting jointly at any time by providing written notice to the Escrow Agent. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Agreement without further act. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrow Fund (without any obligation to reinvest the same) and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties, (ii) as set forth in a Joint Release Instruction or (iii) in accordance with the directions of a Final Determination, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate. In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto.

7. Fees and Expenses. All fees and expenses of the Escrow Agent are described in Schedule 1 attached hereto and shall be paid fifty percent (50%) by Holdings and fifty percent (50%) by Buyer.

8. Indemnity. Each of the Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the reasonable fees and expenses of in house or one outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Escrow Agent Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except to the extent that such Escrow Agent Losses have been caused by the bad faith, gross negligence or willful misconduct of the Escrow Agent or any such Indemnitee, or (b) its following any instructions or other directions from Buyer or Holdings, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement. The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Escrow Fund for the payment of any reasonable claim for indemnification, expenses and amounts due hereunder. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, upon prior written notice to the Parties, to charge against and withdraw from the Escrow Fund for its own account or for the account of an Indemnitee any amounts due to the Escrow Agent or to an Indemnitee under this Section 8. Notwithstanding anything to the contrary herein, Buyer

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and Holdings agree, solely as between themselves, that any obligation for indemnification under this Section 8 (or for reasonable fees and expenses of the Escrow Agent described in Section 7) shall be borne by the Party or Parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by Buyer and one-half by Holdings. The provisions of this Section 8 shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

9. Tax Matters.

(a) Upon execution of this Agreement, each Party shall provide the Escrow Agent with a fully executed Internal Revenue Service (“IRS”) Form W-8, W-9 and/or other required documentation, as applicable, which shall include the Party’s taxpayer identification number assigned by the IRS. Unless otherwise directed in a joint written instruction executed by Holdings and Buyer, the Escrow Agent shall report to the IRS and as appropriate withhold and remit taxes to the IRS or to any other taxing authority as required by applicable law based upon the information or documentation so provided. The Escrow Agent shall be entitled to rely on such information and documentation and shall not be responsible for and shall be indemnified by Holdings and Buyer, severally and not jointly, for any additional tax, interest or penalty arising from the inaccuracy or late receipt of such information or documentation. Buyer and Holdings shall each be responsible for fifty percent (50%) of any such indemnification obligation arising under this Section 9.

(b) Buyer hereby acknowledges that, for U.S. federal and state income tax purposes, any Escrow Earnings shall be income of Buyer, whether or not the income has been disbursed by the Escrow Agent during a particular year and to the extent required under the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”). The Escrow Agent shall be responsible for reporting any Escrow Earnings to the IRS; provided that the Parties acknowledge that payments of any Escrow Earnings will be subject to backup withholding penalties unless a properly completed IRS form W-8 or W-9 certification is submitted to the Escrow Agent by Buyer. The Escrow Agent shall have no obligation to pay any taxes or estimated taxes.

(c) Subject to the provisions of Section 9(d), Buyer is required to prepare and file with the IRS to the extent required under the provisions of the Code and all required state and local departments of revenue any and all income or other tax returns applicable to the Escrow Fund.

(d) The Escrow Agent shall withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

10. Covenant of Escrow Agent. The Escrow Agent hereby agrees and covenants with Buyer and Holdings that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Fund to anyone except pursuant to the express terms of this Agreement or as otherwise required by law.

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11. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been received (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the applicable number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Persons, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing to each of the Agreement Parties:

if to Buyer, then to:

Horizon Pharma, Inc.

520 Lake Cook Road, Suite 520

Deerfield, IL 60015

Attn: Timothy P. Walbert

Facsimile No.: (847) 572-1372

with a copy (which shall not constitute notice) to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attn: Barbara Borden

Telephone No.: (858) 550-6000

Facsimile No.: (858) 550-6420

or, if to Holdings, then to:

c/o DFW Capital Partners

300 Frank W. Burr Blvd., Suite 5

Teaneck, NJ 07666

Attn: Keith W. Pennell, Managing Partner

Facsimile No.: (201) 836-5666

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

1675 Broadway

New York, NY 10019

Attn: Reb D. Wheeler

Facsimile No.: (212) 849-5914

and

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A&L Goodbody

The Chrysler Building

405 Lexington Avenue

Suite 33D New York,

New York 10174

Attention: Cian McCourt

Facsimile No.: (212) 333-5126

or, if to the Escrow Agent, then to:

Citi Private Bank

Citibank, N.A.

153 East 53rd Street, 21st Floor

New York, NY 10022

Attn: John P. Howard

Telephone No.: (212) 783-7109

Facsimile No.: (740) 834-8016

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to the foregoing clause (c) or (d) of this Section 11, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

12. Miscellaneous. This Agreement, together with the Merger Agreement (other than with respect to the Escrow Agent) constitutes the entire agreement among the Agreement Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and is not intended to confer upon any other Person any rights or remedies hereunder. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the Agreement Parties. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any Agreement Party, except as provided in Sections 6 and 15, without the prior consent of the other Agreement Parties. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each Agreement Party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. The Agreement Parties hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the Agreement Parties may be transmitted by facsimile or electronic transmission in portable document format (.pdf), and such facsimile or .pdf will, for all purposes, be deemed to be the original signature of such Agreement Party whose signature it reproduces, and will be binding upon such Agreement Party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the

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remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the Parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8, any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other legal or equitable remedy conferred hereby and the exercise by any Party of one remedy shall not preclude the exercise of another. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek injunctive relief or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.

13. Compliance with Court Orders. In the event that any portion of the Escrow Fund shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Fund deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties hereto or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

14. Further Assurances. Following the date hereof, each Agreement Party shall deliver to the other Agreement Parties such further information and documents and shall execute and deliver to the other Agreement Parties such further instruments and agreements as any other Agreement Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Agreement Party the benefits hereof.

15. Assignment. No assignment of the interest of any of the Parties shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and acknowledged by the Escrow Agent.

16. Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any Governmental Entity, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

17. Use of Citibank Name. No publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any of the Parties hereto, or on such Party’s behalf, without the prior written consent of the Escrow Agent.

*    *    *    *    *

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IN WITNESS WHEREOF, the Agreement Parties have executed this Agreement as of the date set forth above.

HOLDINGS:

HAMILTON THERAPEUTICS HOLDINGS LLC

By:
Name:
Its:

Signature Page to Temporary Escrow Agreement

BUYER:

HORIZON PHARMA, INC.

By:
Name:
Its:

Signature Page to Temporary Escrow Agreement

ESCROW AGENT:

CITIBANK, N.A.

By:
Name:
Its:

Signature Page to Temporary Escrow Agreement

Schedule 1

ESCROW AGENT FEE SCHEDULE

Prepared for:

ACCOUNT TITLE

Citibank, N.A., Escrow Agent

Acceptance Fee

To cover the acceptance of the Escrow Agency appointment, the study of the Temporary Escrow Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group:

Fee: WAIVED

Administration Fee

To cover maintenance of the Escrow Account including safekeeping of assets in the escrow account, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of the Temporary Escrow Agreement’s provisions, and any other safekeeping duties required by the Escrow Agent under the terms of the Temporary Escrow Agreement:

Fee: WAIVED

Tax Preparation Fee

To cover preparation and mailing of Forms 1099-INT, if applicable for the escrow parties for each calendar year:

Fee: WAIVED

Transaction Fees

To oversee all required disbursements or release of property from the escrow account to any escrow party, including cash disbursements made via check and/or wire transfer, fees associated with postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Temporary Escrow Agreement:

Fee: WAIVED

Other Fees

Material amendments to the Agreement: additional fee(s), if any, to be discussed at time of amendment

TERMS AND CONDITIONS: The above schedule of fees does not include charges for reasonable out-of-pocket expenses or for any services of an extraordinary nature that we or our legal counsel may be called upon from time to time to perform in either an agency or fiduciary capacity. Our participation in the transactions contemplated by the Agreement is subject to internal approval of the third party depositing monies into the escrow account.

EXHIBIT A-1

Certificate as to Holdings’ Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Holdings and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of Holdings. The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and will be notified by Citibank, N.A. upon the release of the Escrow Fund from the escrow account(s) unless an original “Standing or Predefined Instruction” letter is on file with the Escrow Agent.

Name / Title /Telephone #	Specimen Signature
Name Title Telephone #	Signature
Name Title Telephone #	Signature
Name Title Telephone #	Signature

Exhibit to Temporary Escrow Agreement

EXHIBIT A-2

Certificate as to Buyer’s Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Buyer and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of Buyer. The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and will be notified by Citibank, N.A. upon the release of the Escrow Fund from the escrow account(s) unless an original “Standing or Predefined Instruction” letter is on file with the Escrow Agent.

Name / Title /Telephone #	Specimen Signature
Name Title Telephone #	Signature
Name Title Telephone #	Signature
Name Title Telephone #	Signature

Exhibit to Temporary Escrow Agreement

Exhibit C

Memorandum and Articles of Association

Cert No.: 507678

Exhibit C

COMPANIES ACTS, 1963 TO 2013

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

HORIZON PHARMA PUBLIC LIMITED COMPANY

(Amended by Special Resolution on [—] 2014)

COMPANIES ACTS, 1963 to 2013

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

HORIZON PHARMA PUBLIC LIMITED COMPANY

1.	The name of the Company is: Horizon Pharma public limited company.

2.	The Company is to be a public limited company.

3.	The objects for which the Company is established are:

(a)	To carry on all or any of the businesses of manufacturers, developers, buyers, sellers, and distributing agents of and dealers in all kinds of patent, pharmaceutical, medicinal, and medicated preparations, patent medicines, drugs, herbs, and of and in pharmaceutical, medicinal, proprietary and industrial preparations, compounds, and articles of all kinds; and to manufacture, make up, prepare, buy, sell, and deal in all articles, substances, and things commonly or conveniently used in or for making up, preparing, or packing any of the products in which the Company is authorised to deal, or which may be required by customers of or persons having dealings with the Company.

(b)	To invest in pharmaceutical and related assets, including, amongst other items, investments in pharmaceutical companies, products, businesses, divisions, technologies, devices, sales force and other marketing capabilities, development projects and related activities, licences, intellectual and similar property rights, premises and equipment, royalty rights and all other assets needed to operate a pharmaceuticals business.

(c)	To establish, maintain and operate laboratories for the purpose of carrying on chemical, physical and other research in medicine, chemistry, industry or other unrelated or related fields.

(d)	To invest (including long-term investments in, and acquisitions of, the shares of pharmaceutical companies) any monies of the Company in such investments and in such manner as may from time to time be determined, and to hold, sell or deal with such investments and generally to purchase, take on lease or in exchange or otherwise acquire any real and personal property and rights or privileges.

(e)	To develop and turn to account any land acquired by the Company or in which it is interested and in particular by laying out and preparing the same for building proposes, constructing, altering, pulling down, decorating, maintaining, fitting up and improving buildings and conveniences, and by planting, paving, draining, farming, cultivating, letting on building lease or building agreement and by advancing money to and entering into contracts and arrangements of all kinds with builders, tenants and others.

(f)

To acquire and hold shares and stocks of any class or description, debentures, debenture stock, bonds, bills, mortgages, obligations, investments and securities of all descriptions and of any kind issued or guaranteed by any company, corporation or undertaking of whatever nature and wheresoever constituted or carrying on

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business or issued or guaranteed by any government, state, dominion, colony, sovereign ruler, commissioners, trust, public; municipal, local or other authority or body of whatsoever nature and wheresoever situated and investments, securities and property of all descriptions and of any kind, including real and chattel real estates, mortgages, reversions, assurance policies, contingencies and choses in action.

(g)	To remunerate by cash payments or allotment of shares or securities of the Company credited as fully paid up or otherwise any person or company for services rendered or to be rendered to the Company or any parent or subsidiary body corporate whether in the conduct or management of its business, or in placing or assisting to place or guaranteeing the placing of any of the shares of the Company’s capital, or any debentures or other securities of the Company or in or about the formation or promotion of the Company.

(h)	To purchase for investment property of any tenure and any interest therein, and to make advances upon the security of land or other similar property or any interest therein.

(i)	To acquire by purchase, exchange, lease, fee farm grant or otherwise, either for an estate in fee simple or for any less estate or other estate or interest, whether immediate or reversionary and whether vested or contingent, any lands, tenements or hereditaments of any tenure, whether subject or not to any charges or encumbrances, and to hold, farm, work and manage and to let, sublet, mortgage or charge land and buildings of any kind, reversions, interests, annuities, life policies, and any other property real or personal, movable or immovable, either absolutely or conditionally, and either subject or not to any mortgage, charge, ground rent or other rents or encumbrances.

(j)	To erect or secure the erection of buildings of any kind with a view of occupying or letting them and to enter into any contracts or leases and to grant any licences necessary to effect the same.

(k)	To maintain and improve any lands, tenements or hereditaments acquired by the Company or in which the Company is interested, in particular by decorating, maintaining, furnishing, fitting up and improving houses, shops, flats, maisonettes and other buildings and to enter into contracts and arrangements of all kinds with tenants and others.

(l)	To sell, exchange, mortgage (with or without power of sale), assign, turn to account or otherwise dispose of and generally deal with the whole or any part of the property, shares, stocks, securities, estates, rights or undertakings of the Company, real, chattels real or personal, movable or immovable, either in whole or in part, upon whatever terms and whatever consideration the Company shall think fit.

(m)	To take part in the management, supervision, or control of the business or operations of any company or undertaking, and for that purpose to appoint and remunerate any directors, accountants, or other experts or agents to act as consultants, supervisors and agents of other companies or undertakings and to provide managerial, advisory, technical, design, purchasing and selling services.

(n)	To make, draw, accept, endorse, negotiate, issue, execute, discount and otherwise deal with bills of exchange, promissory notes, letters of credit, circular notes, and other negotiable or transferable instruments.

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(o)	To redeem, purchase, or otherwise acquire in any manner permitted by law and on such terms and in such manner as the Company may think fit any shares in the Company’s capital.

(p)	To guarantee, support or secure whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company or by both such methods the performance of the obligations of, and the repayment or payment of the principal amounts of and the premiums, interest and dividends on any security of any person, firm or company including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company or subsidiary as defined by Section 155 of the Companies Act 1963 or another subsidiary as defined by the said Section of the Company’s holding company or otherwise associated with the Company in business notwithstanding the fact that the Company may not receive any consideration, advantage or benefit, direct or indirect from entering into such guarantee or other arrangement or transaction contemplated herein.

(q)	To lend the funds of the Company with or without security and at interest or free of interest and on such terms and conditions as the directors shall from time to time determine.

(r)	To raise or borrow or secure the payment of money in such manner and on such terms as the directors may deem expedient whether or not by the issue of bonds, debentures or debenture stock, perpetual or redeemable, or by mortgage, charge, lien or pledge upon the whole or any part of the undertaking, property, assets and rights of the Company, present or future, including its uncalled capital and generally in any other manner as the directors shall from time to time determine and to enter into or issue interest and currency hedging and swap agreements, forward rate agreements, interest and currency futures or options and other forms of financial instruments, and to purchase, redeem or pay off any of the foregoing and to guarantee the liabilities of the Company or any other person, and any debentures, debenture stock or other securities may be issued at a discount, premium or otherwise, and with any special privileges as to redemption, surrender, transfer, drawings, allotments of shares; attending and voting at general meetings of the Company, appointment of directors and otherwise.

(s)	To accumulate capital for any of the purposes of the Company, and to appropriate any of the Company’s assets to specific purposes, either conditionally or unconditionally, and to admit any class or section of those who have any dealings with the Company to any share in the profits thereof or in the profits of any particular branch of the Company’s business or to any other special rights, privileges, advantages or benefits.

(t)	To reduce the share capital of the Company in any manner permitted by law.

(u)	To make gifts or grant bonuses to officers or other persons who are or have been in the employment of the Company and to allow any such persons to have the use and enjoyment of such property, chattels or other assets belonging to the Company upon such terms as the Company shall think fit.

(v)

To establish and maintain or procure the establishment and maintenance of any pension or superannuation fund (whether contributory or otherwise) for the benefit of and to give or procure the giving of donations, gratuities, pensions, annuities, allowances, emoluments or charitable aid to any persons who are or were at any time in the employment or service of the Company or any of its predecessors in business, or of any company which is a subsidiary of the Company or who may be or have

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been directors or officers of the Company, or of any such other company as aforesaid, or any persons in whose welfare the Company or any such other company as aforesaid may be interested and the wives, widows, children, relatives and dependants of any such persons and to make payments towards insurance and assurance and to form and contribute to provident and benefit funds for the benefit of such persons and to remunerate any person, firm or company rendering services to the Company, whether by cash payment, gratuities, pensions, annuities, allowances, emoluments or by the allotment of shares or securities of the Company credited as paid up in full or in part or otherwise.

(w)	To employ experts to investigate and examine into the conditions, prospects, value, character and circumstances of any business concerns, undertakings, assets, property or rights.

(x)	To insure the life of any person who may, in the opinion of the Company, be of value to the Company, as having or holding for the Company interests, goodwill, or influence or otherwise and to pay the premiums on such insurance.

(y)	To distribute either upon a distribution of assets or division of profits among the Members of the Company in bind any property of the Company, and in particular any shares, debentures or securities of other companies belonging to the Company or of which the Company may have the power of disposing.

(z)	To give, whether directly or indirectly, and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company, or, where the Company is a subsidiary company, in its holding company.

(aa)	To do and carry out all or any of the foregoing objects in any part of the world and either as principals, agents, contractors, trustees or otherwise, and either by or through agents, trustees or otherwise and either alone or in partnership or in conjunction with any other company, firm or person, provided that nothing herein contained shall empower the Company to carry on the businesses of insurance.

(bb)	To apply for, purchase or otherwise acquire any patents, brevets d’invention, licences, trade marks, industrial designs, know-how, concessions and other forms of intellectual property rights and the like conferring any exclusive or non-exclusive or limited or contingent rights to use, or any secret or other information as to any invention or process of the Company, or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop, or grant licences in respect of, or otherwise turn to account the property, rights or information so acquired.

(cc)	To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which the Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as directly or indirectly to benefit the Company.

(dd)	To acquire and undertake the whole or any part of the undertaking, business, property and liabilities of any person or company carrying on any business which the Company is authorised to carry on or which is capable of being conducted so as to benefit the Company directly or indirectly or which is possessed of assets suitable for the purposes of the Company.

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(ee)	To adopt such means of making known the Company and its products and services as may seem expedient.

(ff)	To acquire and carry on any business carried on by a subsidiary or a holding company of the Company or another subsidiary of a holding company of the Company.

(gg)	To promote any company or companies for the purpose of acquiring all or any of the property and liabilities of this Company or for any other purpose which may seem directly or indirectly calculated to benefit this Company.

(hh)	To amalgamate with, merge with or otherwise become part of or associated with any other company or association in any manner permitted by law.

(ii)	To do and carry out all such other things, except the issuing of policies of insurance, as may be deemed by the Company capable of being conveniently carried on in connection with the above objects or any of them or calculated to enhance the value of or render profitable any of the Company’s properties or rights.

And it is hereby declared that the word “company” in this clause, except where used in reference to this Company, shall be deemed to include any person, partnership or other body of persons whether incorporated or not incorporated and whether domiciled in the State or elsewhere and that the objects of the Company as specified in each of the foregoing paragraphs of this clause shall be separate and distinct objects and shall not be in anywise limited or restricted by reference to or inference from the terns of any other paragraph or the name of the Company.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.	The authorised share capital of the Company is €40,000 and US$30,000 divided into 40,000 deferred shares of €1.00 each and 300,000,000 ordinary shares of US$0.0001 each.

6.	The shares forming the capital, increased or reduced, may be increased or reduced and be divided into such classes and issued with any special rights, privileges and conditions or with such qualifications as regards preference, dividend, capital, voting or other special incidents, and be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association and regulations of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being.

7.	Capitalised terms that are not defined in this memorandum of association bear the same meaning as those given in the articles of association of the Company.

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Cert. No. 507678

Companies Acts 1963 to 2013

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

Horizon Pharma Public Limited Company

(Amended and restated by Special Resolution dated [—] 2014)

PRELIMINARY

1.	The regulations contained in Table A in the First Schedule to the 1963 Act shall not apply to the Company.

2.

2.1	In these Articles:

“1963 Act”	means the Companies Act 1963.

“1983 Act”	means the Companies (Amendment) Act 1983.

“1990 Act”	means the Companies Act 1990.

“Address”	includes, without limitation, any number or address used for the purposes of communication by way of electronic mail or other electronic communication.

“Adoption Date”	means the date of adoption of these Articles.

“Articles” or “Articles of Association”	means these articles of association of the Company, as amended from time to time by Special Resolution.

“Assistant Secretary”	means any person appointed by the Secretary from time to time to assist the Secretary.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Board”	means the board of directors for the time being of the Company.

“clear days”	means, in relation to a period of notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.

“Companies Acts”	means the Companies Acts 1963 to 2013.

“Company”	means the above-named company.

“Court”	means the Irish High Court.

“Directors”	means the directors for the time being of the Company.

“dividend”	includes interim dividends and bonus dividends.

“electronic communication”	shall have the meaning given to those words in the Electronic Commerce Act 2000.

“electronic signature”	shall have the meaning given to those words in the Electronic Commerce Act 2000.

“Exchange”	means any securities exchange or other system on which the Shares of the Company may be listed or otherwise authorised for trading from time to time.

“Exchange Act”	means the Securities Exchange Act of 1934 of the United States of America.

“Holdings Redeemable Bonus Shares”	means the [—] Redeemable Shares held by Vidara Therapeutics Holdings LLC in as of the Adoption Date.

“Horizon Common Stock”	means the shares of common stock of Horizon Pharma, Inc., of US$0.0001 par value per share.

“Member”	means a person who has agreed to become a Member of the Company and whose name is entered in the Register of Members as a registered holder of Shares.

“Memorandum”	means the memorandum of association of the Company as amended from time to time by Special Resolution.

“Merger”	means the merger of Hamilton Merger Sub, Inc., with and into Horizon Pharma, Inc. consummated immediately prior to the time that these Articles became effective and as a result of which Horizon Pharma, Inc. became the surviving entity and a wholly-owned subsidiary of the Company.

“month”	means a calendar month.

“Ordinary Resolution”	means an ordinary resolution of the Company’s Members within the meaning of section 141 of the 1963 Act.

“paid-up”	means paid-up as to the nominal value and any premium payable in respect of the issue of any Shares and includes credited as paid-up.

“Redeemable Shares”	means redeemable shares in accordance with section 206 of the 1990 Act.

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“Register of Members” or “Register”	means the register of Members of the Company maintained by or on behalf of the Company, in accordance with the Companies Acts and includes (except where otherwise stated) any duplicate Register of Members.

“registered office”	means the registered office for the time being of the Company.

“Seal”	means the seal of the Company, if any, and includes every duplicate seal.

“Secretary”	means the person appointed by the Board to perform any or all of the duties of secretary of the Company and includes an Assistant Secretary and any person appointed by the Board to perform the duties of secretary of the Company.

“Share” and “Shares”	means a share or shares in the capital of the Company.

“Special Resolution”	means a special resolution of the Company’s Members within the meaning of section 141 of the 1963 Act.

“Transaction Agreement”	means the transaction agreement and plan of merger dated 18 March 2014 among Vidara Therapeutics Holdings LLC, the Company, Horizon Pharma, Inc., Hamilton Holdings (USA), Inc. and Hamilton Merger Sub, Inc.

2.2	In the Articles:

(a)	words importing the singular number include the plural number and vice-versa;

(b)	words importing the feminine gender include the masculine gender;

(c)	words importing persons include any company, partnership or other body of persons, whether corporate or not, any trust and any government, governmental body or agency or public authority, whether of Ireland or elsewhere;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including electronic communication;

(e)	references to a company include any body corporate or other legal entity, whether incorporated or established in Ireland or elsewhere;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	reference to “officer” or “officers” in these Articles means any executive that has been designated by the Company as an “officer” and, for the avoidance

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of doubt, shall not have the meaning given to such term in the 1963 Act and any such officers shall not constitute officers of the Company within the meaning of Section 2(1) of the 1963 Act.

(i)	headings are inserted for reference only and shall be ignored in construing these Articles; and

(j)	references to US$, USD, $ or dollars shall mean United States dollars, the lawful currency of the United States of America and references to €, euro, or EUR shall mean the euro, the lawful currency of Ireland.

SHARE CAPITAL; ISSUE OF SHARES

3.	The authorised share capital of the Company is €40,000 and US$30,000 divided into 40,000 deferred shares of €1.00 each and 300,000,000 ordinary shares of US$0.0001 each.

4.	Subject to the provisions of these Articles relating to new Shares, the Shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Companies Acts) allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its Members, but so that no Share shall be issued at a discount save in accordance with sections 26(5) and 28 of the 1983 Act, and so that, in the case of Shares offered to the public for subscription, the amount payable on application on each Share shall not be less than one-quarter of the nominal amount of the Share and the whole of any premium thereon.

5.	Subject to any requirement to obtain the approval of Members under any laws, regulations or the rules of any Exchange, the Board is authorised, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Board deems advisable, options to purchase or subscribe for any number of Shares of any class or classes or of any series of any class as the Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued.

6.

6.1	The Directors are, for the purposes of section 20 of the 1983 Act, generally and unconditionally authorised to exercise all powers of the Company to allot and issue relevant securities (as defined by the said section 20) up to the amount of Company’s authorised share capital as at the date of adoption of these Articles and to allot and issue any Shares purchased or redeemed by or on behalf of the Company pursuant to the provisions of Part XI of the 1990 Act and held as treasury shares and this authority shall expire five years from the date of adoption of these Articles.

6.2	The Directors are hereby empowered pursuant to sections 23 and 24(1) of the 1983 Act to allot equity securities within the meaning of the said section 23 for cash pursuant to the authority conferred by Article 6.1 as if section 23(1) of the said 1983 Act did not apply to any such allotment. The Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by Article 6.1 had not expired.

6.3	The Company may issue share warrants to bearer pursuant to section 88 of the 1963 Act.

7.	Without prejudice to any special rights previously conferred on the holders of any existing Shares or class of Shares, any Share in the Company may be issued with such preferred or deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may from time to time by Ordinary Resolution determine.

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8.	The Company may pay commission to any person in consideration of any person subscribing or agreeing to subscribe, whether absolutely or conditionally, for the shares in the Company or procuring or agreeing to procure subscriptions, whether absolute or conditional, for any shares in the Company on such terms and, subject to the provisions of the Companies Acts and to such conditions as the Directors may determine, including, without limitation, by paying cash or allotting and issuing fully or partly paid shares or any combination of the two. The Company may also on any issue of Shares pay such brokerage as may be lawful.

ORDINARY SHARES

9.	The holder of an ordinary share shall be:

9.1	entitled to dividends on a pro rata basis in accordance with the relevant provisions of these Articles;

9.2	entitled to participate pro rata in the total assets of the Company in the event of the Company’s winding up; and

9.3	entitled, subject to the right of the Company to set record dates for the purpose of determining the identity of Members entitled to notice of and/or vote at a general meeting, to attend general meetings of the Company and shall be entitled to one vote for each Ordinary Share registered in her name in the Register of Members, both in accordance with the relevant provisions of these Articles.

10.	An ordinary share shall be deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company (including any agent or broker acting on behalf of the Company) and any third party pursuant to which the Company acquires or will acquire ordinary shares, or an interest in ordinary shares, from the relevant third party. In these circumstances, the acquisition of such shares by the Company shall constitute the redemption of a Redeemable Share in accordance with Part XI of the 1990 Act.

11.	All ordinary shares shall rank pari passu with each other in all respects.

THE MERGER

12.

Pursuant to the terms of the Merger, ordinary shares in the share capital of the Company equal in number to the number of shares of common stock of Horizon Pharma, Inc. held immediately prior to the Merger becoming effective (the “Effective Time”), will be allotted and issued by the Company to an exchange agent (the “Exchange Agent”) who shall hold such ordinary shares in trust for the holders of shares of common stock of Horizon Pharma, Inc. (the “Merger Consideration”). As soon as reasonably practicable after the Effective Time, and in any event within ten (10) Business Days after the Effective Time, the Company shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Horizon Common Stock (the “Horizon Certificates”) and each holder of record of a non-certificated outstanding share of Horizon Common Stock represented by book entry (“Horizon Book Entry Shares”), which at the Effective Time were converted into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Horizon Certificates and Horizon Book Entry Shares shall pass, only upon delivery of the Horizon Certificates or Horizon Book Entry Shares (as applicable) to the Exchange Agent and which shall be in form and substance reasonably satisfactory to Horizon Pharma, Inc.), and (ii) instructions for use in effecting the surrender of the Horizon Certificates and Horizon Book Entry Shares in exchange for

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ordinary shares in the capital of the Company. Upon surrender of Horizon Certificates or Horizon Book Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Horizon Certificates or Horizon Book Entry Shares (as applicable) shall be entitled to receive in exchange therefor that number of ordinary shares in the capital of the Company (after taking into account all Horiozon Certificates or Horizon Book Entry Shares (as applicable) surrendered by such holder) to which such holder is entitled (which may be in uncertificated form), and the Horizon Certificates or Horizon Book Entry Shares (as applicable) so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Horizon Common Stock which is not registered in the transfer records of Buyer, the proper number of ordinary shares in the capital of the Company may be transferred to a person other than the person in whose name the Horizon Certificate or Horizon Book Entry Shares (as applicable) so surrendered is registered, if such Horizon Certificate or Horizon Book Entry Shares (as applicable) shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such transfer shall pay any transfer or other taxes required by reason of the issuance of ordinary shares in the capital of the Company to a person other than the registered holder of such Horizon Certificate or Horizon Book Entry Shares (as applicable) or establish to the reasonable satisfaction of Horizon Pharma, Inc. that such tax has been paid or is not applicable. Any portion of the Merger Consideration which has not been transferred to the holders of Horizon Certificates or Horizon Book Entry Shares (as applicable) as of the one year anniversary of the Effective Time shall be delivered to the Company or its designee, upon demand, and the ordinary shares in the capital of the Company included therein shall be sold at the best price reasonably obtainable at that time. Any holder of Horizon Certificates or Horizon Book Entry Shares (as applicable) who has not complied with this Article 12 prior to the one year anniversary of the Effective Time shall thereafter look only to the Company for payment of such holder’s claim for the Merger Consideration (subject to abandoned property, escheat or other similar applicable laws).

DEFERRED SHARES

13.	The holders of the deferred shares shall not be entitled to receive any dividend or distribution and shall not be entitled to receive notice of, nor to attend, speak or vote at any general meeting of the Company. On a return of assets, whether on liquidation or otherwise, the deferred shares shall entitle the holder thereof only to the repayment of the amounts paid up on such shares after repayment of the capital paid up on the ordinary shares plus the payment of $5,000,000 on each of the ordinary shares and the holders of the deferred shares (as such) shall not be entitled to any further participation in the assets or profits of the Company.

14.	The special resolution passed on the Adoption Date adopting these Articles shall be deemed to confer irrevocable authority on the Company at any time after the Adoption Date:

14.1	to acquire all or any of the fully paid deferred shares otherwise than for valuable consideration in accordance with Section 41(2) of the 1983 Act and without obtaining the sanction of the holders thereof;

14.2	to appoint any person to execute on behalf of the holders of the deferred shares remaining in issue (if any) a transfer thereof and/or an agreement to transfer the same otherwise than for valuable consideration to the Company or to such other person as the Company may nominate;

14.3	to cancel any acquired deferred shares; and

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14.4	pending such acquisition and/or transfer and/or cancellation to retain the certificate (if any) for such deferred shares.

15.	In accordance with Section 43(3) of the 1983 Act the Company shall, not later than three years after any acquisition by it of any deferred shares as aforesaid, cancel such shares (except those which, or any interest of the Company in which, it shall have previously disposed of) and reduce the amount of the share capital by the nominal value of the shares so cancelled and the Directors may take such steps as are requisite to enable the Company to carry out its obligations under that subsection without complying with Sections 72 and 73 of the 1963 Act including passing resolutions in accordance with Section 43(5) of the 1983 Act.

16.	Neither the acquisition by the Company otherwise than for valuable consideration of all or any of the deferred shares nor the redemption thereof nor the cancellation thereof by the Company in accordance with this Article shall constitute a variation or abrogation of the rights or privileges attached to the deferred shares, and accordingly the deferred shares or any of them may be so acquired, redeemed and cancelled without any such consent or sanction on the part of the holders thereof. The rights conferred upon the holders of the deferred shares shall not be deemed to be varied or abrogated by the creation of further shares ranking in priority thereto or pari passu therewith.

ISSUE OF WARRANTS

17.	The Board may issue warrants to subscribe for any class of Shares or other securities of the Company on such terms as it may from time to time determine.

CERTIFICATES FOR SHARES

18.	Unless otherwise provided for by the Board or the rights attaching to or by the terms of issue of any particular Shares, or to the extent required by any Exchange, depository, or any operator of any clearance or settlement system, no person whose name is entered as a Member in the Register of Members shall be entitled to receive a share certificate for all or a portion of the Shares of each class held by her (nor on transferring a part of holding, to a certificate for the balance).

19.	Any share certificate, if issued, shall specify the number of Shares in respect of which it is issued and the amount paid thereon or the fact that they are fully paid, as the case may be, and may otherwise be in such form as shall be determined by the Board. Such certificates may be under Seal. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. The name and address of the person to whom the Shares represented thereby are issued, with the number of Shares and date of issue, shall be entered in the Register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of Shares shall have been surrendered and cancelled. The Board may authorise certificates to be issued with the Seal and authorised signature(s) affixed by some method or system of mechanical process. In respect of a Share or Shares held jointly by several persons, the Company shall not be bound to issue a certificate or certificates to each such person, and the issue and delivery of a certificate or certificates to one of several joint holders shall be sufficient delivery to all such holders.

20.	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating such evidence, as the Board may prescribe, and, in the case of defacement or wearing out, upon delivery of the old certificate.

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REGISTER OF MEMBERS

21.	The Company shall maintain or cause to be maintained a Register of its Members in accordance with the Companies Acts.

22.	If the Board considers it necessary or appropriate, the Company may establish and maintain a duplicate Register or Registers of Members at such location or locations within or outside Ireland as the Board thinks fit. The original Register of Members shall be treated as the Register of Members for the purposes of these Articles and the Companies Acts.

23.	The Company, or any agent(s) appointed by it to maintain the duplicate Register of Members in accordance with these Articles, shall as soon as practicable and on a regular basis record or procure the recording in the original Register of Members all transfers of Shares effected on any duplicate Register of Members and shall at all times maintain the original Register of Members in such manner as to show at all times the Members for the time being and the Shares respectively held by them, in all respects in accordance with the Companies Acts.

24.	The Company shall not be bound to register more than four persons as joint holders of any Share. If any Share shall stand in the names of two or more persons, the person first named in the Register of Members shall be deemed the sole holder thereof as regards service of notices and, subject to the provisions of these Articles, all or any other matters connected with the Company.

TRANSFER OF SHARES

25.	All transfers of Shares shall be effected by an instrument of transfer in such form as the Board may approve. All instruments of transfer must be left at the registered office or at such other place as the Board may appoint and all such instruments of transfer shall be retained by the Company.

26.

26.1	The instrument of transfer shall be executed by or on behalf of the transferor. The instrument of transfer of any Share shall be in writing and shall be executed with a manual signature or facsimile signature (which may be machine imprinted or otherwise) by or on behalf of the transferor provided that in the case of execution by facsimile signature by or on behalf of a transferor, the Board shall have previously been provided with a list of specimen signatures of the authorised signatories of such transferor and the Board shall be reasonably satisfied that such facsimile signature corresponds to one of those specimen signatures. The instrument of transfer need not be signed by the transferee.

26.2	The instrument of transfer of any Share may be executed for and on behalf of the transferor by any Director, the Secretary or an Assistant Secretary on behalf of the Company, and the Company shall be deemed to have been irrevocably appointed agent for the transferor of such Share or Shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such Share or Shares all such transfers of Shares held by the Members in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of Shares agreed to be transferred, the date of the agreement to transfer Shares, shall, once executed by the transferor or any Director or the Secretary or Assistant Secretary on behalf of the Company as agent for the transferor, be deemed to be a proper instrument of transfer for the purposes of section 81 of the 1963 Act. The transferor shall be deemed to remain the holder of the Share until the name of the transferee is entered on the Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.

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26.3	The Company, at its absolute discretion and insofar as the Companies Acts or any other applicable law permits, may, or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of Shares on behalf of the transferee of such Shares of the Company. If stamp duty resulting from the transfer of Shares in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those Shares and (iii) to claim a first and permanent lien on the Shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid.

26.4	Notwithstanding the provisions of these Articles and subject to any regulations made under section 239 of the 1990 Act, title to any Shares in the Company may also be evidenced and transferred without a written instrument in accordance with section 239 of the 1990 Act or any regulations made thereunder. The Directors shall have power to permit any class of Shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these Articles with respect to the requirement for written instruments of transfer and share certificates (if any), in order to give effect to such regulations.

27.	The Board may in its absolute discretion and without assigning any reason for its decision, decline to register any transfer of any Share which is not a fully paid Share. The Board may also, in its absolute discretion, and without assigning any reason, refuse to register a transfer of any Share unless:

27.1	the instrument of transfer is fully and properly completed and lodged with the Company accompanied by the certificate for the Shares (if any) to which it relates (which shall upon registration of the transfer be cancelled) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

27.2	the instrument of transfer is in respect of only one class of Shares;

27.3	a registration statement under the Securities Act of 1933 of the United States of America is in effect with respect to such transfer or such transfer is exempt from registration and, if requested by the Board, a written opinion from counsel reasonably acceptable to the Board is obtained to the effect that such transfer is exempt from registration;

27.4	the instrument of transfer is properly stamped (in circumstances where stamping is required). For the purposes of these Articles, the Company is entitled to assume that the instrument of transfer is chargeable with stamp duty unless the transferor or transferee can demonstrate that it is not chargeable;

27.5	in the case of a transfer to joint holders, the number of joint holders to which the Share is to be transferred does not exceed four;

27.6	it is satisfied, acting reasonably, that all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Ireland or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained; and

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27.7	it is satisfied, acting reasonably, that the transfer would not violate the terms of any agreement to which the Company (or any of its subsidiaries) and the transferor are party or subject.

28.	If the Board shall refuse to register a transfer of any Share, it shall, within two (2) months after the date on which the transfer was lodged with the Company, send to each of the transferor and the transferee notice of such refusal.

29.	The Company shall not be obligated to make any transfer to an infant or to a person in respect of whom an order has been made by a competent court or official on the grounds that she is or may be suffering from mental disorder or is otherwise incapable of managing her affairs or under other legal disability.

30.	Upon every transfer of Shares the certificate (if any) held by the transferor shall be given up to be cancelled, and shall forthwith be cancelled accordingly, and subject to Article 18 a new certificate may be issued without charge to the transferee in respect of the Shares transferred to her, and if any of the Shares included in the certificate so given up shall be retained by the transferor, a new certificate in respect thereof may be issued to her without charge. The Company shall also retain the instrument(s) of transfer.

REDEMPTION AND REPURCHASE OF SHARES

31.	The Holdings Redeemable Bonus Shares shall be redeemed for the amount and at the time specified in, and in accordance with, the Transaction Agreement.

32.	Subject to the provisions of Part XI of the 1990 Act and the other provisions of this Article 32, the Company may:

32.1	pursuant to section 207 of the 1990 Act, issue any Shares of the Company which are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as may be determined by the Company in general meeting (by Special Resolution) on the recommendation of the Directors;

32.2	redeem Shares of the Company on such terms as may be contained in, or be determined pursuant to the provisions of, these Articles. Subject as aforesaid, the Company may cancel any Shares so redeemed or may hold them as treasury shares and re-issue such treasury shares as Shares of any class or classes or cancel them;

32.3	subject to or in accordance with the provisions of the Companies Acts and without prejudice to any relevant special rights attached to any class of shares, pursuant to section 211 of the 1990 Act, purchase any of its own Shares (including any Redeemable Shares and without any obligation to purchase on any pro rata basis as between Members or Members of the same class) and may cancel any shares so purchased or hold them as treasury (as defined by section 209 of the 1990 Act) and may reissue any such shares as shares of any class or classes or cancel them; or

32.4	pursuant to section 210 of the 1990 Act, convert any of its Shares into Redeemable Shares provided that the total number of Shares which shall be redeemable pursuant to this authority shall not exceed the limit in section 210(4) of the 1990 Act.

33.	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Acts.

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34.	The holder of the Shares being purchased shall be bound to deliver up to the Company at its registered office or such other place as the Board shall specify, the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to her the purchase or redemption monies or consideration in respect thereof.

VARIATION OF RIGHTS OF SHARES

35.	If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may be varied or abrogated with the consent in writing of the holders of three-quarters of all the votes of the issued Shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the Shares of that class.

36.	The provisions of these Articles relating to general meetings of the Company shall apply mutatis mutandis to every such general meeting of the holders of one class of Shares except that the necessary quorum shall be one or more persons holding or representing by proxy at least one-half of the issued Shares of the class.

37.	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by (i) the creation or issue of further Shares ranking pari passu therewith; (ii) a purchase or redemption by the Company of its own Shares; or (iii) the creation or issue for value (as determined by the Board) of further Shares ranking as regards participation in the profits or assets of the Company or otherwise in priority to them.

LIEN ON SHARES

38.	The Company shall have a first and paramount lien on every Share (not being a fully paid Share) for all monies (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Directors, at any time, may declare any Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share shall extend to all monies payable in respect of it.

39.	The Company may sell in such manner as the Directors determine any Share on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within fourteen clear days after notice demanding payment, and stating that if the notice is not complied with the Share may be sold, has been given to the holder of the Share or to the person entitled to it by reason of the death or bankruptcy of the holder.

40.	To give effect to a sale, the Directors may authorise some person to execute an instrument of transfer of the Share sold to, or in accordance with the directions of, the transferee. The transferee shall be entered in the Register as the holder of the Share comprised in any such transfer and she shall not be bound to see to the application of the purchase monies nor shall her title to the Share be affected by any irregularity in or invalidity of the proceedings in reference to the sale, and after the name of the transferee has been entered in the Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

41.	The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable and any residue (upon surrender to the Company for cancellation of the certificate for the Shares sold and subject to a like lien for any monies not presently payable as existed upon the Shares before the sale) shall be paid to the person entitled to the Shares at the date of the sale.

42.

Whenever any law for the time being of any country, state or place imposes or purports to impose any immediate or future or possible liability upon the Company to make any payment or empowers any government or taxing authority or government official to require

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the Company to make any payment in respect of any Shares registered in the Register as held either jointly or solely by any Members or in respect of any dividends, bonuses or other monies due or payable or accruing due or which may become due or payable to such Member by the Company on or in respect of any Shares registered as mentioned above or for or on account or in respect of any Member and whether in consequence of:

42.1	the death of such Member;

42.2	the non-payment of any income tax or other tax by such Member;

42.3	the non-payment of any estate, probate, succession, death, stamp or other duty by the executor or administrator of such Member or by or out of her estate; or

42.4	any other act or thing;

in every such case (except to the extent that the rights conferred upon holders of any class of Shares render the Company liable to make additional payments in respect of sums withheld on account of the foregoing):

42.5	the Company shall be fully indemnified by such Member or her executor or administrator from all liability;

42.6	the Company shall have a lien upon all dividends and other monies payable in respect of the Shares registered in the Register as held either jointly or solely by such Member for all monies paid or payable by the Company as referred to above in respect of such Shares or in respect of any dividends or other monies thereon or for or on account or in respect of such Member under or in consequence of any such law, together with interest at the rate of 15% per annum (or such other rate as the Board may determine) thereon from the date of payment to date of repayment, and the Company may deduct or set off against such dividends or other monies so payable any monies paid or payable by the Company as referred to above together with interest at the same rate;

42.7	the Company may recover as a debt due from such Member or her executor or administrator (wherever constituted) any monies paid by the Company under or in consequence of any such law and interest thereon at the rate and for the period referred to above in excess of any dividends or other monies then due or payable by the Company; and

42.8	the Company may if any such money is paid or payable by it under any such law as referred to above refuse to register a transfer of any Shares by any such Member or her executor or administrator until such money and interest is set off or deducted as referred to above or in the case that it exceeds the amount of any such dividends or other monies then due or payable by the Company, until such excess is paid to the Company.

Subject to the rights conferred upon the holders of any class of Shares, nothing in this Article 42 will prejudice or affect any right or remedy which any law may confer or purport to confer on the Company. As between the Company and every such Member as referred to above (and, her executor, administrator and estate, wherever constituted), any right or remedy which such law shall confer or purport to confer on the Company shall be enforceable by the Company.

CALLS ON SHARES

43.	Subject to the terms of allotment, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares and each Member (subject to receiving at least fourteen

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clear days’ notice specifying when and where payment is to be made) shall pay to the Company as required by the notice the amount called on her Shares. A call may be required to be paid by instalments. A call may be revoked before receipt by the Company of a sum due thereunder, in whole or in part and payment of a call may be postponed in whole or in part.

44.	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

45.	A person on whom a call is made shall (in addition to a transferee) remain liable notwithstanding the subsequent transfer of the Share in respect of which the call is made.

46.	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

47.	If a call remains unpaid after it has become due and payable, the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due until it is paid at the rate fixed by the terms of allotment of the Share or in the notice of the call or, if no rate is fixed, at the appropriate rate (as defined by the Companies Acts) but the Directors may waive payment of the interest wholly or in part.

48.	An amount payable in respect of a Share on allotment or at any fixed date, whether in respect of nominal value by way of premium, shall be deemed to be a call and if it is not paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

49.	Subject to the terms of allotment, the Directors may make arrangements on the issue of Shares for a difference between the holders in the amounts and times of payment of calls on their Shares.

50.	The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the monies uncalled and unpaid upon any Shares held by her, and upon all or any of the monies so advanced may pay (until the same would, but for such advance, become payable) interest at such rate as may be agreed upon between the Directors and the Member paying such sum in advance.

FORFEITURE

51.	If a Member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors, at any time thereafter during such times as any part of the call or instalment remains unpaid, may serve a notice on her requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued.

52.	The notice shall state a further day (not earlier than the expiration of fourteen clear days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

53.	If the requirements of any such notice as aforesaid are not complied with then, at any time thereafter before the payment required by the notice has been made, any Shares in respect of which the notice has been given may be forfeited by a resolution of the Directors to that effect. The forfeiture shall include all dividends or other monies payable in respect of the forfeited Shares and not paid before forfeiture. The Directors may accept a surrender of any Share liable to be forfeited hereunder.

54.	On the trial or hearing of any action for the recovery of any money due for any call it shall be sufficient to prove that the name of the Member sued is entered in the Register as the holder,

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or one of the holders, of the Shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the Member sued, in pursuance of these Articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

55.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal such a Share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the Share to that person. The Company may receive the consideration, if any, given for the Share on any sale or disposition thereof and may execute a transfer of the Share in favour of the person to whom the Share is sold or disposed of and thereupon she shall be registered as the holder of the Share and shall not be bound to see to the application of the purchase money, if any, nor shall her title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

56.	A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but nevertheless shall remain liable to pay to the Company all monies which, at the date of forfeiture, were payable by her to the Company in respect of the Shares, without any deduction or allowance for the value of the Shares at the time of forfeiture but her liability shall cease if and when the Company shall have received payment in full of all such monies in respect of the Shares.

57.	A statutory declaration or affidavit that the declarant is a Director or the Secretary of the Company, and that a Share in the Company has been duly forfeited on the date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the Share.

58.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the nominal value of the Share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

59.	The Directors may accept the surrender of any Share which the Directors have resolved to have been forfeited upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered Share shall be treated as if it has been forfeited.

NON-RECOGNITION OF TRUSTS

60.	The Company shall not be obligated to recognise any person as holding any Share upon any trust (except as is otherwise provided in these Articles or to the extent required by law) and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any Share, or any interest in any fractional part of a Share, or (except only as is otherwise provided by these Articles or the Companies Acts) any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder. This shall not preclude the Company from requiring the Members or a transferee of Shares to furnish to the Company with information as to the beneficial ownership of any Share when such information is reasonably required by the Company.

TRANSMISSION OF SHARES

61.

In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where she was a sole holder, shall be the only persons recognised by the Company as having any title to her interest in the

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Shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any Shares which had been held by her solely or jointly with other persons.

62.	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Board and subject as hereinafter provided, elect either to be registered herself as holder of the Share or to make such transfer of the Share to such other person nominated by her and to have such person registered as the transferee thereof, but the Board shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before her death or bankruptcy as the case may be.

63.	If the person so becoming entitled shall elect to be registered herself as holder, she shall deliver or send to the Company a notice in writing signed by her stating that she so elects.

64.	Subject to Article 65, a person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which she would be entitled if she were the registered holder of the Share, except that she shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by Membership in relation to meetings of the Company provided however that the Board may at any time give notice requiring any such person to elect either to be registered herself or to transfer the Share and if the notice is not complied with within ninety days the Board may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

65.	The Board may at any time give notice requiring a person entitled by transmission to a Share to elect either to be registered herself or to transfer the Share and if the notice is not complied with within 60 days the Board may withhold payment of all dividends and other monies payable in respect of the Share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION;

CHANGE OF LOCATION OF REGISTERED OFFICE; AND ALTERATION OF CAPITAL

66.	The Company may by Ordinary Resolution:

66.1	divide its share capital into several classes and attach to them respectively any preferential, deferred, qualified or special rights, privileges or conditions;

66.2	increase the authorised share capital by such sum to be divided into Shares of such nominal value, as such Ordinary Resolution shall prescribe;

66.3	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

66.4	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller nominal value than is fixed by the Memorandum subject to section 68(1)(d) of the 1963 Act, so, however, that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in the case of the Share from which the reduced Share is derived;

66.5	cancel any Shares that at the date of the passing of the relevant Ordinary Resolution have not been taken or agreed to be taken by any person; and

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66.6	subject to applicable law, change the currency denomination of its share capital.

67.	Subject to the provisions of the Companies Acts, the Company may:

67.1	by Special Resolution change its name, alter or add to the Memorandum with respect to any objects, powers or other matters specified therein or alter or add to these Articles;

67.2	by Special Resolution reduce its issued share capital and any capital redemption reserve fund or any share premium account. In relation to such reductions, the Company may by Special Resolution determine the terms upon which the reduction is to be effected, including in the case of a reduction of part only of any class of Shares, those Shares to be affected; and

67.3	by resolution of the Directors change the location of its registered office.

68.	Whenever as a result of an alteration or reorganisation of the share capital of the Company any Members would become entitled to fractions of a Share, the Directors may, on behalf of those Members, sell the Shares representing the fractions for the best price reasonably obtainable to any person and distribute the proceeds of sale in due proportion among those Members, and the Directors may authorise any person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall her title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

69.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Board may provide, subject to the requirements of section 121 of the 1963 Act, that the Register of Members shall be closed for transfers at such times and for such periods, not exceeding in the whole 30 days in each year. If the Register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such Register of Members shall be so closed for at least five (5) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

70.	In lieu of, or apart from, closing the Register of Members, the Board may fix in advance a date as the record date (a) for any such determination of Members entitled to notice of or to vote at a meeting of the Members, which record date shall not be more than ninety (90) days nor less than ten (10) days before the date of such meeting, and (b) for the purpose of determining the Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, which record date shall not be more than ninety (90) days prior to the date of payment of such dividend or the taking of any action to which such determination of Members is relevant. The record date shall not precede the date upon which the resolution fixing the record date is adopted by the Directors.

71.	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date immediately preceding the date on which notice of the meeting is deemed given under these Articles or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in these Articles, such determination shall apply to any adjournment thereof; provided, however, that the Directors may fix a new record date of the adjourned meeting, if they think fit.

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GENERAL MEETINGS

72.	The Board shall convene and the Company shall hold annual general meetings in accordance with the requirements of the Companies Acts.

73.	The Board may, whenever it thinks fit, and shall, on the requisition in writing of Members holding such number of Shares as is prescribed by, and made in accordance with, section 132 of the 1963 Act, convene a general meeting in the manner required by the Companies Acts. All general meetings other than annual general meetings shall be called extraordinary general meetings.

74.	The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notices calling it. Not more than fifteen months shall elapse between the date of one annual general meeting of the Company and that of the next. Subject to section 140 of the 1963 Act, all general meetings may be held outside of Ireland.

75.	Each general meeting shall be held at such time and place as specified in the notice of meeting.

76.	The Board may, in its absolute discretion, authorise the Secretary to postpone any general meeting called in accordance with the provisions of these articles (other than a meeting requisitioned under Article 73 of these Articles or the postponement of which would be contrary to the Companies Acts, law or a court order pursuant to the Companies Acts) if the Board considers that, for any reason, it is impractical or unreasonable to hold the general meeting, provided that notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with the provisions of these articles.

NOTICE OF GENERAL MEETINGS

77.	Subject to the provisions of the Companies Acts allowing a general meeting to be called by shorter notice, an annual general meeting, and an extraordinary general meeting called for the passing of a Special Resolution, shall be called by at least twenty-one (21) clear days’ notice and all other extraordinary general meetings shall be called by at least fourteen (14) clear days’ notice. Such notice shall state the date, time and place of the meeting and, in the case of an extraordinary general meeting, the general nature of the business to be considered. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify such other details as are required by applicable law or the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange.

78.	A general meeting of the Company shall, whether or not the notice specified in this article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if applicable law so permits and it is so agreed by the Auditors and by all the Members entitled to attend and vote thereat or by their proxies.

79.	The notice convening an annual general meeting shall specify the meeting as such, and the notice convening a meeting to pass a Special Resolution shall specify the intention to propose the resolution as a Special Resolution. Notice of every general meeting shall be given in any manner permitted by these Articles to all Members other than such as, under the provisions hereof or the terms of issue of the Shares they hold, those who are not entitled to receive such notice from the Company.

80.	There shall appear with reasonable prominence in every notice of general meetings of the Company a statement that a Member entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of her and that a proxy need not be a Member of the Company.

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81.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

82.	In cases where instruments of proxy are sent out with notices, the accidental omission to send such instrument of proxy to, or the non-receipt of such instrument of proxy by, any person entitled to receive notice shall not invalidate any resolution passed or any proceeding at any such meeting. A Member present, either in person or by proxy, at any general meeting of the Company or of the holders of any class of Shares in the Company, will be deemed to have received notice of that meeting and, where required, of the purpose for which it was called.

PROCEEDINGS AT GENERAL MEETINGS

83.	All business shall be deemed special that is transacted at an extraordinary general meeting, and also all that is transacted at an annual general meeting, with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the Directors and Auditors, the election of Directors, the re-appointment of the retiring Auditors and the fixing of the remuneration of the Auditors.

84.	No business shall be transacted at any general meeting unless a quorum is present. One or more Members present in person or by proxy holding not less than a majority of the issued and outstanding ordinary shares of the Company entitled to vote at the meeting in question shall be a quorum.

85.	If within one hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Board may determine and if at the adjourned meeting a quorum is not present within one hour from the time appointed for the meeting the Members present shall be a quorum.

86.	If the Board wishes to make this facility available to Members for a specific or all general meetings of the Company, a Member may participate in any general meeting of the Company, by means of a telephone, video, electronic or similar communication equipment by way of which all persons participating in such meeting can communicate with each other simultaneously and instantaneously and such participation shall be deemed to constitute presence in person at the meeting.

87.	Each Director and the Auditors shall be entitled to attend and speak at any general meeting of the Company.

88.	The Chairman, if any, of the Board shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if she shall not be present within one hour after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting or if all of the Directors present decline to take the chair, then the Members present shall choose one of their own number to be Chairman of the meeting.

89.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished, or which might have be transacted, at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

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90.

90.1	Subject to the Companies Acts, a resolution may only be put to a vote at a general meeting of the Company or of any class of Members if:

(a)	it is proposed by or at the direction of the Board; or

(b)	it is proposed at the direction of the Court; or

(c)	it is proposed on the requisition in writing of such number of Members as is prescribed by, and is made in accordance with, section 132 of the 1963 Act;

(d)	it is proposed pursuant to, and in accordance with the procedures and requirements of, Articles 98 or 99; or

(e)	the Chairman of the meeting in her absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting.

90.2	No amendment may be made to a resolution, at or before the time when it is put to a vote, unless the Chairman of the meeting in her absolute discretion decides that the amendment or the amended resolution may properly be put to a vote at that meeting.

90.3	If the Chairman of the meeting rules a resolution or an amendment to a resolution admissible or out of order (as the case may be), the proceedings of the meeting or on the resolution in question shall not be invalidated by any error in her ruling. Any ruling by the Chairman of the meeting in relation to a resolution or an amendment to a resolution shall be final and conclusive.

91.	Except where a greater majority is required by the Companies Acts or these Articles, any question proposed for a decision of the Members at any general meeting of the Company or a decision of any class of Members at a separate meeting of any class of Shares shall be decided by an Ordinary Resolution.

92.	At any general meeting a resolution put to the vote of the meeting shall be decided on a poll. The Board or the Chairman may determine the manner in which the poll is to be taken and the manner in which the votes are to be counted.

93.	A poll demanded on the election of the Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time, not being more than ten days from the date of the meeting or adjourned meeting at which the vote was taken, as the Chairman of the meeting directs, and any business other than that on which a poll has been demanded may be proceeded with pending the taking of the poll.

94.	No notice need be given of a poll not taken immediately. The result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded. On a poll a Member entitled to more than one vote need not use all her votes or cast all the votes she uses in the same way.

95.	If authorised by the Board, any vote taken by written ballot may be satisfied by a ballot submitted by electronic or telephonic transmission, provided that any such electronic or telephonic submission must either set forth or be submitted with information from which it can be determined that the electronic submission has been authorised by the Member or proxy.

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96.	The Board may, and at any general meeting, the chairman of such meeting may make such arrangement and impose any requirement or restriction it or she considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting, the chairman of such meeting are entitled to refuse entry to a person who refuses to comply with such arrangements, requirements or restrictions.

97.	Subject to section 141 of the 1963 Act, a resolution in writing signed by all of the Members for the time being entitled to attend and vote on such resolution at a general meeting (or being bodies corporate by their duly authorised representatives) shall be as valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company duly convened and held, and may consist of several documents in like form each signed by one or more persons, and if described as a special resolution shall be deemed to be a special resolution within the meaning of the 1963 Act. Any such resolution shall be served on the Company.

ADVANCE NOTICE OF MEMBER BUSINESS AND NOMINATIONS OF DIRECTORS

98.	Nominations of persons for election to the Board (other than Directors to be nominated by any series of preferred shares, voting separately as a class) and the proposal of other business to be considered by the Members at a general meeting may only be made (a) pursuant to the Company’s notice of meeting pursuant to Article 72 at the recommendation of the Board, (b) by or at the direction of the Board or any authorised committee thereof or (c) by any Member who (i) complies with the notice procedures set forth in Articles 99 or 100, as applicable, (ii) was a Member at the time such notice is delivered to the Secretary and on the record date for the determination of Members entitled to vote at such general meeting and (iii) is present at the relevant general meeting, either in person or by proxy, to present her nomination or proposal of other business, provided, however, that Members shall only be entitled to nominate persons for election to the Board at annual general meetings or at general meetings called specifically for the purpose of electing Directors. For the avoidance of doubt, clause (c) above shall be the exclusive means for a Member to make nominations and submit other business before an annual general meeting or other general meeting.

99.	For nominations of persons for election to the Board (other than Directors to be nominated by any series of preferred shares, voting separately as a class) or other business to be properly brought before an annual general meeting by a Member, such Member must have given timely notice thereof in writing to the Secretary. To be timely, a Member’s notice shall be delivered to the Secretary at the registered office of the Company, or such other address as the Secretary may designate, not less than 90 days nor more than 150 days prior to the first anniversary of the date the Company’s proxy statement was first released to Members in connection with the prior year’s annual general meeting; provided, however, that in the event the date of the annual general meeting is changed by more than 30 days from the first anniversary date of the prior year’s annual general meeting, notice by the Member to be timely must be so delivered not earlier than the 150th day prior to such annual general meeting and not later than the later of the 90th day prior to such annual general meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. To be in proper form, such Member’s notice shall set forth:

99.1	as to each person whom the Member proposes to nominate for election or re-election as a Director:

(a)	the name, age, business address and residence address of such nominee;

(b)	the principal occupation or employment of such nominee;

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(c)	the class and number of Shares which are owned of record and beneficially by such nominee;

(d)	the date or dates on which such Shares were acquired and the investment intent of such acquisition;

(e)	completed and signed questionnaire, representation and agreement required by Article 99.4;

(f)	such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required pursuant to Regulation 14A under the Exchange Act and the rules and regulations promulgated thereunder (including such proposed nominee’s written consent to being named as a nominee and to serving as a director if elected); and

(g)	the information required by Article 99.3,

and the Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable Member’s understanding of the independence, or lack thereof, of such proposed nominee, and the impact that such service would have on the ability of the Company to satisfy the requirements of laws, rules, regulations and listing standards applicable to the Company or its Directors;

99.2	as to any other business that the Member proposes to bring before the meeting:

(a)	a brief description of the business desired to be brought before the meeting;

(b)	the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend these Articles, the text of the proposed amendment);

(c)	the reasons for conducting such business at the meeting;

(d)	any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of Shares, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and

(e)	the information required by Article 99.3;

99.3	as to the Member giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”):

(a)	the name and address of each Proponent (including, if applicable, the name and address that appear in the Register of Members);

(b)	the class or series and number of Shares that are owned beneficially and of record by each Proponent;

(c)	a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to the nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing;

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(d)	a representation that the Proponents are holders of record or beneficial owners, as the case may be, of Shares entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(e)	a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of the Company’s voting Shares to elect such nominee or nominees or to carry such proposal;

(f)	to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and

(g)	a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of any such Derivative Transaction and the class, series and number of securities involved in, and the material economic terms of, any such Derivative Transaction.

For purposes of this Article 99, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(h)	the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company;

(i)	which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company;

(j)	the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or

(k)	which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position (for purposes hereof, a person or entity shall be deemed to have a short position in a security of the Company if such person or entity, directly or indirectly, through any contract, arrangement, relationship, understanding or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of such security), profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the Company held, directly or indirectly, by any general or limited partnership, or any limited liability company, of which such Proponent is a general partner or managing member or, directly or indirectly, beneficially owns an interest in such general partner or managing member.

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99.4	To be eligible to be a nominee for election as a director of the Company, such nominee or a person on his or her behalf must deliver (in the case of a nomination under clause (c) of Article 98, in accordance with the time periods prescribed for delivery of notice under this Article 99) to the Secretary at the registered office a written questionnaire with respect to the background and qualification of such nominee (and in the case of a nomination under clause (c) of Article 98, the background of any other person or entity on whose behalf the nomination is being made), which questionnaire shall be provided by the Secretary promptly upon written request, and a written representation and agreement, in the form provided by the Secretary promptly upon written request, that such person (A) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company in the questionnaire or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law; (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Company that has not been disclosed therein; and (C) except as otherwise disclosed in the questionnaire, would be in compliance, if elected as a director of the Company, and will comply with, all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

99.5	A stockholder providing the written notice required by this Article 99 shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (A) the record date for the meeting and (B) as of the date that is five (5) business days prior to the date of the meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to the date to which such meeting is adjourned or postponed (or such lesser number of days prior to the date of such adjourned or postponed meeting as is reasonably practicable under the circumstances). In the case of an update and supplement pursuant to clause (A) of this Article 99.5, such update and supplement shall be received by the Secretary at the principal executive offices of the Company not later than five (5) business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (B) of this Article 99.5, such update and supplement shall be delivered to, or mailed and received by, the Secretary at the registered office not later than two (2) business days prior to the date of the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to the date to which such meeting is adjourned or postponed (or such lesser number of days prior to the date of such adjourned or postponed meeting as is reasonably practicable under the circumstances).

100.	For nominations of persons for election to the Board (other than directors to be nominated by any series of preferred shares, voting separately as a class) or other business to be properly brought before a general meeting other than an annual general meeting by a Member, such Member must have given timely notice thereof in writing to the Secretary. To be timely, a Member’s notice shall be delivered to the Secretary at the registered office of the Company or such other address as the Secretary may designate, not earlier than the 150th day prior to such general meeting and not later of the 90th day prior to such general meeting or the 10th day following the day on which public announcement is first made of the date of the general meeting. Such Member’s notice shall set forth the same information as is required by Article 99.

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101.	Unless otherwise provided by the terms of any series of preferred shares or any agreement among Members or other agreement approved by the Board, only persons who are nominated in accordance with the procedures set forth in Articles 99 and 100 shall be eligible to serve as Directors of the Company. If the Chairman of a general meeting determines that a proposed nomination was not made in compliance with Articles 99 and 100, she shall declare to the meeting that nomination is defective and such defective nomination shall be disregarded. Notwithstanding the foregoing provisions of these Articles, if the Member (or a qualified representative of the Member) does not appear at the general meeting to present her nomination, such nomination shall be disregarded.

VOTES OF MEMBERS

102.	Subject to any rights or restrictions for the time being attached to any class or classes of Shares, every Member of record present in person or by proxy shall have one vote for each Share registered in her name in the Register of Members.

103.	In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

104.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by her committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

105.	No Member shall be entitled to vote at any general meeting unless she is registered as a Member on the record date for such meeting.

106.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

107.	Votes may be given either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting and may appoint a proxy to vote both in favour of and against the same resolution in such proportion as specified in the instrument appointing the proxy.

PROXIES AND CORPORATE REPRESENTATIVES

108.

108.1	Every Member entitled to attend and vote at a general meeting may appoint a proxy to attend, speak and vote on her behalf and may appoint more than one proxy to attend, speak and vote a the same meeting. The appointment of a proxy or corporate representative shall be in such form and may be accepted by the Company at such place and at such time as the Board or the Secretary shall from time to time determine, subject to applicable requirements of the United States Securities and Exchange Commission and the Exchange on which the Shares are listed. No such instrument appointing a proxy or corporate representative shall be voted or acted upon after 2 years from its date.

108.2

Without limiting the foregoing, the Directors may from time to time permit appointments of a proxy to be made by means of an electronic or internet communication or facility and may in a similar manner permit supplements to, or

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amendments or revocations of, any such electronic or internet communication or facility to be made. The Directors may in addition prescribe the method of determining the time at which any such electronic or internet communication or facility is to be treated as received by the Company. The Directors may treat any such electronic or internet communication or facility which purports to be or is expressed to be sent on behalf of a Member as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that Member.

109.	Any body corporate which is a Member of the Company may authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the body corporate which she represents as that body corporate could exercise if it were an individual Member of the Company. The Company may require evidence from the body corporate of the due authorisation of such person to act as the representative of the relevant body corporate.

110.	An appointment of proxy relating to more than one meeting (including any adjournment thereof) having once been received by the Company for the purposes of any meeting shall not require to be delivered, deposited or received again by the Company for the purposes of any subsequent meeting to which it relates.

111.	Receipt by the Company of an appointment of proxy in respect of a meeting shall not preclude a Member from attending and voting at the meeting or at any adjournment thereof which attendance and voting will automatically cancel any proxy previously submitted.

112.	An appointment proxy shall be valid, unless the contrary is stated therein, as well for any adjournment of the meeting as for the meeting to which it relates.

113.

113.1	A vote given in accordance with the terms of an appointment of proxy or a resolution authorising a representative to act on behalf of a body corporate shall be valid notwithstanding the death or insanity of the principal, or the revocation of the appointment of proxy or of the authority under which the proxy was appointed or of the resolution authorising the representative to act or transfer of the Share in respect of which the proxy was appointed or the authorisation of the representative to act was given, provided that no direction in writing (whether in electronic form or otherwise) of such death, insanity, revocation or transfer shall have been received by the Company at the Office, at least one hour before the commencement of the meeting or adjourned meeting at which the appointment of proxy is used or at which the representative acts; PROVIDED, HOWEVER, that where such direction is given in electronic form it shall have been received by the Company at least 24 hours (or such lesser time as the Directors may specify) before the commencement of the meeting.

113.2	The Directors may send, at the expense of the Company, by post, electronic mail or otherwise, to the Members forms for the appointment of a proxy (with or without stamped envelopes for their return) for use at any general meeting or at any class meeting, either in blank or nominating any one or more of the Directors or any other persons in the alternative.

DIRECTORS

114.	Subject to the Companies Acts, the Board may determine the size of the Board from time to time at its absolute discretion.

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115.	The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Board from time to time, or a combination partly of one such method and partly the other.

116.	The Board may approve additional remuneration to any Director undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to her remuneration as a Director.

DIRECTORS’ INTERESTS

117.	A Director who is in any way, whether directly or indirectly, interested in a contract, transaction or arrangement or proposed contract, transaction or arrangement with the Company shall, in accordance with section 194 of the 1963 Act, declare the nature of her interest at the first opportunity either (a) at a meeting of the Board at which the question of entering into the contract, transaction or arrangement is first taken into consideration, if the Director or officer of the Company knows this interest then exists, or in any other case, at the first meeting of the Board after learning that she is or has become so interested or (b) by providing a general notice to the Directors declaring that she is a director or an officer of, or has an interest in, a person and is to be regarded as interested in any transaction or arrangement made with that person, and after giving such general notice it shall not be necessary to give special notice relating to any particular transaction.

118.	A Director may hold any other office or place of profit under the Company (other than the office of its Auditors) in conjunction with her office of Director for such period and on such terms as to remuneration and otherwise as the Board may determine.

119.	A Director may act by herself or her firm in a professional capacity for the Company (other than as its Auditors) and she or her firm shall be entitled to remuneration for professional services as if she were not a Director.

120.	A Director may be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or Member of any other company or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by her as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or Member of such other company; provided that she has declared the nature of her position with, or interest in, such company to the Board in accordance with Article 117.

121.	No person shall be disqualified from the office of Director or from being an officer of the Company or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or officer of the Company shall be in any way interested be or be liable to be avoided, nor shall any Director or officer of the Company so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director or officer of the Company holding office or of the fiduciary relation thereby established; provided that:

121.1	he has declared the nature of her interest in such contract or transaction to the Board in accordance with Article 117; and

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121.2	the contract or transaction is approved by a majority of the disinterested Directors, notwithstanding the fact that the disinterested Directors may represent less than a quorum.

122.	A Director may be counted in determining the presence of a quorum at a meeting of the Board which authorises or approves the contract, transaction or arrangement in which she is interested and she shall be at liberty to vote in respect of any contract, transaction or arrangement in which she is interested, provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by her in accordance with Article 117, at or prior to its consideration and any vote thereon.

123.	For the purposes of Article 117:

123.1	a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified;

123.2	an interest of which a Director has no knowledge and of which it is unreasonable to expect her to have knowledge shall not be treated as an interest of her; and

123.3	a copy of every declaration made and notice given under Article 117 shall be entered within three days after the making or giving thereof in a book kept for this purpose. Such book shall be open for inspection without charge by any Director, Secretary, the Auditors or Member of the Company at the Registered Office and shall be produced at every general meeting of the Company and at any meeting of the Directors if any Director so requests in sufficient time to enable the book to be available at the meeting.

POWERS AND DUTIES OF DIRECTORS

124.	The business of the Company shall be managed by the Directors, who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Companies Acts or by these Articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any of these Articles and to the provisions of the Companies Acts. No resolution made by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been made.

125.	The Board shall have the power to appoint and remove executives in such terms as the Board sees fit and to give such titles and responsibilities to those executives as it sees fit.

126.	The Company may exercise the powers conferred by Section 41 of the 1963 Act with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

127.	Subject as otherwise provided with these Articles, the Directors may exercise the voting powers conferred by shares of any other company held or owned by the Company in such manner in all respects as they think fit and in particular they may exercise their voting powers in favour of any resolution appointing the Directors or any of them as directors or officers of such other company or providing for the payment of remuneration or pensions to the directors or officers of such other company.

128.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by such person or persons and in such manner as the Directors shall from time to time by resolution determine.

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129.	The Directors may from time to time authorise such person or persons as they see fit to perform all acts, including without prejudice to the foregoing, to effect a transfer of any shares, bonds, or other evidences of indebtedness or obligations, subscription rights, warrants, and other securities in another body corporate in which the Company holds an interest and to issue the necessary powers of attorney for the same; and each such person is authorised on behalf of the Company to vote such securities, to appoint proxies with respect thereto, and to execute consents, waivers and releases with respect thereto, or to cause any such action to be taken.

130.	The Board may exercise all powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds or such other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

131.	The Directors may procure the establishment and maintenance of or participate in, or contribute to any non-contributory or contributory pension or superannuation fund, scheme or arrangement or life assurance scheme or arrangement for the benefit of, and pay, provide for or procure the grant of donations, gratuities, pensions, allowances, benefits or emoluments to any persons (including Directors or other officers) who are or shall have been at any time in the employment or service of the Company or of any company which is or was a subsidiary of the Company or of the predecessor in business of the Company or any such subsidiary or holding Company and the wives, widows, families, relatives or dependants of any such persons. The Directors may also procure the establishment and subsidy of or subscription to and support of any institutions, associations, clubs, funds or trusts calculated to be for the benefit of any such persons as aforesaid or otherwise to advance the interests and well being of the Company or of any such other company as aforesaid or its Members, and payments for or towards the issuance of any such persons as aforesaid and subscriptions or guarantees of money for charitable or benevolent objects or for any exhibition or for any public, general or useful object. Provided that any Director shall be entitled to retain any benefit received by her under this article, subject only, where the Companies Acts require, to disclosure to the Members and the approval of the Company in general meeting.

132.	The Board may from time to time provide for the management of the affairs of the Company in such manner as it shall think fit and the specific delegation provisions contained in the articles shall not limit the general powers conferred by these articles.

MINUTES

133.	The Board shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Board, all resolutions and proceedings at meetings of the Company or the holders of any class of Shares, of the Directors and of committees of Directors, including the names of the Directors present at each meeting.

DELEGATION OF THE BOARD’S POWERS

134.	The Board may delegate any of its powers (with power to sub-delegate) to any committee consisting of one or more Directors. The Board may also delegate to any Director such of its powers as it considers desirable to be exercised by her. Any such delegation may be made subject to any conditions the Board may impose, and either collaterally with or to the exclusion of its own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of the Board shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

135.	The Board may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Board may determine, provided that the delegation is not to the exclusion of its own powers and may be revoked by the Board at any time.

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136.	The Board may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Board may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in her.

EXECUTIVE OFFICERS

137.	The Company shall have a chairman, who shall be a Director and shall be elected by the Board. In addition to the chairman, the Directors and the Secretary, the Company may have such officers as the Board may from time to time determine.

PROCEEDINGS OF DIRECTORS

138.	Except as otherwise provided by these Articles, the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings and procedures as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors present at a meeting at which there is a quorum. Each Director shall have one vote.

139.	Regular meetings of the Board may be held at such times and places as may be provided for in resolutions adopted by the Board. No additional notice of a regularly scheduled meeting of the Board shall be required.

140.	The chairman, the chief executive officer of the Company or the majority of the Board may, and the Secretary on the requisition of any such person(s) shall, at any time summon a meeting of the Directors by at least 24 hours’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held and provided further if notice is given in person, by telephone, cable, telex, telecopy or email the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The accidental omission to give notice of a meeting of the Directors to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

141.	The quorum necessary for the transaction of the business of the Board may be fixed by the Board and unless so fixed shall be a majority of the Directors in office.

142.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

143.	The Directors may elect a Chairman of their Board and determine the period for which she is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be a Chairman of the meeting.

144.	All acts done by any meeting of the Directors or of a committee of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director.

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145.	Members of the Board or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the Chairman is at the start of the meeting.

146.	A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

RESIGNATION AND DISQUALIFICATION OF DIRECTORS

147.	The office of a Director shall be vacated:

147.1	if she resigns her office, on the date on which notice of her resignation is delivered to the Registered Office or tendered at a meeting of the Board or on such later date as may be specified in such notice; or

147.2	on her being prohibited by law from being a Director; or

147.3	on her ceasing to be a Director by virtue of any provision of the Companies Acts.

148.	The Company may, by Ordinary Resolution, of which extended notice has been given in accordance with section 142 of the 1963 Act, remove any Director before the expiration of her period of office notwithstanding anything in these articles or in any agreement between the Company and such Director. Such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between her and the Company.

APPOINTMENT OF DIRECTORS

149.

The Directors shall be divided into three classes, designated Class I, Class II and Class III. The initial division of the Board into classes shall be made by the decision of the affirmative vote of a majority of the Directors in office and each class need not be of equal size or number. The term of the initial Class I directors shall terminate on the date of the 2015 annual general meeting; the term of the initial Class II directors shall terminate on the date of the 2016 annual general meeting; and the term of the initial Class III directors shall terminate on the date of the 2017 annual general meeting. At each annual general meeting of Members beginning in 2015, successors to the class of directors whose term expires at that annual general meeting shall be elected for a three-year term. Save as otherwise permitted in these Articles, Directors will be elected by way of Ordinary Resolution of the Company in general meeting. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible or as the Chairman of the Board may otherwise direct. In no case will a decrease in the number of Directors shorten the term of any incumbent Director. A Director shall hold office until the annual general meeting for the year in which her term expires and until her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board, including a vacancy that results from an increase in the number of directors or from the death, resignation, retirement, disqualification or removal of a Director, shall be deemed a casual vacancy. Subject to the terms of any one or more classes or series of preferred shares, any casual vacancy shall only be filled by decision of a majority of the Board then in office, provided that a quorum is present. Any Director of any class elected to fill a vacancy resulting from an increase in the number of Directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any Director elected to fill a vacancy not resulting from an

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increase in the number of Directors shall have the same remaining term as that of her predecessor. A Director retiring at a meeting shall retain office until the close or adjournment of the meeting.

150.	During any vacancy in the Board, the remaining Directors shall have full power to act as the Board. If, at any general meeting of the Company, the number of Directors is reduced below the minimum prescribed by the Board in accordance with Article 114 due to the failure of any persons nominated to be Directors to be elected, then in those circumstances, the nominee or nominees who receive the highest number of votes in favour of election shall be elected in order to maintain the prescribed minimum number of Directors and each such Director shall remain a Director (subject to the provisions of the Companies Acts and these articles) only until the conclusion of the next annual general meeting of the Company unless such Director is elected by the Members during such meeting.

151.	The Company may by Ordinary Resolution appoint any person to be a Director.

152.	Alternate Directors:

152.1	Any Director may appoint by writing under her hand any person (including another Director) to be her alternate provided always that no such appointment of a person other than a Director as an alternate shall be operative unless and until such appointment shall have been approved by resolution of the Directors.

152.2	An alternate Director shall be entitled, subject to her giving to the Company an address, to receive notices of all meetings of the Directors and of all meetings of committees of Directors of which her appointor is a member, to attend and vote at any such meeting at which the Director appointing her is not personally present and in the absence of her appointor to exercise all the powers, rights, duties and authorities of her appointor as a Director (other than the right to appoint an alternate hereunder).

152.3	Save as otherwise provided in these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for her own acts and defaults and she shall not be deemed to be the agent of the Director appointing her. The remuneration of any such alternate Director shall be payable out of the remuneration paid to the Director appointing her and shall consist of such portion of the last mentioned remuneration as shall be agreed between the alternate and the Director appointing her.

152.4	A Director may revoke at any time the appointment of any alternate appointed by her. If a Director shall die or cease to hold the office of Director the appointment of her alternate shall thereupon cease and determine but if a Director retires by rotation or otherwise but is reappointed or deemed to have been reappointed at the meeting at which she retires, any appointment of an alternate Director made by her which was in force immediately prior to her retirement shall continue after her re-appointment.

152.5	Any appointment or revocation pursuant to this Article 152 may be sent by delivery, post, cable, telegram, telex, telefax, electronic mail or any other means of communication approved by the Directors and may bear a printed or facsimile signature of the Director making such appointment or revocation or in any other manner approved by the Directors.

SECRETARY

153.	The Secretary shall be appointed by the Board at such remuneration (if any) and on such terms as it may think fit and any Secretary so appointed may be removed by the Board.

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154.	The duties of the Secretary shall be those prescribed by the Companies Acts, together with such other duties as shall from time to time be prescribed by the Board, and in any case, shall include the making and keeping of records of the votes, doings and proceedings of all meetings of the Members and the Board of the Company, and committees, and the authentication of records of the Company.

155.	A provision of the Companies Acts or these articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

SEAL

156.	The Company may, if the Board so determines, have a Seal (including any official seals kept pursuant to the Companies Acts) which shall only be used by the authority of the Board or of a committee of the Board authorised by the Board in that regard and every instrument to which the Seal has been affixed shall be signed by any person who shall be either a Director or the Secretary or Assistant Secretary or some other person authorised by the Board, either generally or specifically, for the purpose.

157.	The Company may have for use in any place or places outside Ireland, a duplicate Seal or Seals each of which shall be a duplicate of the Seal of the Company except, in the case of a Seal for use in sealing documents creating or evidencing securities issued by the Company, for the addition on its face of the word “Securities” and if the Board so determines, with the addition on its face of the name of every place where it is to be used.

DIVIDENDS, DISTRIBUTIONS AND RESERVES

158.	The Company in general meeting may declare dividends, but no dividends shall exceed the amount recommended by the Directors.

159.	Subject to the Companies Acts, the Board may from time to time declare dividends (including interim dividends) and distributions on Shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefore and in any currency chosen at its discretion.

160.	The Board may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company. The Directors may also, without placing the same to reserve, carry forward any profits which they may think it prudent not to divide.

161.	No dividend, interim dividend or distribution shall be paid otherwise than in accordance with the provisions of Part IV of the 1983 Act.

162.	Subject to the rights of persons, if any, entitled to Shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of Shares they shall be declared and paid according to the amounts paid or credited as paid on the Shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles.

163.	The Directors may deduct from any dividend payable to any Member all sums of money (if any) immediately payable by her to the Company in relation to the Shares of the Company.

164.

The Board or any general meeting declaring a dividend (upon the recommendation of the Board), may direct that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up Shares, debentures, or debenture

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stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Board may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Board.

165.	Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by cheque or warrant sent through the post, or sent by any electronic or other means of payment, directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant, electronic or other payment shall be made payable to the order of the person to whom it is sent and payment of the cheque or warrant shall be a good discharge to the Company. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders. Any such dividend or other distribution may also be paid by any other method (including payment in a currency other than US$, electronic funds transfer, direct debit, bank transfer or by means of a relevant system) which the Directors consider appropriate and any Member who elects for such method of payment shall be deemed to have accepted all of the risks inherent therein. The debiting of the Company’s account in respect of the relevant amount shall be evidence of good discharge of the Company’s obligations in respect of any payment made by any such methods.

166.	No dividend or distribution shall bear interest against the Company.

167.	If the Directors so resolve, any dividend which has remained unclaimed for six years from the date of its declaration shall be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend or other monies payable in respect of a Share into a separate account shall not constitute the Company a trustee in respect thereof.

CAPITALISATION

168.	Without prejudice to any powers conferred on the Directors as aforesaid, and subject to the Directors’ authority to issue and allot Shares under Article 6, the Directors may:

168.1	resolve to capitalise an amount standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution;

168.2	appropriate the sum resolved to be capitalised to the Members in proportion to the nominal amount of Shares held by them respectively and apply that sum on their behalf in or towards paying up in full unissued Shares or debentures of a nominal amount equal to that sum, and allot the Shares or debentures, credited as fully paid, to the Members (or as the Board of may direct) in those proportions, or partly in one way and partly in the other, but the share premium account, the capital redemption reserve and profits that are not available for distribution may, for the purposes of this Article 168, only be applied in paying up unissued Shares to be allotted to Members credited as fully paid;

168.3	make any arrangements it thinks fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Board may deal with the fractions as it thinks fit;

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168.4	authorise a person to enter (on behalf of all the Members concerned) into an agreement with the Company providing for the allotment to the Members respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation and any such agreement made under this authority being effective and binding on all those Members; and

168.5	generally do all acts and things required to give effect to the resolution.

ACCOUNTS

169.	The Directors shall cause to be kept proper books of account, whether in the form of documents, electronic form or otherwise, that:

169.1	correctly record and explain the transactions of the Company;

169.2	will at any time enable the financial position of the Company to be determined with reasonable accuracy;

169.3	will enable the Directors to ensure that any balance sheet, profit and loss account or income and expenditure account of the Company complies with the requirements of the Companies Acts;

169.4	will record all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company; and

169.5	will enable the accounts of the Company to be readily and properly audited.

170.	Books of account shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. The Company may send by post, electronic mail or any other means of electronic communication a summary financial statement to its Members or persons nominated by any Member. The Company may meet, but shall be under no obligation to meet, any request from any of its Members to be sent additional copies of its full report and accounts or summary financial statement or other communications with its Members.

171.	The books of account shall be kept at the registered office of the Company or, subject to the provisions of the Companies Acts, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

172.	Proper books shall not be deemed to be kept as required by Articles 169 to 171, if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

173.	In accordance with the provisions of the Companies Acts, the Board may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

174.	A copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report and Auditors’ report shall be sent by post, electronic mail or any other means of communication (electronic or otherwise), not less than twenty-one clear days before the date of the annual general meeting, to every person entitled under the provisions of the Companies Acts to receive them; provided that in the case of those documents sent by electronic mail or any other means of electronic communication, such documents shall be sent with the consent of the recipient, to the address of the recipient notified to the Company by the recipient for such purposes.

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AUDIT

175.	Auditors shall be appointed and their duties regulated in accordance with Sections 160 to 163 of the 1963 Act or any statutory amendment thereof, any other applicable law and such requirements not inconsistent with the Companies Acts as the Board may from time to time determine.

NOTICES

176.	Any notice to be given, served, sent or delivered pursuant to these articles shall be in writing (whether in electronic form or otherwise).

176.1	A notice or document to be given, served, sent or delivered in pursuance of these articles may be given to, served on or delivered to any Member by the Company:

(a)	by handing same to her or her authorised agent;

(b)	by leaving the same at her registered address;

(c)	by sending the same by the post in a pre-paid cover addressed to her at her registered address; or

(d)	by sending, with the consent of the Member to the extent required by law, the same by means of electronic mail or other means of electronic communication approved by the Directors, to the Address of the Member notified to the Company by the Member for such purpose (or if not so notified, then to the Address of the Member last known to the Company).

176.2	For the purposes of these Articles and the Companies Act, a document shall be deemed to have been sent to a Member if a notice is given, served, sent or delivered to the Member and the notice specifies the website or hotlink or other electronic link at or through which the Member may obtain a copy of the relevant document.

176.3	Where a notice or document is given, served or delivered pursuant to sub-paragraph 176.1(a) or 176.1(b) of this article, the giving, service or delivery thereof shall be deemed to have been effected at the time the same was handed to the Member or her authorised agent, or left at her registered address (as the case may be).

176.4	Where a notice or document is given, served or delivered pursuant to sub-paragraph 176.1(c) f this article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of twenty-four hours after the cover containing it was posted. In proving service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

176.5	Where a notice or document is given, served or delivered pursuant to sub-paragraph 176.1(d) o this article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of 48 hours after despatch.

176.6	Every legal personal representative, committee, receiver, curator bonis or other legal curator, assignee in bankruptcy, examiner or liquidator of a Member shall be bound by a notice given as aforesaid if sent to the last registered address of such Member, or, in the event of notice given or delivered pursuant to sub-paragraph 176.1(d), if sent to the address notified by the Company by the Member for such purpose notwithstanding that the Company may have notice of the death, lunacy, bankruptcy, liquidation or disability of such Member.

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176.7	Notwithstanding anything contained in this Article, the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction.

176.8	Any requirement in these Articles for the consent of a Member in regard to the receipt by such Member of electronic mail or other means of electronic communications approved by the Directors, including the receipt of the Company’s audited accounts and the directors’ and auditor’s reports thereon, shall be deemed to have been satisfied where the Company has written to the Member informing him/her of its intention to use electronic communications for such purposes and the Member has not, within four weeks of the issue of such notice, served an objection in writing on the Company to such proposal. Where a Member has given, or is deemed to have given, her/her consent to the receipt by such Member of electronic mail or other means of electronic communications approved by the Directors, she/he may revoke such consent at any time by requesting the Company to communicate with her/him in documented form; provided, however, that such revocation shall not take effect until five days after written notice of the revocation is received by the Company.

176.9	Without prejudice to the provisions of sub-paragraphs 176.1(a) and 176.1(b) of this article, if at any time by reason of the suspension or curtailment of postal services in any territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a public announcement (as defined below) and such notice shall be deemed to have been duly served on all Members entitled thereto at noon (New York time) on the day on which the said public announcement is made. In any such case the Company shall put a full copy of the notice of the general meeting on its website. A “public announcement” shall mean disclosure in a press release reported by a financial news service or in a document publicly filed by the Company with the U.S. Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

177.	Notice may be given by the Company to the joint Members of a Share by giving the notice to the joint Member whose name stands first in the Register in respect of the Share and notice so given shall be sufficient notice to all the joint Holders.

178.

178.1	Every person who becomes entitled to a Share shall before her name is entered in the Register in respect of the Share, be bound by any notice in respect of that Share which has been duly given to a person from whom she derives her title.

178.2	A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these articles for the giving of notice to a Member, addressed to them at the address, if any, supplied by them for that purpose. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

179.	The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

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180.	A Member present, either in person or by proxy, at any meeting of the Company or the Holders of any class of Shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

UNTRACED HOLDERS

181.

181.1	The Company shall be entitled to sell at the best price reasonably obtainable any Share or stock of a Member or any Share or stock to which a person is entitled by transmission if and provided that:

(a)	for a period of six years (not less than three dividends having been declared and paid) no cheque or warrant sent by the Company through the post in a prepaid letter addressed to the Member or to the person entitled by transmission to the Share or stock at her address on the Register or other the last known address given by the Member or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the Member or the person entitled by transmission; and

(b)	at the expiration of the said period of six years the Company has given notice by advertisement in a leading Dublin newspaper and a newspaper circulating in the area in which the address referred to in paragraph (a) of this article is located of its intention to sell such Share or stock; and

(c)	the Company has not during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale received any communication from the Member or person entitled by transmission.

182.	To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such Share or stock and such instrument of transfer shall be as effective as if it had been executed by the Member or person entitled by transmission to such Share or stock. The Company shall account to the Member or other person entitled to such Share or stock for the net proceeds of such sale by carrying all monies in respect thereof to a separate account which shall be a permanent debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such Member or other person. Monies carried to such separate account may either be employed in the business of the Company or invested in such investments (other than shares of the Company or its holding company if any) as the Directors may from time to time think fit.

DESTRUCTION OF DOCUMENTS

183.	The Company may destroy:

183.1	any dividend mandate or any variation or cancellation thereof or any notification of change of name or address, at any time after the expiry of two years from the date such mandate variation, cancellation or notification was recorded by the Company;

183.2	any instrument of transfer of Shares which has been registered, at any time after the expiry of six years from the date of registration; and

183.3	any other document on the basis of which any entry in the Register was made, at any time after the expiry of six years from the date an entry in the Register was first made in respect of it;

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183.4	and it shall be presumed conclusively in favour of the Company that every share certificate (if any) so destroyed was a valid certificate duly and properly sealed and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company provided always that:

(a)	the foregoing provisions of this article shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim;

(b)	nothing contained in this article shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (a) above are not fulfilled; and

(c)	references in this article to the destruction of any document include references to its disposal in any manner.

WINDING UP

184.	If the Company shall be wound up and the assets available for distribution among the Members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the Shares held by them respectively. And if in a winding up the assets available for distribution among the Members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the Members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said Shares held by them respectively. Provided that this article shall not affect the rights of the Members holding Shares issued upon special terms and conditions.

184.1	In case of a sale by the liquidator under Section 260 of the 1963 Act, the liquidator may by the contract of sale agree so as to bind all the Members for the allotment to the Members directly of the proceeds of sale in proportion to their respective interests in the Company and may further by the contract limit a time at the expiration of which obligations or Shares not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting Members conferred by the said Section.

184.2	The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another company, either then already constituted or about to be constituted for the purpose of carrying out the sale.

185.	If the Company is wound up, the liquidator, with the sanction of a Special Resolution and any other sanction required by the Companies Acts, may divide among the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not), and, for such purpose, may value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, she determines, but so that no Member shall be compelled to accept any assets upon which there is a liability.

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INDEMNITY

186.

186.1	Subject to the provisions of and so far as may be admitted by the Companies Acts, every Director and Secretary shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of her duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgement is given in her favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on her part) or in which she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

186.2	As far as permissible under the Companies Acts, the Company shall indemnify any current or former executive of the Company (excluding any Directors or Secretary) or any person who is serving or has served at the request of the Company as a director, executive or trustee of another company, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, to which she or he was, is, or is threatened to be made a party by reason of the fact that she or he is or was such a director, executive or trustee, provided always that the indemnity contained in this Article 186.2 shall not extend to any matter which would render it void pursuant to the Companies Acts.

186.3	In the case of any threatened, pending or completed action, suit or proceeding by or in the right of the Company, the Company shall indemnify each person indicated in Article 186.2 of this article against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of her or her duty to the Company unless and only to the extent that the Court or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

186.4	As far as permissible under the Companies Acts, expenses, including attorneys’ fees, incurred in defending any action, suit or proceeding referred to in Articles 186.2 and 186.3 of this article may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorised by the Board in the specific case upon receipt of an undertaking by or on behalf of the director, executive or trustee, or other indemnitee to repay such amount, unless it shall ultimately be determined that she or he is entitled to be indemnified by the Company as authorised by these articles.

186.5

It being the policy of the Company that indemnification of the persons specified in this article shall be made to the fullest extent permitted by law, the indemnification provided by this Article shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Memorandum, Articles, any agreement, any insurance purchased by the Company, any vote of Members or disinterested directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise,

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both as to action in her or his official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another company, joint venture, trust or other enterprise which she or he is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth with respect to a director, executive or trustee. As used in this Article 186.5, references to the “Company” include all constituent companies in a consolidation or merger in which the Company or a predecessor to the Company by consolidation or merger was involved. The indemnification provided by this article shall continue as to a person who has ceased to be a director, executive or trustee and shall inure to the benefit of the heirs, executors, and administrators of such a person.

186.6	The Directors shall have power to purchase and maintain for any Director, the Secretary or other officers or employees of the Company insurance against any such liability as referred to in Section 200 of the 1963 Act.

186.7	The Company may additionally indemnify any employee or agent of the Company or any director, executive, employee or agent of any of its subsidiaries to the fullest extent permitted by law.

FINANCIAL YEAR

187.	The financial year of the Company shall be as prescribed by the Board from time to time.

SHAREHOLDER RIGHTS PLAN

188.	The Board is hereby expressly authorised to adopt any shareholder rights plan, upon such terms and conditions as the Board deems expedient and in the best interests of the Company, subject to applicable law.

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